Exhibit 10.1

LOAN AGREEMENT

Dated as of June 8, 2007

by and between

BEHRINGER HARVARD SANTA CLARA LP

as Borrower

and

CITIGROUP GLOBAL MARKETS REALTY CORP.

as Lender

i

4.11	Compliance	44
4.12	Contracts	45
4.13	Federal Reserve Regulations; Investment Company Act	45
4.14	Easements; Utilities and Public Access	45
4.15	Physical Condition	45
4.16	Leases	46
4.17	Fraudulent Transfer	46
4.18	Ownership of Borrower	47
4.19	Purchase Options	47
4.20	Management Agreement	47
4.21	Hazardous Substances	47
4.22	Name; Principal Place of Business	48
4.23	Other Debt	48

5.	COVENANTS	48

5.1	Existence	48
5.2	Taxes and Other Charges	48
5.3	Access to Property	49
5.4	Repairs; Maintenance and Compliance; Alterations.	49
5.5	Performance of Other Agreements	50
5.6	Cooperate in Legal Proceedings	50
5.7	Further Assurances	50
5.8	Environmental Matters.	50
5.9	Title to the Property	53
5.10	Leases.	53
5.11	Estoppel Statement	55
5.12	Property Management.	55
5.13	Special Purpose Bankruptcy Remote Entity	56
5.14	Assumption in Non-Consolidation Opinion	57
5.15	Change In Business or Operation of Property	57
5.16	Debt Cancellation	57
5.17	Affiliate Transactions	57
5.18	Zoning	57
5.19	No Joint Assessment	57
5.20	Principal Place of Business	57
5.21	Change of Name, Identity or Structure	57
5.22	Indebtedness	58
5.23	Licenses	58
5.24	Compliance with Restrictive Covenants, Etc	58
5.25	ERISA.	58
5.26	Transfers.	59
5.27	Liens	59
5.28	Dissolution	60
5.29	Expenses	60
5.30	Indemnity	60
5.31	Intentionally Omitted.	61

5.32	Intentionally Omitted.	61
5.33	Patriot Act Compliance	61

6.	NOTICES AND REPORTING	62

6.1	Notices	62
6.2	Borrower Notices and Deliveries	63
6.3	Financial Reporting.	63

7.	INSURANCE; CASUALTY; AND CONDEMNATION	67

7.1	Insurance.	67
7.2	Casualty.	71
7.3	Condemnation.	72
7.4	Application of Proceeds or Award.	73

8.	DEFAULTS	74

8.1	Events of Default	74
8.2	Remedies.	76

9.	SPECIAL PROVISIONS	78

9.1	Sale of Notes and Securitization.	78
9.2	Securitization Indemnification.	80
9.3	Reallocation of Loan Amounts.	83
9.4	Intercreditor Agreement	83

10.	MISCELLANEOUS	84

10.1	Exculpation	84
10.2	Brokers and Financial Advisors	86
10.3	Retention of Servicer	86
10.4	Survival	86
10.5	Lender’s Discretion	86
10.6	Governing Law.	87
10.7	Modification, Waiver in Writing	88
10.8	Trial by Jury	88
10.9	Headings/Exhibits	88
10.10	Severability	88
10.11	Preferences	88
10.12	Waiver of Notice	89
10.13	Remedies of Borrower	89
10.14	Prior Agreements	89
10.15	Offsets, Counterclaims and Defenses	89
10.16	Publicity	90
10.17	No Usury	90
10.18	Conflict; Construction of Documents	90

10.19	No Third Party Beneficiaries	90
10.20	Spread Maintenance Premium	91
10.21	Assignment	91
10.22	Borrower’s Designee	91
10.23	Intentionally Omitted.	91
10.24	Set-Off	91
10.25	Counterparts	92

Schedule 1 -	TI and Free Rent
Schedule 2 -	Required Repairs
Schedule 3 -	Exceptions to Representations and Warranties
Schedule 4 -	Organization of Borrower
Schedule 5 -	Definition of Special Purpose Bankruptcy Remote Entity
Schedule 8 -	Rent Roll
Exhibit A -	Out-Parcel

LOAN AGREEMENT

LOAN AGREEMENT dated as of June 8, 2007 (as the same may be modified, supplemented, amended or otherwise changed, this “Agreement”) by and between BEHRINGER HARVARD SANTA CLARA LP, a Delaware limited partnership (“Borrower”) and CITIGROUP GLOBAL MARKETS REALTY CORP., a New York corporation (together with its successors and assigns, “Lender”).

1.                                      DEFINITIONS; PRINCIPLES OF CONSTRUCTION

1.1                               Specific Definitions.  The following terms have the meanings set forth below:

Acceptable Counterparty: any Counterparty to the Interest Rate Cap Agreement that has and shall maintain, until the expiration of the applicable Interest Rate Cap Agreement, a long-term unsecured debt rating of not less than “AA-” (or the equivalent) by the Rating Agencies and a short term unsecured debt rating of not less than “A-1+” (or the equivalent) by the Rating Agencies.

Additional Advance:  any advance made under the Note in accordance with the terms of Section 2.1.4 of this Agreement.

Adjusted Debt Service: with respect to any particular period of time, the payments of principal and interest that would be due on the outstanding principal balance of the Loan assuming a loan constant equal to the Market Constant Rate for such period.

Adjusted Mezzanine Debt Service:  the meaning ascribed to the term “Debt Service” in the Mezzanine Loan Agreement.

Adjusted Prime Rate: an interest rate per annum equal to the Prime Rate in effect from time to time plus the Prime Rate Spread per annum.

Affiliate:  as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or is a director or officer of such Person or of an Affiliate of such Person.

Affiliated Loans:  a loan made by Lender to a parent, subsidiary or such other entity affiliated with Borrower, any Guarantor and any other loan that is cross-collateralized with the Loan.

Approved Accountant:  a “Big Four” accounting firm or other independent certified public account acceptable to Lender.

Approved Bank: a bank, the long term unsecured debt obligations of which are rated at least “AA” by S&P and its successors, and the equivalent by Fitch and its successors and Moody’s and its successors (unless Lender approves in writing a financial institution other than a bank or a lower rating, in each case in Lender’s sole and absolute discretion).

Approved Leasing Expenses:  actual out-of-pocket expenses incurred by Borrower in leasing space at the Property pursuant to Leases entered into in accordance with the Loan Documents, including brokerage commissions (including those paid pursuant to the Management Agreement) and tenant improvements, which expenses (i) are (A) specifically approved by Lender in connection with approving the applicable Lease, (B) incurred in the ordinary course of business and on market terms and conditions in connection with Leases which do not require Lender’s approval under the Loan Documents, or (C) otherwise approved by Lender, which approval shall not be unreasonably withheld or delayed, and (ii) are substantiated by executed Lease documents and brokerage agreements.

Assignment of Interest Rate Cap: that certain Collateral Assignment of Interest Rate Cap Agreement made by Borrower to Lender dated as of the date hereof required by this Agreement as security for the Loan, consented to by the Counterparty, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

Behringer Harvard REIT:  Behringer Harvard REIT I, Inc., a Maryland corporation.

Behringer Harvard Operating Partnership:  Behringer Harvard Operating Partnership I LP, a Texas limited partnership.

Behringer Harvard Opportunity REIT:  Behringer Harvard Opportunity REIT I, Inc., a Maryland corporation.

BHR Partners:  BHR Partners, LLC, a Delaware limited liability company.

Borrower:  has the meaning set forth in the preamble to this Agreement.

Borrower’s Designee:  the Manager or such other Person as Borrower, with the consent of Lender (not to be unreasonably withheld), may from time to time designate as “Borrower’s Designee”; provided that there shall be only one Borrower’s Designee at any time.

Borrower GP:  Behringer Harvard Santa Clara GP, LLC, a Delaware limited liability company.

Building 800:  the improvements on the Property located at 800 Central Expressway, Santa Clara, California.

Business Day:  any day other than a Saturday, Sunday or any day on which commercial banks in New York, New York are authorized or required to close.

Capital Expenses:  expenses that are capital in nature or required under GAAP to be capitalized.

CBRE:  CBRE Real Estate Services Inc., a Delaware corporation.

Code:  the Internal Revenue Code of 1986, as amended and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

Collateral:  has the meaning set forth in the Mezzanine Loan Agreement.

Control:  with respect to any Person, either (i) ownership directly or indirectly of forty-nine percent (49%) or more of all equity interests in such Person or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, by contract or otherwise.

Counterparty:  any Person which is the issuer of the Interest Rate Cap Agreement.

Debt:  the unpaid Principal, all interest accrued and unpaid thereon, any Spread Maintenance Premium and all other sums due to Lender in respect of the Loan or under any Loan Document.

Debt Service:  with respect to any particular period, the scheduled interest payments due under the Note in such period.

Default:  the occurrence of any event under any Loan Document which, with the giving of notice or passage of time, or both, would be an Event of Default.

Default Rate:  a rate per annum equal to the lesser of (i) the maximum rate permitted by applicable law, or (ii) five percent (5%) above the Interest Rate (as applicable prior to the occurrence of an Event of Default), compounded monthly.

Deposit Bank:  JPMorgan Chase Bank, N.A., a national banking corporation, or such other bank or depository selected by Lender in its discretion.

Eligible Account:  a separate and identifiable account from all other funds held by the holding institution that is either (i) an account or accounts (A) maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (B) as to which Lender has received a Rating Comfort Letter from each of the applicable Rating Agencies with respect to holding funds in such account, or (ii) a segregated trust account or accounts maintained with the corporate trust department of a federal depository institution or state chartered depository institution subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulations §9.10(b), having in either case corporate trust powers, acting in its fiduciary capacity, and a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and state authorities.  An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

Eligible Institution:  a depository institution insured by the Federal Deposit Insurance Corporation the short term unsecured debt obligations or commercial paper of which are rated at least A-1 by S&P, P-1 by Moody’s and F-1+ by Fitch, in the case of accounts in which funds are held for thirty (30) days or less or, in the case of Letters of Credit or accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least “AA” by Fitch and S&P and “Aa2” by Moody’s.

ERISA:  the Employment Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

ERISA Affiliate:  all members of a controlled group of corporations and all trades and business (whether or not incorporated) under common control and all other entities which, together with Borrower, are treated as a single employer under any or all of Section 414(b), (c), (m) or (o) of the Code.

Eurodollar Rate: with respect to any Interest Period, an interest rate per annum equal to LIBOR plus the Spread.

Facility End Date:  the last Business Day to occur in the thirty-fifth Interest Period.

GAAP:  generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

Governmental Authority:  any court, board, agency, commission, office or authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) now or hereafter in existence.

Guarantor:  Behringer Harvard Opportunity REIT or any other entity guaranteeing any payment or performance obligation of Borrower.

Harvard Fund I:  individually or collectively, Behringer Harvard Short-Term Opportunity Funds I, L.P., a Texas limited partnership and/or Behringer Harvard Mid-Term Value Enhancement Fund I, L.P. a Texas limited partnership and/or Behringer Harvard Strategic Opportunity Fund LLP, a Texas limited partnership, and/or any other fund for which Behringer Harvard Holdings, LLC, or an Affiliate of it under its Control, serves as general partner, manager or advisor.

Harvard REIT:  individually or collectively, the Behringer Harvard Operating Partnership and/or Behringer Harvard REIT and/or Behringer Harvard Opportunity REIT, and/or any other fund for which Behringer Harvard Holdings, LLC, or an Affiliate of it under its Control, serves as general partner, manager or advisor.

HPT:  HPT Management Services LP, a Texas limited partnership.

Initial Advance:  an initial advance of the Loan made on the date hereof in the original principal amount of $35,115,000.00.

In Place Base Rent and Recoveries:  fixed base rent and recoveries paid by tenants that have occupied the space covered by their respective leases and have commenced paying rent and the free rent or rent abatement periods under such leases have expired, and there are no defaults under such leases (nor does there exist any event or condition, which with the passage of time or the giving of notice, or both, could result in such a default).

In Place Debt Service Coverage Ratio:  as of any date, the ratio calculated by Lender in which:

(a)                                          the numerator is the Net Operating Income (which shall be computed utilizing the sum of (i) the current annualized In Place Base Rent and Recoveries (with adjustments for increases in such amounts occurring within the twelve (12) month period following the calculation date) and (ii) any other income deemed recurring by Lender within the twelve (12) month period following the calculation date) minus annualized expenses per the Approved Annual Budget (with adjustments, as reasonably determined by Lender), and which such Net Operating Income and expenses shall be subject to Lender’s DSC Adjustments; and

(b)                                         the denominator is the aggregate amount of Adjusted Debt Service and Adjusted Mezzanine Debt Service which would be due and payable for such period.

Interest Period:  in connection with the calculation of interest accrued with respect to any specified Payment Date, the period from and including the fifteenth (15th) day of the prior calendar month to and including the fourteenth (14th) day of the calendar month in which the applicable Payment Date occurs; provided, however, that with respect to the Payment Date occurring in June, 2007, the Interest Period shall be the period commencing on the Closing Date to and including June 14, 2007.  Each Interest Period, except for the Interest Period ending June 14, 2007, shall be a full month and shall not be shortened by reason of any payment of the Loan prior to the expiration of such Interest Period.

Interest Rate:  (A) from and including the date of this Agreement through June 14, 2007, an interest rate per annum equal to 7.07%; and (B) from and including June 15, 2007 and for each successive Interest Period through and including the date on which the Debt is paid in full, an interest rate per annum equal to (I) the Eurodollar Rate or (II) the Adjusted Prime Rate, if the Loan begins bearing interest at the Adjusted Prime Rate in accordance with the provisions of Section 2.2.3 hereof.

Interest Rate Cap Agreement: the Interest Rate Cap Agreement  (together with the confirmation and schedules relating thereto), between SMBC Derivative Products Limited and Borrower obtained by Borrower and dated as of the date hereof.  The Interest Rate Cap Agreement shall be written on the then current standard ISDA documentation, and shall provide for interest periods and calculations consistent with the payment terms of this Agreement.  After delivery of a Replacement Interest Rate Cap Agreement to Lender, the term “Interest Rate Cap Agreement” shall be deemed to mean such Replacement Interest Rate Cap Agreement.

Key Principal:  Behringer Harvard Holdings, LLC, a Delaware limited liability company.

Leases:  all leases and other agreements or arrangements heretofore or hereafter entered into providing for the use, enjoyment or occupancy of, or the conduct of any activity upon or in, the Property or the Improvements, including any guarantees, extensions, renewals, modifications or amendments thereof and all additional remainders, reversions and other rights and estates appurtenant thereunder.

Leasing Costs:  tenant improvement and leasing commission obligations under existing Leases or incurred in connection with the re-leasing of any space at the Property pursuant to Leases approved by Lender in accordance with Section 5.10 hereof.

Legal Requirements: statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting Borrower, any Loan Document or all or part of the Property or the construction, ownership, use, alteration or operation thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instrument, either of record or known to Borrower, at any time in force affecting all or part of the Property.

Lender’s DSC Adjustments:  Lender’s adjustments to projected revenue and expense items based on each of the following:

(1)                                  a credit loss/vacancy allowance equal to the greatest of 7.0%, actual vacancy or market vacancy;

(2)                                  reduction of above market rents to market as reasonably determined by Lender with the most recent like-kind leases executed at the subject property being given the greatest weight in determining market rent;

(3)                                  increases in expenses from amounts set forth in the Approved Annual Budget as determined by Lender;

(4)                                  management fees equal to the greater of actual management fees and 3% of total revenues;

(5)                                  material increases in future operating expenses as determined by Lender;

(6)                                  an annual minimum replacement reserve equal to $91,229;

(7)                                  an annual tenant improvement/leasing costs reserve equal to $342,108; and

(8)                                  the exclusion of rents and recoveries attributable to space where Borrower has received notice of tenant’s intention to vacate.

LIBOR: for the first Interest Period 5.32% per annum.  For each Interest Period thereafter LIBOR shall mean the quoted offered rate for one-month United States dollar deposits with leading banks in the London interbank market that appears as of 11:00 a.m. (London time) on the related LIBOR Determination Date on the display page designated as Telerate Page 3750.

If, as of such time on any LIBOR Determination Date, no quotation is given on Telerate Page 3750, then the Lender shall establish LIBOR on such LIBOR Determination Date by requesting four Reference Banks meeting the criteria set forth herein to provide the quotation offered by its principal London office for making one-month United States dollar deposits with leading banks in the London interbank market as of 11:00 a.m., London time, on such LIBOR Determination Date.

(i)                                     If two or more Reference Banks provide such offered quotations, then LIBOR for the next Interest Period shall be the arithmetic mean of such offered quotations (rounded upward if necessary to the nearest whole multiple of 1/1,000%).

(ii)                                  If only one or none of the Reference Banks provides such offered quotations, then LIBOR for the next Interest Period shall be the Reserve Rate.

(iii)                               If on any LIBOR Determination Date, Lender is required but is unable to determine the LIBOR in the manner provided in paragraphs (i) and (ii) above, LIBOR for the next Interest Period shall be LIBOR as determined on the preceding LIBOR Determination Date.

All percentages resulting from any calculations of LIBOR referred to in this Agreement will be carried out to five decimal places and all U.S. dollar amounts used in or resulting from such calculations will be rounded upwards to the nearest cent.  The establishment of LIBOR on each LIBOR Determination Date by the Lender shall be final and binding, absent manifest error.  Lender shall use its commercially reasonable efforts to notify Borrower of LIBOR after LIBOR is determined on each LIBOR Determination Date, provided that any failure of Lender to so notify Borrower shall not have any effect on Borrower’s obligation to make the payments required hereunder nor impose any liability on Lender.

LIBOR Business Day:  a day upon which (i) United States dollar deposits may be dealt in on the London interbank markets and (ii) commercial banks and foreign exchange markets are open in London, England and in New York, New York, USA.

LIBOR Determination Date:  with respect to any Interest Period, the date that is two (2) LIBOR Business Days prior to the fifteenth (15th) calendar day of the month in which such Interest Period commenced.

Lien: any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, easement, restrictive covenant, preference, assignment (intended as security), security interest or any other encumbrance, charge or transfer (intended as security) of, or any agreement to enter into or create any of the foregoing, on or affecting all or any part of the Property or any interest therein, or any direct or indirect interest in Borrower, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

Loan Documents:  this Agreement and all other documents, agreements and instruments now or hereafter evidencing or securing the Loan or pursuant to which any Person incurs, has incurred or assumes any obligation to or for the benefit of Lender, or makes any certification, representation or warranty to Lender in connection with the Loan, including the following, each of which is dated as of the date hereof:  (i) the Note, (ii) the Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing made by Borrower to a trustee, for the benefit of Lender which covers the Property (the “Mortgage” or the “Security Instrument”), (iii) the Assignment of Leases and Rents from Borrower to Lender (the “Assignment of Leases”), (iv) the Assignment of Agreements, Licenses, Permits and Contracts from Borrower to Lender, (v) the Clearing Account Agreement among Borrower, Lender and the Clearing Bank (the “Clearing Account Agreement”), (vi) the Deposit Account Agreement among Borrower, Lender, Servicer and the Deposit Bank (the “Deposit Account Agreement”), (vii) the Guaranty of Recourse Obligations made by Guarantor for the benefit of Lender, and (viii) the Consent and Subordination of Manager made by Manager and consented to by Borrower (the “Consent and Subordination”); as each of the foregoing may be (and each of the foregoing defined terms shall refer to such documents as they may be) amended, restated, replaced, supplemented or otherwise modified from time to time (including pursuant to Section 9.1 hereof).

Loan to Value Ratio: as of the date of its calculation, the ratio of (i) the outstanding principal amount of the Loan and the Mezzanine Loan to (ii) the most recent appraised value (according to the most recently available appraisal of the Property).

Management Agreement:  the Fourth Amended and Restated Property Management and Leasing Agreement, pursuant to which Manager is to manage the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with Section 5.12.

Manager:  HPT or any successor, assignee or replacement manager appointed by Borrower in accordance with Section 5.12.

Market Constant Rate: at the time of any calculation, an interest rate per annum equal to the greatest of (a) the Interest Rate then in effect; (b) 7.15%; and (c) the “on-the-run” ten year Treasury Rate plus 100 basis points.

Material Alteration: any alteration affecting structural elements of the Property the cost of which exceeds $250,000; provided, however, that in no event shall (i) any Required Repairs (if any), (ii) any tenant improvement work performed pursuant to any Lease existing on the date hereof or entered into hereafter in accordance with the provisions of this Agreement, (iii) alterations performed as part of a Restoration, constitute a Material Alteration, or (iv) any Work relating to the Building 800 Work Expenditures or Building 800 Leasing Costs Expenditures.

Maturity Date:  the date on which the final payment of principal of the Note becomes due and payable as therein provided, whether at the Stated Maturity Date, by declaration of acceleration, or otherwise.

Maximum Loan Amount:  FIFTY-NINE MILLION FIVE HUNDRED THOUSAND AND 00/100 DOLLARS ($59,500,000.00).

Mezzanine Borrower:  Behringer Harvard Santa Clara M, LLC, a Delaware limited liability company.

Mezzanine Debt Service:  with respect to any particular period, the scheduled interest payments due under the Mezzanine Note in such period.

Mezzanine Event of Default:  the meaning ascribed to the term “Event of Default” in the Mezzanine Loan Agreement.

Mezzanine Extension Option:  the meaning ascribed to the term “Extension Option” in the Mezzanine Loan Agreement.

Mezzanine Lender:  the owner and holder of the Mezzanine Loan.

Mezzanine Loan:  that certain loan made by Mezzanine Lender to Mezzanine Borrower on the date hereof pursuant to the Mezzanine Loan Agreement, as the same may be amended or split pursuant to the terms of the Mezzanine Loan Documents.

Mezzanine Loan Agreement:  that certain Mezzanine Loan Agreement, dated as of the date hereof, between Mezzanine Borrower and Mezzanine Lender.

Mezzanine Loan Documents:  all documents or instruments evidencing, securing or guaranteeing the Mezzanine Loan, including without limitation, the Mezzanine Loan Agreement.

Mezzanine Note:  that certain Mezzanine Promissory Note, dated as of the date hereof, given by Mezzanine Borrower to Mezzanine Lender in the maximum principal amount of TWENTY-MILLION AND 00/100 DOLLARS ($20,000,000.00).

Monthly Debt Service Payment Amount:  the monthly amount of interest due and payable pursuant to this Agreement and the Note.

Monthly Mezzanine Debt Service Payment Amount:  the monthly amount of interest due and payable pursuant to the Mezzanine Loan Agreement and the Mezzanine Note.

Net Liquidation Proceeds After Debt Service:  the meaning set forth in the Mezzanine Loan Agreement.

Net Operating Income:  for any period, the underwritten net cash flow of the Property determined by Lender in its sole discretion exercised in good faith (uniformly and consistently applied in the same manner as Lender exercises similar discretion in other loans of this type and nature for comparable properties) in accordance with Lender’s then current underwriting standards for loans of this type and the then current underwriting standards of the Rating Agencies.

Note:  that certain promissory note dated as of even date hereof evidencing the Maximum Loan Amount.

Officer’s Certificate:  a certificate delivered to Lender by Borrower, which is signed by the manager or a senior executive officer of Borrower.

Other Charges:  all maintenance charges, impositions other than Taxes, and any other charges, including vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.

Out-Parcel:  Building 800 and any other area of the Property as delineated on Exhibit A attached hereto.

Payment Date: the ninth (9th) day of each calendar month during the term of the Loan or, if such day is not a Business Day, the immediately preceding Business Day.  The first Payment Date hereunder shall be July 9, 2007.

Permitted Encumbrances: (i) the Liens created by the Loan Documents, (ii) all Liens and other matters disclosed in the Title Insurance Policy, (iii) Liens, if any, for Taxes or Other Charges not yet delinquent, (iv) any workers’, mechanics’ or other similar Liens on the Property provided that any such Lien is bonded or discharged within 30 days after Borrower first receives notice of such Lien, (v) such other title and survey exceptions as Lender approves in writing in Lender’s discretion, and (vi) Liens securing a Mezzanine Loan in accordance with the Mezzanine Loan Documents.

Permitted Transfers:

(i)                                     a Lease entered into in accordance with the Loan Documents;

(ii)                                  a Permitted Encumbrance;

(iii)                               [intentionally omitted];

(iv)                              provided that no Event of Default shall then exist, a Transfer of an indirect interest in Borrower to any Person (including the Transfer or issuance of publicly traded shares or of operating partnership units in the Harvard REIT, Behringer Harvard Opportunity REIT, Harvard Fund I or the Behringer Harvard Operating Partnership, which shall be permitted whether or not an Event of Default shall exist) provided that (A) such Transfer shall not (x) cause the transferee (other than Key Principal), together with its Affiliates, to acquire Control of Borrower or to increase its indirect interest in Borrower to an amount which equals or exceeds forty-nine percent (49%) or (y) result in Borrower no longer being Controlled by Key Principal, (B) Borrower shall give Lender notice of such Transfer together with copies of all instruments effecting such Transfer not less than ten (10) days prior to the date of such Transfer (other than with respect to Transfers of “unit interests” in Harvard Fund I), and (C) the legal and financial structure of Borrower and its member(s) or partners, as applicable, and the special purpose nature and bankruptcy remoteness of Borrower and its member(s) or partners, as applicable, after such Transfer, shall satisfy Lender’s then current applicable underwriting criteria and requirements;

(v)                                 provided that no Event of Default shall then exist, a Transfer of an indirect interest in Borrower related to or in connection with the estate planning of such transferor to (1) the spouse, children or grandchildren of such transferor (and/or any spouse of a child or grandchild), or any other immediate family member of such transferor, or (2) a trust established for the benefit of any such parties, provided that (A) such Transfer shall not cause a change in the Control of Borrower, (B) such Transfer shall not result in a change of the day to day management and operations of the Property, (C) Borrower shall give Lender notice of such

Transfer together with copies of all instruments effecting such Transfer not less than ten (10) days after the date of such Transfer and (D) the legal and financial structure of Borrower, and its member(s) or partners, as applicable, and the special purpose nature and bankruptcy remoteness of Borrower and its member(s) or partners, as applicable, after such Transfer, shall satisfy Lender’s then current applicable underwriting criteria and requirements;

(vi)                              a Transfer of an indirect interest in Borrower that occurs by devise or bequest or by operation of law upon the death of a natural person that was the holder of such interest to a member of the immediate family of such interest holder or a trust established for the benefit of such immediate family member, provided that (A) no such Transfer shall result in a change of the day to day operations of the Property, (B) Borrower shall give Lender notice of such Transfer together with copies of all instruments effecting such Transfer not less than 30 days after the date of such Transfer, (C) Borrower shall continue to be a Special Purpose Bankruptcy Remote Entity, (D) if any such Transfer would result in a change of Control of Borrower and occurs prior to the occurrence of a Secondary Market Transaction, such Transfer is approved by Lender in writing within thirty (30) days after any such Transfer, and (E) if any such Transfer would result in a change of Control of Borrower and occurs after the occurrence of a Secondary Market Transaction, Borrower, at Borrower’s sole cost and expense, shall, within thirty (30) days after any such Transfer, (a) deliver (or cause to be delivered) (x) a Rating Comfort Letter to Lender, and (y) a substantive non-consolidation opinion to Lender and the Rating Agencies with respect to such Borrower and such transferee in form and substance satisfactory to Lender and the Rating Agencies, (b) obtain the prior written consent of Lender which shall not be unreasonably withheld, and (c) reimburse Lender for all reasonable expenses incurred by Lender in connection with such Transfer; or

(vii)                           the pledge of any interest in Borrower in connection with the Mezzanine Loan and the exercise of any rights or remedies that Mezzanine Lender may have under the Mezzanine Loan Documents, as applicable.

Person:  any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other person or entity, and any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

Plan:  (i) an employee benefit or other plan established or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate makes or is obligated to make contributions and (ii) which is covered by Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code.

Prime Rate:  on a particular date, a rate per annum equal to the rate of interest published in The Wall Street Journal as the “prime rate”, as in effect on such day, with any change in the prime rate resulting from a change in said prime rate to be effective as of the date of the relevant change in said prime rate; provided, however, that if more than one prime rate is published in The Wall Street Journal for a day, the average of the prime rates shall be used; provided, further, however, that the Prime Rate (or the average of the prime rates) will be rounded to the nearest 1/16 of 1% or, if there is no nearest 1/16 of 1%, to the next higher 1/16 of 1%.  In the event that The Wall Street Journal should cease or temporarily interrupt publication, then the Prime Rate shall mean the daily average prime rate published in another business newspaper, or business section of a newspaper, of national standing chosen by Lender.  If The Wall Street Journal resumes publication, the substitute index will immediately be replaced by the prime rate published in The Wall Street Journal.  In the event that a prime rate is no longer generally published or is limited, regulated or administered by a governmental or quasi-governmental body, then Lender shall select a comparable interest rate index which is readily available to Borrower and verifiable by Borrower but is beyond the control of Lender.  Lender shall give Borrower prompt written notice of its choice of a substitute index and when the change became effective.  Such substitute index will also be rounded to the nearest 1/16 of 1% or, if there is no nearest 1/16 of 1%, to the next higher 1/16 of 1%.  The determination of the Prime Rate by Lender shall be conclusive and binding absent manifest error.

Prime Rate Spread:  the difference (expressed as the number of basis points, whether negative or positive) between (a) LIBOR plus the Spread on the date LIBOR was last applicable to the Loan and (b) the Prime Rate on the date that LIBOR was last applicable to the Loan.

Principal:  the outstanding principal balance of the Loan.

Pro Forma Debt Service Coverage Ratio:  as of any date, the ratio calculated by Lender in which:

(a)                                          the numerator is the Net Operating Income (which shall be computed utilizing the pro forma gross potential revenue of the Property (including giving credit for rents to be due and payable under all Leases approved in accordance with the terms hereof during the twelve (12) month period following the calculation date) (as reasonably determined by Lender) minus annualized expenses per the Approved Annual Budget (with adjustments, as reasonably determined by Lender), and which such Net Operating Income and expenses shall be subject to Lender’s DSC Adjustments; and

(b)                                         the denominator is the aggregate amount of Adjusted Debt Service and Adjusted Mezzanine Debt Service which would be due and payable for such period.

Property:  the parcel of real property and Improvements thereon owned or leased by Borrower and encumbered by the Mortgage; together with all rights pertaining to such real property and Improvements, and all other collateral for the Loan as more particularly described in the granting clauses of the Mortgage and referred to therein as the “Property”.  The Property is commonly known as Hitachi Data Systems Campus, Santa Clara, California.

Qualifying Sub-Manager:  a sub-manager of the Property which (a) is a reputable management company having at least five (5) years’ experience in the management of commercial properties with similar uses as the Property and in the jurisdiction in which the Property is located, (b) has, for at least five (5) years prior to its engagement as sub-manager, managed at least five (5) properties of the same property type as the Property, (c) at the time of its engagement as sub-manager manages at least 1,000,000 square feet of office space, and (d) is not the subject of a bankruptcy or similar insolvency proceeding.

Rating Agency:  each of Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. (“S&P”), Moody’s Investors Service, Inc. (“Moody’s”), and Fitch, Inc., a division of Fitch Ratings Ltd. (“Fitch”), or any other nationally-recognized statistical rating organization to the extent any of the foregoing have been engaged by Lender or its designee in connection with or in anticipation of any Secondary Market Transaction.

Rating Comfort Letter:  a letter issued by each of the applicable Rating Agencies which confirms that the taking of the action referenced to therein will not result in any qualification, withdrawal or downgrading of any existing ratings of Securities created in a Secondary Market Transaction.

Reference Bank: a leading bank engaged in transactions in Eurodollar deposits in the international Eurocurrency market that has an established place of business in London.  If any such Reference Bank should be removed from the Telerate Page 3750 or in any other way fail to meet the qualifications of a Reference Bank, Lender may designate alternative Reference Banks meeting the criteria specified above.

Rents:  all rents, rent equivalents, moneys payable as damages (including payments by reason of the rejection of a Lease in a bankruptcy proceeding) or in lieu of rent or rent equivalents, royalties (including all oil and gas or other mineral royalties and bonuses), income, fees, receivables, receipts, revenues, deposits (including security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other payment and consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower, Manager or any of their agents or employees (other than fees paid under the Management Agreements and salaries paid to employees) from any and all sources arising from or attributable to the Property and the Improvements, including all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of the Property or rendering of services by Borrower, Manager or any of their agents or employees and proceeds, if any, from business interruption or other loss of income insurance.

Replacement Interest Rate Cap Agreement:  an interest rate cap agreement from an Acceptable Counterparty with terms identical to the Interest Rate Cap Agreement with a termination date no earlier than (i) the Stated Maturity Date, or (ii) if the Loan is extended pursuant to the terms hereof, the applicable Extended Maturity Date.

Reserve Rate:  the rate per annum which Lender determines to be either (i) the arithmetic mean (rounded upwards if necessary to the nearest whole multiple of 1/1,000%) of the one-month United States dollar lending rates that at least three major New York City banks selected by Lender are quoting, at 11:00 a.m. (New York time) on the relevant LIBOR Determination Date, to the principal London offices of at least two of the Reference Banks, or (ii) in the event that at least two such rates are not obtained, the lowest one-month United States dollar lending rate which New York City banks selected by Lender are quoting as of 11:00 a.m. (New York time) on such LIBOR Determination Date to leading European banks.

Secondary Market Transaction:  a sale, assignment, participation and/or Securitization of the Loan.

Servicer:  a servicer selected by Lender to service the Loan, including any “master servicer” or “special servicer” appointed under the terms of any pooling and servicing agreement or similar agreement entered into as a result of a Secondary Market Transaction.

Spread:  (i) with respect to the Initial Advance, one and three quarters percent (1.75%) per annum and (ii) with respect to each Additional Advance, one and three quarters percent (1.75%) per annum.

Spread Maintenance Premium:  with respect to any repayment of the outstanding principal amount of the Loan prior to June 14, 2008, a payment to Lender in an amount (without duplication of any Interest Shortfall) equal to the sum of each future installment of interest that would be payable under the Note on the outstanding principal amount of the Loan from the date of such prepayment through and including June 14, 2008 assuming an interest rate equal to the Spread, discounted at an interest rate per annum equal to LIBOR as of the date of such repayment.

State: the state in which the Property is located.

Stated Maturity Date:  June 9, 2010, as such date may be extended pursuant to the terms hereof.

Sub-Manager:  CBRE or any successor, assignee or replacement sub-manager appointed by Borrower in accordance with Section 5.12.

Sub-Management Agreement:  the Property Management Subcontract, between HPT and CBRE, pursuant to which CBRE is to sub-manage the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with Section 5.12.

Strike Rate:  (i) 6% for the initial term of the Loan; and (ii) with respect to each Extension Period, the greater of (A) 6% and (B) the highest strike rate, as determined by Lender at the commencement of each such Extension Period, which rate when added to the applicable Spread (as defined herein and the Mezzanine Loan Agreement) would result in an In Place Debt Service Coverage Ratio on the then outstanding principal balances of the Loan and the Mezzanine Loan of 1.00:1.00 (assuming that the aggregate amount of Adjusted Debt Service and Adjusted Mezzanine Debt Service for purposes of calculating such In Place Debt Service Coverage Ratio would be due at such Strike Rate plus the applicable Spread); provided, however, Borrower may obtain an Interest Rate Cap Agreement with a strike rate lower than the strike rate as determined above and such lower strike rate shall be deemed the “Strike Rate” for all purposes hereunder; provided, further, however, that the Strike Rate on the Interest Rate Cap Agreement and the Mezzanine Interest Rate Cap Agreement shall be the same.

Taxes:  all real estate and personal property taxes, assessments, water rates or sewer rents, maintenance charges, impositions, vault charges and license fees, now or hereafter levied or assessed or imposed against all or part of the Property.

Telerate Page 3750:  the display designated as page 3750 on the Dow Jones Telerate Service (or such other page as may replace page 3750 on that service or such other service as may be nominated by the British Bankers-Association as the information vendor for the purposes of displaying British Bankers-Association Interest Settlement Rates for U.S. dollar deposits).

Term:  the entire term of this Agreement, which shall expire upon repayment in full of the Debt and full performance of each and every obligation to be performed by Borrower pursuant to the Loan Documents (other than surviving indemnity obligations with respect to matters as to which no claim for indemnification is then pending).

Title Insurance Policy:  the ALTA mortgagee title insurance policy in the form acceptable to Lender issued with respect to the Property and insuring the Lien of the Mortgage.

Transfer:  any sale, conveyance, transfer, lease or assignment, or the entry into any agreement to sell, convey, transfer, lease or assign, whether by law or otherwise, of, on, in or affecting (i) all or part of the Property (including any legal or beneficial direct or indirect interest therein) or (ii) any direct or indirect interest in Borrower (including any profit interest).

UCC or Uniform Commercial Code:  the Uniform Commercial Code as in effect in the State or the state in which any of the Cash Management Accounts are located, as the case may be.

Welfare Plan:  an employee welfare benefit plan, as defined in Section 3(1) of ERISA.

Work:  capital improvements, replacements, repairs and alterations.

1.2                               Index of Other Definitions.  The following terms are defined in the sections or Loan Documents indicated below:

“Acquired Property” – 6.3.6

“Acquired Property Statements” – 6.3.6

“Act” – Schedule 5

“Annual Budget” - 6.3.5

“Applicable Taxes” - 2.2.5

“Approved Annual Budget” - 6.3.5

“Award” - 7.3.2

“Bankruptcy Act” – 5.35

“Bankruptcy Proceeding” - 4.7

“Borrower’s Recourse Liabilities” - 10.1(a)

“Breakage Costs” – 2.2.3(d)

“Building 800 Leasing Costs Expenditures” – 2.1.4

“Building 800 Work Expenditures” – 2.1.4

“Cash Management Accounts” - 3.9

“Casualty” - 7.2.1

“Casualty/Condemnation Prepayment” - 2.3.2

“Casualty/Condemnation Subaccount” - 3.6

“Citigroup” – 9.2(b)

“Citigroup Group” – 9.2(b)

“Clearing Account” - 3.1

“Clearing Account Agreement” - 1.1 (Definition of Loan Documents)

“Clearing Bank” - 3.1

“Condemnation” - 7.3.1

“Consent and Subordination” - 1.1 (Definition of Loan Documents)

“Deposit Account” - 3.1

“Deposit Account Agreement” - 1.1 (Definition of Loan Documents)

“Disclosure Document” - 9.2(a)

“Easements” - 4.14

“Election” – 5.35

“Environmental Laws” - 4.21

“Equipment” - Mortgage

“Event of Default” - 8.1

“Exchange Act” - 9.2(a)

“Exchange Act Filing” - 9.2(a)

“Extended Maturity Date” - 2.2.1(b)

“Extension Option” – 2.2.1(b)

“Extension Period” – 2.2.1(b)

“First Extension Option” – 2.2.1(b)

“Fitch” - 1.1 (Definition of Rating Agency)

“Hazardous Substances” - 4.21

“Improvements” - Mortgage

“Indemnified Liabilities” - 5.30

“Indemnified Party” - 5.30

“Independent Director” - Schedule 5

“Insolvency Action” – 10.1(b)

“Insurance Premiums” - 7.1.2

“Insured Casualty” - 7.2.2

“Intercreditor Agreement” – 9.4

“Interest Shortfall” – 2.3.4(b)

“Late Payment Charge” - 2.5.3

“Lender’s Consultant” - 5.8.1

“Lender’s Losses” – 10.1(a)

“Liabilities” – 9.2(b)

“Licenses” - 4.11

“Loan” - 2.1

“Maximum Additional Advance Amount” – 2.1.2

“Mezzanine Loan Subaccount” – 3.5

“Moody’s” - 1.1 (Definition of Rating Agency)

“Mortgage” - 1.1 (Definition of Loan Documents)

“New Payment Date” – 2.2.6

“Notice” - 6.1

“OFAC” – 5.33

“Offering Document Date” – 6.3.6

“Out-Parcel Release” – 2.4.1

“Permitted Indebtedness” - 5.22

“Permitted Investments” - Deposit Account Agreement

“Policies” - 7.1.2

“Prepayment Date” – 2.3.4

“Prepayment Notice” - 2.3.4

“Proceeds” - 7.2.2

“Proposed Lease” - 5.10.2

“Provided Information” - 9.1

“Qualified Carrier” - 7.1.1(j)

“Registration Statement” – 9.2(b)

“Remaining Parcel” – 2.4.1(g)

“Remedial Work” - 5.8.2(c)

“Rent Roll” - 4.16

“Replacement Reserve Fund” – 3.13.1

“Replacement Reserve Subaccount” – 3.13.1

“Replacements” – 3.13.1

“Required Repairs” – 3.2

“Restoration” - 7.4.1

“S&P” - 1.1 (Definition of Rating Agency)

“Second Extension Option” – 2.2.1(b)

“Securities” - 9.1

“Securities Act” - 9.2(a)

“Securitization” – 9.1

“Security Deposit Subaccount” - 3.7

“Security Instrument” - 1.1 (Definition of Loan Documents)

“Significant Casualty” - 7.2.2

“Single Member Bankruptcy Remote LLC” – Schedule 5

“SNDA” – 5.10.4

“Sole Member” – Schedule 5

“Special Member” – Schedule 5

“Special Purpose Bankruptcy Remote Entity” – Schedule 5

“Springing Recourse Event” - 10.1(b)

“Standard Statements” – 6.3.6

“Subaccounts” - 3.1

“Tax and Insurance Subaccount” - 3.3

“Tenant Improvement Funds” – 3.12

“Tenant Improvement Reserve Subaccount” – 3.12

“Third Party Report” – 9.2(f)

“TI Leases” – 3.12

“Toxic Mold” - 4.21

“Underwriter Group” – 9.2(b)

1.3                               Principles of Construction.  Unless otherwise specified, (i) all references to sections and schedules are to those in this Agreement, (ii) the words “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision, (iii) all definitions are equally applicable to the singular and plural forms of the terms defined, (iv) the word “including” means “including but not limited to,” and (v) accounting terms not specifically defined herein shall be construed in accordance with GAAP.

2.                                      GENERAL LOAN TERMS

2.1                               Loan Commitment; Disbursement to Borrower.

2.1.1                     Agreement to Lend and Borrow.

Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Initial Advance of the Loan on the Closing Date.

2.1.2                     Additional Advances.

Subject to and upon the terms and conditions herein set forth, Lender agrees, at any time and from time to time on or after the Closing Date and to and including the Facility End Date, to make Additional Advances to Borrower, which Additional Advances shall not exceed $24,385,000.00 in the aggregate (the “Maximum Additional Advance Amount”).  Any amount borrowed and repaid hereunder in respect of the Loan (or any portion thereof comprising an Additional Advance) may not be reborrowed.

2.1.3                     Limitation on Additional Advances.

Each Additional Advance shall be used solely to pay for the Building 800 Work Expenditures and the Building 800 Leasing Costs Expenditures.  No Additional Advance shall be made after the Facility End Date.  There shall be no more than one (1) Additional Advance made in any calendar month.

2.1.4                     Request for Additional Advances; Conditions Precedent.

(a)                          Subject to and upon the terms and conditions herein set forth, Lender agrees, at any time and from time to time on or after the Closing Date and to and including the Facility End Date, to make Additional Advances to Borrower, which Additional Advances shall not exceed: $4,000,000.00 in the aggregate for the purpose of paying the actual costs of (or reimbursing Borrower for) Work relating to the outfitting of Building 800 for tenant occupancy (the “Building 800 Work Expenditures”); and $20,385,000 in the aggregate for the purpose of paying the actual costs of (or reimbursing Borrower for) Leasing Costs relating to Leases of space in Building 800 which have been approved in accordance with the terms hereof (the “Building 800 Leasing Costs Expenditures”).  Each Additional Advance shall be considered added to the unpaid principal balance of the Loan as of the day such Additional Advance is made for purposes of Borrower’s payment obligations under this Agreement, and repayment thereof, together with interest thereon at the Interest Rate and shall be secured by the Mortgage and other collateral given for the Loan.

(b)                         [Intentionally Omitted]

(c)                          Lender shall make Additional Advances to Borrower for Building 800 Work Expenditures and Building 800 Leasing Costs Expenditures upon satisfaction of the following conditions:

(1)                                  Borrower shall submit to Lender a request for an Additional Advance in the same manner required with respect to disbursements from the Replacement Reserve Subaccount (with respect to Building 800 Work Expenditures) and the Tenant Improvement Reserve Subaccount (with respect to Building 800 Leasing Costs Expenditures).
(2)                                  No Event of Default shall have occurred and be continuing (on the date of the request for the Additional Advance and on the date the disbursement is actually made).
(3)                                  With respect to Building 800 Leasing Costs Expenditures, Borrower shall satisfy all requirements for a disbursement from the Tenant Improvement Reserve Subaccount as set forth in Section 3.12 of this Agreement, as if such Additional Advance was a disbursement from the Tenant Improvement Reserve Subaccount.
(4)                                  With respect to Building 800 Work Expenditures, Borrower shall satisfy all requirements for a disbursement from the Replacement Reserve Subaccount as set forth in Section 3.13 of this Agreement, as if such Additional Advance was a disbursement from the Replacement Reserve Subaccount.
(5)                                  Borrower shall not submit a request for, and Lender shall not be required to make, more than one (1) Additional Advance during any calendar month.
(6)                                  No request for an Additional Advance shall be in an amount less than $250,000.00.
(7)                                  With respect to all Building 800 Leasing Costs Expenditures, the Pro Forma Debt Service Coverage Ratio shall be equal to or greater than 1.25:1.00 and the Loan to Value Ratio shall be equal to or less than 74.5%.
(8)                                  In the event that the then-outstanding principal balance of the Loan (after giving effect to the making of the Additional Advance) is greater than the combined notional amounts of all Interest Rate Cap Agreements previously delivered to Lender in accordance with the terms hereof, Borrower shall have delivered to Lender a fully executed supplemental Interest Rate Cap Agreement, and Borrower shall have delivered to Lender an Assignment of Interest Rate Cap with respect to such Interest Rate Cap Agreement.  The Interest Rate Cap Agreement delivered pursuant to this subsection (8) shall (i) be effective through the end of the current Loan Term, (2) have a notional amount (when added to the combined notional amounts of any Interest Rate Cap Agreements previously delivered to Lender in accordance with the terms hereof) not less than the outstanding principal balance of the Loan (after giving effect to the making of the Additional Advance), (iii) provide for payments to be made by the Counterparty if, at any time during the term of the Loan, the LIBOR Rate exceeds the Strike Rate and (iv) otherwise satisfy all requirements of Section 2.6 hereof.

(9)                                  If the insured amount under the Title Insurance Policy is less than the amount of the then-outstanding principal balance of the Loan (after giving effect to the funding of the Additional Advance), Borrower shall deliver to Lender a Title Insurance Policy or endorsement thereto with respect to such Additional Advance in form and substance reasonably satisfactory to Lender, redating the date of such policy and insuring the priority of the lien of the Mortgage subject only to Permitted Encumbrances in the amount of the then-outstanding principal balance of the Loan (after giving effect to the funding of the Additional Advance).
(10)                            Prior to each Additional Advance by Lender to Borrower pursuant to this Agreement for Building 800 Work Expenditures or Building 800 Leasing Costs Expenditures, Borrower shall, upon request of Lender, furnish Lender with evidence reasonably satisfactory to Lender showing payment of all bills and charges for the Building 800 Work Expenditures or Building 800 Leasing Costs Expenditures paid for with the immediately prior Additional Advance made pursuant to this Agreement.  Borrower shall also deliver to Lender, upon request, such bills, receipts, invoices and other evidence as may reasonably be required by Lender to substantiate the actual incurrence by Borrower of Building 800 Work Expenditures or Building 800 Leasing Costs Expenditures to be paid or reimbursed by the requested Additional Advance (including the actual incurrence of the obligation to make a payment to a tenant pursuant to the terms of the applicable Lease).
(11)                            Borrower shall have paid all out-of-pocket costs and expenses incurred by Lender in connection with the Additional Advance.
(12)                            Lender shall have received evidence that the cost of any Building 800 Work Expenditures or Building 800 Leasing Costs Expenditures partially paid for or partially reimbursed by the immediately prior requested Additional Advance shall have been paid in full by Borrower.
(13)                            Borrower shall have delivered to Lender such other documentation that Lender in its reasonable discretion may require in connection with the Additional Advance.

(d)                         Performance and completion of the Work relating to the Building 800 Work Expenditures shall be subject to all requirements and conditions forth in Section 3.13, and performance and completion of the Work relating to the Building 800 Leasing Costs Expenditures shall be subject to all requirements and conditions forth in Section 3.12.  Should an Event of Default occur as a result of Borrower’s failure to perform (and/or pay for, as applicable) the Building 800 Work Expenditures and Building 800 Leasing Costs Expenditures, then, in addition to all of Lender’s rights and remedies, Lender shall have the right to advance a portion or all of the unadvanced Maximum Additional Advance Amount and use such funds to complete (and/or pay for, as applicable) the Building 800 Work Expenditures and Building 800 Leasing Costs Expenditures (but Lender shall not be obligated to do so).

(e)                          Upon the satisfaction of each of the conditions precedent to the Additional Advance, Lender shall disburse, in accordance with this Section 2.1.4, the amount requested in the Borrower’s written request to Lender for such Additional Advance.

(f)                            Notwithstanding any provision of this Agreement to the contrary, Lender shall not be obligated to advance any surplus to Borrower of the Additional Advances after full payment of the Building 800 Work Expenditures and the Building 800 Leasing Costs Expenditures.

(g)                         Borrower shall permit Lender and Lender’s agents and representatives to enter onto the Property to inspect the progress of any Work relating to the Building 800 Work Expenditures and Building 800 Leasing Costs Expenditures and all materials being used in connection therewith and to examine all plans and shop drawings relating to such Work which are or may be kept at the Property.  Borrower shall cause all contractors and subcontractors to cooperate with Lender or Lender’s agents and representatives in connection with inspections described in this subsection (g).

(h)                         Lender shall have no obligation to advance any Additional Advance at any time during which an Event of Default exists.  The making of any Additional Advance by Lender at the time when an Event of Default has occurred and is then continuing shall not be deemed a waiver or cure by Lender of that Event of Default, nor shall Lender’s rights and remedies by prejudiced in any manner thereby.  Any amount borrowed and repaid hereunder in respect of the Loan (or any portion thereof comprising an Additional Advance) may not be reborrowed.

Lender’s obligations to perform in accordance with this Section 2.1.4 and to make any Additional Advance in accordance with the terms and provisions of this Agreement are an independent contract made by Lender to Borrower separate and apart from any other obligation of Lender to Borrower under the other provisions of this Agreement and the other Loan Documents.  The obligations of Borrower under this Agreement and the other Loan Documents shall not be reduced, discharged or released because or by reason of any existing or future offset, claim or defense of Borrower, or any other party, against Lender by reason of Lender’s failure to perform its obligations under this Section 2.1.4.

2.1.5                     Disbursement of Additional Advances.

No later than 2:00 p.m., New York City time, on the Payment Date specified by Borrower in its request for any Additional Advance, provided all Additional Advance conditions precedent to the making of such Additional Advance have been satisfied by Borrower or waived by Lender, Lender will make such Additional Advance pursuant to the terms hereof in accordance with the wire instructions provided by Borrower.

2.1.6                     Repayment in Full.

In the event the then outstanding principal balance of the Loan has been repaid in full, Borrower’s right to receive any future Additional Advances shall automatically terminate, and upon such termination, Borrower shall have no right to reinstate Lender’s obligation to make any future Additional Advances.

2.1.7                     Intentionally Omitted.

2.1.8                     The Note, Mortgage and Loan Documents.

The Loan shall be evidenced by the Note and secured by the Mortgage, the Assignment of Leases and the other Loan Documents.

2.1.9                     Use of Proceeds.

Borrower shall use the proceeds of the Loan to (a) [intentionally omitted], (b) repay and discharge any existing loans (secured, mezzanine or otherwise) relating to the Property, (c) pay all past due Basic Carrying Costs, if any, with respect to the Property, (d) make deposits into the Reserve Funds on the Closing Date in the amounts provided herein or in the other Loan Documents, (e) pay costs and expenses incurred in connection with the refinancing of the Property, (f) pay costs and expenses incurred in connection with the closing of the Loan, as approved by Lender, or (g) fund any working capital requirements of the Property.  The balance, if any, shall be distributed to Borrower.

2.2                               Interest; Loan Payments; Late Payment Charge.

2.2.1                     Payments.

(a)                                  Interest.  Interest on the outstanding principal balance of the Loan shall accrue from the Closing Date to the end of the Interest Period in which the Maturity Date occurs at the Interest Rate.  Monthly installments of interest only shall be paid on each Payment Date commencing on July 9, 2007 and on each subsequent Payment Date thereafter up to and including the Maturity Date for the Interest Period in which such Payment Date or Maturity Date  occurs.  Interest on the outstanding principal amount of the Loan for the period through and including June 14, 2007 shall be paid by Borrower on the Closing Date.  The outstanding principal balance of the Loan together with all accrued and unpaid interest thereon shall be due and payable on the Maturity Date, including, without limitation, all interest that would accrue on the outstanding principal balance of the Loan through the end of the Interest Period in which the Maturity Date occurs (even if such period extends beyond the Maturity Date).

(b)                                 Extension of the Maturity Date.  Borrower shall have the option to extend the term of the Loan beyond the initial Maturity Date for two (2) successive terms (each, an “Extension Option”) of one (1) year each (each, an “Extension Period”) to (y) the Payment Date occurring in June, 2011 (the “First Extension Option”) and (z) the Payment Date occurring in June, 2012 (the “Second Extension Option”) (each such date, the “Extended Maturity Date”), respectively, and, as to each Extension Option, upon satisfaction of the following terms and conditions:

(1)                                  no Event of Default shall have occurred and be continuing at the time the applicable Extension Option is exercised and on the date that the applicable Extension Period is commenced;

(2)                                  Borrower shall notify Lender of its irrevocable election to extend the Maturity Date as aforesaid not earlier than one hundred twenty (120) days and no later than sixty (60) days prior to the then applicable Maturity Date;
(3)                                  Borrower shall obtain and deliver to Lender on or prior to the commencement of each such Extension Period, one or more Replacement Interest Rate Cap Agreements, which Replacement Interest Rate Cap Agreements shall be effective commencing on the first day of such Extension Option and shall have a maturity date not earlier than the next succeeding Extended Maturity Date;
(4)                                  in connection with each Extension Option, Borrower shall have delivered to Lender together with its notice pursuant to subsection (b)(2) of this Section 2.2.1 and as of the commencement of the applicable Extension Option, an Officer’s Certificate in form reasonably acceptable to the Lender certifying that each of the representations and warranties of Borrower contained in the Loan Documents is true, complete and correct in all material respects as of the date of such Officer’s Certificate except to the extent such representations and warranties are matters which by their nature can no longer be true and correct as a result of the passage of time;
(5)                                  the In Place Debt Service Coverage Ratio is at least 1.00:1.00;
(6)                                  [Intentionally Omitted]; and
(7)                                  the Mezzanine Extension Option corresponding to the applicable Extension Period shall have been exercised in accordance with the terms of the Mezzanine Loan Agreement.

(c)                                  All references in this Agreement and in the other Loan Documents to the Maturity Date shall mean the applicable Extended Maturity Date in the event the applicable Extension Option is exercised.

(d)                                 All payments and other amounts due under the Note, this Agreement and the other Loan Documents shall be made without any setoff, defense or irrespective of, and without deduction for, counterclaims.

2.2.2                     Interest Calculation.  Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate equal to the Interest Rate divided by three hundred sixty (360) by (c) the outstanding principal balance.

2.2.3                     Eurodollar Rate Unascertainable; Illegality; Increased Costs.

(a)                                  (i)  In the event that Lender shall have determined (which determination shall be conclusive and binding upon Borrower absent manifest error) that by reason of circumstances affecting the interbank eurodollar market, adequate and reasonable means do not exist for ascertaining LIBOR, then Lender shall forthwith give notice by telephone of such determination, to Borrower at least one (1) Business Day prior to the last day of the related Interest Period, with a written confirmation of such determination promptly thereafter.  If such notice is given, the Loan shall bear interest at the Adjusted Prime Rate beginning on the first day of the next succeeding Interest Period. (ii) If, pursuant to the terms of this Section 2.2.3(a),  the Loan is bearing interest at the Adjusted Prime Rate and Lender shall determine (which determination shall be conclusive and binding upon Borrower absent manifest error) that the event(s) or circumstance(s) which resulted in such conversion shall no longer be applicable, Lender shall give notice thereof to Borrower by telephone of such determination, confirmed in writing, to Borrower as soon as reasonably practical, but in no event later than one (1) Business Day prior to the last day of the then current Interest Period.  If such notice is given, the Loan shall bear interest at the Eurodollar Rate beginning on the first day of the next succeeding Interest Period.  Notwithstanding any provision of this Agreement to the contrary, in no event shall Borrower have the right to elect to have the Loan bear interest at either the Eurodollar Rate or the Adjusted Prime Rate.

(b)                                 If any requirement of law or any change therein or in the interpretation or application thereof, shall hereafter make it unlawful for Lender in good faith to make or maintain the portion of the Loan bearing interest at the Eurodollar Rate, (I) the obligation of Lender hereunder to make the Loan bearing interest at the Eurodollar Rate shall be canceled forthwith and (II) the Loan shall automatically bear interest at the Adjusted Prime Rate on the next succeeding Payment Date or within such earlier period as required by Applicable Law.  Borrower hereby agrees promptly to pay Lender (within ten (10) days of Lender’s written demand therefor), any additional amounts necessary to compensate Lender for any reasonable costs incurred by Lender in making any conversion in accordance with this Agreement, including, without limitation, any interest or fees payable by Lender to lenders of funds obtained by it in order to make or maintain the Loan hereunder.  Upon written demand from Borrower, Lender shall demonstrate in reasonable detail the circumstances giving rise to Lender’s determination and the calculation substantiating the Adjusted Prime Rate and any additional costs incurred by Lender in making the conversion.  Lender’s written notice of such costs, as certified to Borrower, shall be conclusive absent manifest error.

(c)                                  In the event that any change in any requirement of any Applicable Law or in the interpretation or application thereof, or compliance in good faith by Lender with any request or directive (whether or not having the force of law) hereafter issued from any Governmental Authority which is generally applicable to all Lenders subject to such Governmental Authority’s jurisdiction:

(1)                                  shall hereafter impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Lender which is not otherwise included in the determination of LIBOR hereunder;
(2)                                  shall, if the Loan is then bearing interest at the Eurodollar Rate, hereafter have the effect of reducing the rate of return on Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by any amount deemed by Lender to be material; or

(3)                                  shall, if the Loan is then bearing interest at the Eurodollar Rate, hereafter impose on Lender any other condition, the result of which is to increase the cost to Lender of making, renewing or maintaining loans or extensions of credit or to reduce any amount receivable hereunder;

then, in any such case, Borrower shall promptly pay Lender (within ten (10) days of Lender’s written demand therefor), any additional amounts necessary to compensate Lender for such additional cost or reduced amount receivable which Lender deems to be material.  If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.2.3(c), Lender shall provide Borrower with written notice specifying in reasonable detail the event or circumstance by reason of which it has become so entitled and the additional amount required to fully compensate Lender for such additional cost or reduced amount.  A certificate as to any additional costs or amounts payable pursuant to the foregoing sentence submitted by Lender to Borrower shall be conclusive absent manifest error.  This provision shall survive payment of the Note and the satisfaction of all other obligations of Borrower under the Note, this Agreement and the other Loan Documents.

(d)                                 Borrower agrees to indemnify Lender and to hold Lender harmless from any loss or expense which Lender sustains or incurs as a consequence of (I) any default by Borrower in payment of the principal of or interest on the Loan while bearing interest at the Eurodollar Rate, including, without limitation, any such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain the Eurodollar Rate, (II) any prepayment (whether voluntary or mandatory) of the Loan on a day that is not a Payment Date, including, without limitation, such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain the Eurodollar Rate hereunder and (III) the conversion (for any reason whatsoever, whether voluntary or involuntary) of the Interest Rate from the Eurodollar Rate to the Adjusted Prime Rate with respect to any portion of the outstanding principal amount of the Loan then bearing interest at the Eurodollar Rate on a date other than the Payment Date immediately following the last day of an Interest Period, including, without limitation, such loss or expenses arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain the Eurodollar Rate  hereunder (the amounts referred to in clauses (I), (II) and (III) are herein referred to collectively as the “Breakage Costs”).  This provision shall survive payment of the Note and the satisfaction of all other obligations of Borrower under this Agreement and the other Loan Documents.

2.2.4                     Default Rate.  After the occurrence and during the continuance of an Event of Default, the entire unpaid Debt shall bear interest at the Default Rate, and shall be payable upon demand from time to time, to the extent permitted by applicable law.

2.2.5                     Taxes.  Any and all payments by Borrower hereunder and under the other Loan Documents shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on Lender’s income, and franchise taxes imposed on Lender by the law or regulation of any Governmental Authority (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to in this Section 2.2.5 as “Applicable Taxes”).  If Borrower shall be required by law to deduct any

Applicable Taxes from or in respect of any sum payable hereunder to Lender, the following shall apply:  (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.2.5), Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.  Payments pursuant to this Section 2.2.5 shall be made within ten days after the date Lender makes written demand therefor.  If the amounts payable hereunder relate to Applicable Taxes which are not of general application to lending institutions making secured mortgage loans at such time, Borrower shall have the option to prepay the Loan in full without any Spread Maintenance Premium unless Lender, at its option, elects not to require Borrower to pay such Applicable Taxes pursuant to this Section 2.2.5.  Notwithstanding the foregoing, if the Loan is transferred to a transferee which is organized under the laws of any jurisdiction other than the United States of America or any state thereof, the transferor shall cause such transferee, concurrently with the effectiveness of such transfer, to furnish to the transferor and Borrower either a United States Internal Revenue Service Form 4224 or United States Internal Revenue Service Form 1001 (wherein such transferee claims entitlement to complete exemption from United States federal withholding tax on all interest payments hereunder); provided, however, that in the event that the transferor fails to cause the transferee to furnish either such Form, Borrower shall deduct any Applicable Taxes to the extent required by law and payments shall be made net of any Applicable Taxes without regard to the provisions of clause (i) of the second sentence of this Section 2.2.5.

2.2.6                     New Payment Date.  Lender shall have the right, to be exercised not more than once during the term of the Loan, to change the Payment Date to a date other than the ninth day of each month (a “New Payment Date”), on 30 days’ written notice to Borrower; provided, however, that any such change in the Payment Date: (i) shall not modify the amount of regularly scheduled monthly interest payments, except that the first payment of interest payable on the New Payment Date shall be accompanied by interest at the interest rate herein provided for the period from the Payment Date in the month in which the New Payment Date first occurs to the New Payment Date, and (ii) shall extend the Stated Maturity Date to the New Payment Date occurring in the month set forth in the definition of Stated Maturity Date.

2.3                               Loan Repayment.

2.3.1                     Repayment.  Borrower shall repay the entire outstanding principal balance of the Note in full on the Maturity Date, together with interest thereon to (but excluding) the date of repayment and any other amounts due and owing under the Loan Documents.  Borrower shall have no right to prepay all or any portion of the Principal except in accordance with Section 2.2.5, Section 2.3.2, Section 2.3.4, Section 2.4 and Section 7.4.2 hereof.  Except during the continuance of an Event of Default, all proceeds of any repayment, including any prepayments of the Loan, shall be applied by Lender as follows in the following order of priority:  First, accrued and unpaid interest at the Interest Rate together with all interest that would be due through the end of the current Interest Period; Second, to Principal; and Third, to any other amounts then due and owing under the Loan Documents.  If prior to June 14, 2008 the Debt is accelerated by reason of an Event of Default, then Lender shall be entitled to receive, in addition to the unpaid Principal and accrued interest and other sums due under the Loan

Documents, an amount equal to the Spread Maintenance Premium.  During the continuance of an Event of Default, all proceeds of repayment, including any payment or recovery on the Property (whether through foreclosure, deed-in-lieu of foreclosure, or otherwise) shall, unless otherwise provided in the Loan Documents, be applied in such order and in such manner as Lender shall elect in Lender’s discretion.

2.3.2                     Mandatory Prepayments.  The Loan is subject to mandatory prepayment in certain instances of Insured Casualty or Condemnation (each a “Casualty/Condemnation Prepayment”), in the manner and to the extent set forth in Section 7.4.2.  Each Casualty/Condemnation Prepayment, after deducting Lender’s costs and expenses (including reasonable attorneys’ fees and expenses) in connection with the settlement or collection of the Proceeds or Award, shall be applied in the same manner as repayments under Section 2.3.1, and such Casualty/Condemnation Payment shall include interest that would have accrued on the Principal prepaid through the end of the current Interest Period.  Provided that no Event of Default is continuing, any such mandatory prepayment under this Section 2.3.2 shall be without the payment of the Spread Maintenance Premium.  Notwithstanding anything to the contrary contained herein, each Casualty/Condemnation Prepayment shall be applied in inverse order of maturity and shall not extend or postpone the due dates of the monthly installments due under the Note or this Agreement, or change the amounts of such installments.  In addition, and notwithstanding anything to the contrary contained herein or in any other Loan Document, provided no Event of Default is continuing, no Spread Maintenance Premium shall be payable in connection with any prepayment of the Debt required by Lender under Section 5 or 6 of the Mortgage.

2.3.3                     Intentionally Omitted.

2.3.4                     Optional Prepayments.  Borrower may, at its option, prepay the Loan (i) in whole at any time during the term of the Loan or, (ii)(A) after June 14, 2008 or (B) in connection with the Out-Parcel Release pursuant to Section 2.4.1(b) hereof, in part, upon satisfaction of the following conditions:

(a)                                  Except with respect to a partial prepayment of the Loan in connection with the Out-Parcel Release, Borrower shall provide prior written notice (the “Prepayment Notice”) to Lender specifying the date (the “Prepayment Date”) upon which the prepayment is to be made, which notice shall be delivered to Lender not less than thirty (30) days prior to such payment; provided, however, that such notice may be revoked up to ten (10) days prior to the Prepayment Date provided Borrower pays to Lender all actual out-of-pocket expenses reasonably incurred by Lender in connection with the Prepayment Notice;

(b)                                 Borrower shall pay to Lender, simultaneously with such prepayment, (i) all accrued and unpaid interest calculated at the Interest Rate on the amount of principal being prepaid through and including the Prepayment Date together with an amount equal to the interest that would have accrued at the Interest Rate on the amount of principal being prepaid through the end of the Interest Period in which such prepayment occurs notwithstanding that such Interest Period extends beyond the date of prepayment (the “Interest Shortfall”), (ii) if such prepayment occurs prior to June 14, 2008, the Spread Maintenance Premium; (iii)

Breakage Costs; and (iv) all other sums then due under this Agreement, the Note or the other Loan Documents;

(c)                                  Mezzanine Borrower shall have simultaneously with such prepayment made a pro rata prepayment of the Mezzanine Loan; and

(d)                                 If a Prepayment Notice is given by Borrower to Lender pursuant to this Section 2.3.4, the amount designated for prepayment and all other sums required under this Section 2.3.4 shall be due and payable on the Prepayment Date unless the applicable Prepayment Notice has been revoked in accordance with this Section 2.3.4.

2.4                               Release of Property.

2.4.1                     Partial Release.  Provided no Event of Default has occurred and is continuing, Borrower shall have the right to obtain a release (an “Out-Parcel Release”) of the Out-Parcel from the lien of the Mortgage upon compliance with (or waiver by Lender of) the following terms and conditions:

(a)                                  Borrower shall give Lender at least thirty (30) days, but no more than ninety (90) days, prior written notice of its request to obtain an Out-Parcel Release;

(b)                                 Borrower shall prepay the loan in accordance with Section 2.3.4 on a pro-rata basis with the Mezzanine Loan, such that the aggregate principal balance of the Loan and the Mezzanine Loan following the Out-Parcel Release is less than seventy-five percent (75%) of the value of the remaining Property, as determined by Lender in its reasonable discretion.  In connection with any such determination, Lender shall have the right to require Borrower to deliver at Borrower’s own cost, an updated appraisal of the remaining Property in form and substance reasonably acceptable to Lender;

(c)                                  The Pro Forma Debt Service Coverage Ratio for the Property following the Out-Parcel Release shall be greater than 1.20:1.00 (after giving effect to any prepayments made pursuant to Section 2.4.1(b) hereof);

(d)                                 Borrower shall provide evidence reasonably acceptable to a prudent mortgage loan lender that upon an Out-Parcel Release (i) the balance of the Property shall continue to be subject to the lien of the Mortgage, (ii) ingress and egress to and from the portion of the Property remaining subject to the lien of the Mortgage will not be terminated or restricted as a result of the Out-Parcel Release, (iii) the Out-Parcel Release shall not cause or result in a violation of any of the provisions of any of the Leases, and (iv) the remaining Property shall be in compliance with all applicable Legal Requirements;

(e)                                  Borrower shall provide Lender with an endorsement to Lender’s Title Insurance Policy insuring that the Out-Parcel Release shall not adversely affect or impair the title insurance provided in the Title Insurance Policy and insuring the easements referenced in Section 2.4.1(k) hereof;

(f)            Borrower shall provide Lender with such surveys, descriptions, title insurance endorsements, computations of acreage and other information as Lender may in its reasonable discretion require in connection with the Out-Parcel Release;

(g)           If required by any Legal Requirement, Borrower shall obtain all subdivisions and zoning approvals with respect to the portion of the Property remaining subject to the lien of the Mortgage as may be reasonably required by Lender to ensure that the parcel being released and the portion of the Property remaining subject to the lien of the Mortgage (the “Remaining Parcel”) shall be independent of each other for all building, zoning, subdivision and taxing purposes;

(h)           Borrower shall submit to Lender a release of lien for the applicable Out-Parcel for execution by Lender.  Such release shall be in a form appropriate in the State and that contains standard provisions, if any, protecting the rights of the releasing lender;

(i)            Lender shall have received evidence reasonably satisfactory to Lender that following the Out-Parcel Release, the provisions of Section 5.13 shall remain true and correct in all material respects;

(j)            Borrower has complied with any requirements applicable to such release of the Out-Parcel contained in any of the Leases, reciprocal easement agreements, operating agreements, parking agreements or other similar agreements affecting the Property and the release does not violate any of the provisions of such documents in any respect that would result in a termination (or give any other party thereto the right to terminate), or extinguishment or other loss of material rights of Borrower or in a material increase in Borrower’s obligations under such documents;

(k)           Borrower shall deliver to Lender copies of each proposed permanent easement, cross easement and mutual or non-exclusive easement for ingress, egress, access, pedestrian walkways, parking, traffic flow, utilities and services being shared by the portion of the property being released and the portion of the Property remaining subject to the lien of the Mortgage which may be required by any governmental authority or which are necessary for the operation of such parcels, all of which are subject to Lender’s reasonable approval;

(l)            Borrower shall pay all of Lender’s reasonable costs and expenses, including reasonable counsel fees and disbursements incurred in connection with the Out-Parcel Release from the lien of the Mortgage, the review and approval of the documents and information required to be delivered in connection therewith and all recording fees and title charges;

(m)          Borrower shall provide Lender with a certificate certifying the requirements set forth in this Section 2.4.1 have been satisfied;

(n)           If a Securitization has occurred, if required by a Rating Agency, Borrower shall be required to provide Lender with a legal opinion (standard in commercial lending transactions similar to the Loan and subject to customary qualifications, assumptions and exceptions) that the tax qualification and status of the REMIC will not be adversely affected or impaired as a result of the release if each of the requirements of this Section 2.4.1 have been satisfied.  The term REMIC, as used herein, shall mean a real estate mortgage investment conduit within the meaning of Section 860D of the Internal Revenue Code of 1986, as amended, and the related Treasury Department regulations, including temporary regulations; and

(o)        All of the provisions of Section 2.4.1 of the Mezzanine Loan Agreement have been satisfied.

2.4.2       Release on Payment in Full.  Lender shall, upon the written request and at the expense of Borrower, upon payment in full of the Debt in accordance herewith, release or, if requested by Borrower, assign to Borrower’s designee (without any representation or warranty by and without any recourse against Lender whatsoever), the Lien of the Loan Documents if not theretofore released, and remit any remaining reserve funds held hereunder to Mezzanine Lender, if the Mezzanine Loan is still outstanding or Borrower, if the Mezzanine Loan has been paid in full.

2.5          Payments and Computations.

2.5.1       Making of Payments.  Each payment by Borrower shall be made in funds settled through the New York Clearing House Interbank Payments System or other funds immediately available to Lender by 11:00 a.m., New York City time, on the date such payment is due, to Lender by deposit to such account as Lender may designate by written notice to Borrower.  Whenever any such payment shall be stated to be due on a day that is not a Business Day, such payment shall be made on the first Business Day thereafter.  All such payments shall be made irrespective of, and without any deduction, set-off or counterclaim whatsoever and are payable without relief from valuation and appraisement laws and with all costs and charges incurred in the collection or enforcement thereof, including attorneys’ fees and court costs.

2.5.2       Computations.  Interest payable under the Loan Documents shall be computed on the basis of the actual number of days elapsed over a 360-day year.

2.5.3       Late Payment Charge.  If any regularly scheduled payment of Principal, interest or other monthly payment or reserve or escrow deposit due under any Loan Document is not paid by Borrower on the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by applicable law (the “Late Payment Charge”), in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment.  Such amount shall be secured by the Loan Documents.  With respect to the foregoing five (5) day grace period, the parties agree that such five (5) day grace period shall only be applicable no more than twice during the Term, and in all other instances, the Late Payment Charge shall be payable in accordance with this Section 2.5.3 with respect to any Principal, interest or other sum due under any Loan Document which is not paid by Borrower on the date on which the same is due (other than the balloon payment of Principal due on the Maturity Date or acceleration of the Loan).

2.6          Interest Rate Cap Agreement.

(a)           Borrower shall obtain, or cause to be obtained, and shall thereafter maintain in effect, an Interest Rate Cap Agreement with an Acceptable Counterparty, which shall be coterminous with the Loan and have a notional amount which shall not at any time be less than the outstanding principal balance of the Loan and which shall at all times have a strike rate equal to the Strike Rate.  The Counterparty shall be obligated under the Interest Rate Cap Agreement to make monthly payments equal to the excess of one (1) month LIBOR over the Strike Rate, calculated on the notional amount.  The notional amount of the Interest Rate Cap Agreement may be reduced from time to time in amounts equal to any prepayment of the principal of the Loan in accordance with Section 2.3 hereof.

(b)           Borrower shall collaterally assign to Lender pursuant to the Assignment of Interest Rate Cap Agreement all of its right, title and interest to receive any and all payments under the Interest Rate Cap Agreement (and any related guarantee, if any) and shall deliver to Lender an executed counterpart of such Interest Rate Cap Agreement and notify the Counterparty of such collateral assignment (either in such Interest Rate Cap Agreement or by separate instrument).  The Counterparty shall agree in writing to make all payments it is required to make under the Interest Rate Cap Agreement directly to the Deposit Account or if the Deposit Account is not then required to be in effect, into such account as specified by Lender, and provided that no Event of Default shall then exist, such payments shall be applied to the payment of amounts due and payable by Borrower in accordance with Section 3.10 hereof.  At such time as the Loan is repaid in full, all of Lender’s right, title and interest in the Interest Rate Cap Agreement shall terminate and Lender shall promptly execute and deliver at Borrower’s sole cost and expense, such documents as may be required to evidence Lender’s release of Lender’s security interest in the Interest Rate Cap Agreement and to notify the Counterparty of such release.

(c)           Borrower shall comply with all of its obligations under the terms and provisions of the Interest Rate Cap Agreement.  Borrower shall take all actions reasonably requested by Lender to enforce Lender’s rights under the Interest Rate Cap Agreement in the event of a default by the Counterparty and shall not waive, amend or otherwise modify any of its rights thereunder.

(d)           In the event of any downgrade, withdrawal or qualification of the long-term unsecured debt rating of the Counterparty below “AA-” (or the equivalent) or the short-term unsecured debt rating of “A-1+” or the equivalent by the Rating Agencies, Borrower shall replace the Interest Rate Cap Agreement with a Replacement Interest Rate Cap Agreement with an Acceptable Counterparty not later than thirty (30) days following receipt of notice from Lender or Servicer of such downgrade, withdrawal or qualification.

(e)           In the event that Borrower fails to purchase and deliver to Lender the Interest Rate Cap Agreement or any Replacement Interest Cap Agreement as and when required hereunder, Lender may purchase such Interest Rate Cap Agreement and the cost incurred by Lender in purchasing such Interest Rate Cap Agreement shall be paid by Borrower to Lender with interest thereon at the Default Rate from the date such cost was incurred by Lender until such cost is paid by Borrower to Lender.

(f)            Each Interest Rate Cap Agreement shall contain the following language or its equivalent: “In the event of any downgrade, withdrawal or qualification of the long-term unsecured debt rating of the Counterparty below “AA-” (or the equivalent) or the short-term unsecured debt rating of “A-1+” or the equivalent by the Rating Agencies, the Counterparty must, within thirty (30) days, either (x) post collateral on terms acceptable to each Rating Agency or (y) find a replacement Acceptable Counterparty, at the Counterparty’s sole cost and expense, acceptable to each Rating Agency (notwithstanding the foregoing, if the Counterparty’s rating is downgraded to “A” or lower, only the option described in clause (y) will be acceptable); provided that, notwithstanding such a downgrade, withdrawal or qualification, unless and until the Counterparty transfers the Interest Rate Cap Agreement to a replacement Acceptable Counterparty pursuant to the foregoing clause (y), the Counterparty will continue to perform its obligations under the Interest Rate Cap Agreement.  Failure to satisfy the foregoing shall constitute an Additional Termination Event as defined by Section 5(b)(v) of the ISDA Master Agreement, with the Counterparty as the Affected Party.”

(g)           In connection with an Interest Rate Cap Agreement, Borrower shall obtain and deliver to Lender an opinion of counsel from counsel for the Counterparty (upon which Lender and its successors and assigns may rely) which shall provide, in relevant part (subject to customary qualifications, assumptions and exceptions), that:

(1)           the Counterparty is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Interest Rate Cap Agreement;
(2)           the execution and delivery of the Interest Rate Cap Agreement by the Counterparty, and any other agreement which the Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by-laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property;
(3)           all consents, authorizations and approvals required for the execution and delivery by the Counterparty of the Interest Rate Cap Agreement, and any other agreement which the Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance; and
(4)           the Interest Rate Cap Agreement, and any other agreement which the Counterparty has executed and delivered pursuant thereto, has been duly executed and delivered by the Counterparty and constitutes the legal, valid and binding obligation of the Counterparty, enforceable against the Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

3.                                      CASH MANAGEMENT AND RESERVES

3.1          Cash Management Arrangements.  Borrower shall cause all Rents to be transmitted directly by tenants of the Property into a trust account (the “Clearing Account”) maintained by Borrower at a local bank selected by Borrower, which shall at all times be an Eligible Institution (the “Clearing Bank”) as more fully described in the Clearing Account Agreement.  Without in any way limiting the foregoing, all Rents received by Borrower, Manager or Sub-Manager shall be deposited into the Clearing Account within two Business Days of receipt.  Funds deposited into the Clearing Account shall be swept by the Clearing Bank on a daily basis into an Eligible Account at the Deposit Bank controlled by Lender (the “Deposit Account”) and applied and disbursed in accordance with this Agreement.  Funds in the Deposit Account shall be invested at Lender’s discretion only in Permitted Investments.  Lender will also establish subaccounts of the Deposit Account which shall at all times be Eligible Accounts (and may be ledger or book entry accounts and not actual accounts) (such subaccounts are collectively referred to herein as “Subaccounts”).  The Deposit Account and any Subaccount will be under the sole control and dominion of Lender, and Borrower shall not have any right of withdrawal therefrom.  Borrower shall pay for all expenses of opening and maintaining all of the above accounts.

3.2          Required Repairs; Completion of Required Repairs.  Borrower shall perform and complete each item of the repairs and environmental remedial work at the Property described on Schedule 2 (the “Required Repairs”), if any, within one (1) year of the date hereof or such shorter period of time for such item set forth on Schedule 2, if any.  All such repairs and remedial work shall be completed in a good and workmanlike manner in accordance with all applicable Legal Requirements and free from all Liens not previously approved by Lender.

3.3          Tax and Insurance Subaccount.  Borrower shall pay to Lender on each Payment Date (i) one-twelfth of the Taxes that Lender estimates will be payable during the next 12 months in order to accumulate with Lender sufficient funds to pay all such Taxes at least thirty (30) days prior to the delinquency date and (ii) at the option of Lender, if the liability or casualty Policy maintained by Borrower covering the Property shall not constitute an approved blanket or umbrella Policy pursuant to Section 7.1 hereof, one-twelfth of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least 30 days prior to the expiration of the Policies.  Such amounts will be transferred by Lender to a Subaccount (the “Tax and Insurance Subaccount”).  In the event Lender shall elect to collect payments in escrow for Insurance Premiums pursuant to clause (ii) above, Borrower shall pay to Lender an initial deposit to be reasonably determined by Lender, in its sole discretion, to increase the amounts in the Tax and Insurance Subaccount to an amount which, together with anticipated monthly deposits for Insurance Premiums, shall be sufficient to pay all Insurance Premiums as they become due.  Provided that no monetary Event of Default or material non-monetary Event of Default has occurred and is continuing, Lender will (a) apply funds in the Tax and Insurance Subaccount to payments of Taxes and Insurance Premiums required to be made by Borrower pursuant to Sections 5.2 and 7.1, provided that Borrower has promptly supplied Lender with notices of all Taxes and Insurance Premiums due, or (b) reimburse Borrower for such amounts upon presentation of evidence of payment; subject, however, to Borrower’s’ right to contest Taxes in accordance with Section 5.2.  In making any payment relating to Taxes and Insurance Premiums, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof.  If Lender determines in its reasonable judgment that the funds in the Tax and Insurance Subaccount will be insufficient to pay (or in excess of) the Taxes or Insurance Premiums next coming due, Lender may increase (or decrease) the monthly contribution required to be made by Borrower to the Tax and Insurance Subaccount.

3.4          Intentionally Omitted.

3.5          Mezzanine Loan Subaccount.  Lender shall deposit the Monthly Mezzanine Debt Service Payment Amount and all other amounts due under the Mezzanine Loan, as directed by Mezzanine Lender pursuant to written instructions given by Mezzanine Lender to Lender, into a Subaccount (the “Mezzanine Loan Subaccount”) in accordance with the provisions of Section 3.10 hereof.  Lender shall disburse funds from the Mezzanine Loan Subaccount to Mezzanine Lender in accordance with Mezzanine Lender’s written instructions.

3.6          Casualty/Condemnation Subaccount.  Borrower shall pay, or cause to be paid, to Lender all Proceeds or Awards due to any Casualty or Condemnation to be transferred to a Subaccount (the “Casualty/Condemnation Subaccount”) in accordance with the provisions of Section 7.  All amounts in the Casualty/Condemnation Subaccount shall be disbursed in accordance with the provisions of Section 7.

3.7          Security Deposit Subaccount.  Borrower shall keep all security deposits under Leases in accordance with applicable Legal Requirements.  After the occurrence of an Event of Default, Borrower shall, upon Lender’s request, if permitted by applicable Legal Requirements, turn over to Lender the security deposits (and any interest theretofore earned thereon) under Leases, to be held by Lender in a Subaccount (the “Security Deposit Subaccount”) subject to the terms of the Leases.  Security deposits held in the Security Deposit Subaccount will be released by Lender upon notice from Borrower together with such evidence as Lender may reasonably request that such security deposit is required to be returned to a tenant pursuant to the terms of a Lease or may be applied as Rent pursuant to the rights of Borrower under the applicable Lease.  Any letter of credit or other instrument that Borrower receives in lieu of a cash security deposit under any Lease shall (i) be maintained in full force and effect in the full amount unless replaced by a cash deposit as hereinabove described and (ii) if permitted pursuant to any Legal Requirements, name Lender as payee or mortgagee thereunder (or at Lender’s option, be fully assignable to Lender).

3.8          Intentionally Omitted.

3.9          Grant of Security Interest; Application of Funds.  As security for payment of the Debt and the performance by Borrower of all other terms, conditions and provisions of the Loan Documents, Borrower hereby pledges and assigns to Lender, and grants to Lender a security interest in, all Borrower’s right, title and interest in and to all Rents and in and to all payments to or monies held in the Clearing Account, the Deposit Account, all Subaccounts created pursuant to this Agreement (collectively, the “Cash Management Accounts”).  Borrower hereby grants to Lender a continuing security interest in, and agrees to hold in trust for the benefit of Lender, all Rents in its possession prior to the (i) payment of such Rents to Lender or (ii) deposit of such Rents into the Deposit Account.  Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any Cash Management Account, or permit any Lien to attach thereto, or any levy to be made thereon, or any UCC Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.  This Agreement is, among other things, intended by the parties to be a security agreement for purposes of the UCC.  Upon the occurrence and during the continuance of an Event of Default, Lender may apply any sums in any Cash Management Account in any order and in any manner as Lender shall elect in Lender’s discretion without seeking the appointment of a receiver and without adversely affecting the rights of Lender to foreclose the Lien of the Mortgage or exercise its other rights under the Loan Documents, provided that Lender will not apply any such sums to prepayment of Principal unless it has accelerated the Loan.  Cash Management Accounts shall not constitute trust funds and may be commingled with other monies held by Lender.  All interest which accrues on the funds in any Cash Management Account (other than the Tax and Insurance Subaccount) shall accrue for the benefit of Borrower and shall be taxable to Borrower and shall be added to and disbursed in the same manner and under the same conditions as the principal sum on which said interest accrued.  Upon repayment in full of the Debt, all remaining funds in the Subaccounts, if any, shall be promptly disbursed to Borrower.

3.10        Property Cash Flow Allocation.  (a) All Rents deposited into the Deposit Account during the immediately preceding Interest Period shall be applied on each Payment Date as follows in the following order of priority: (i) First, to make payments into the Tax and Insurance Subaccount as required under Section 3.3; (ii) Second, to pay the monthly portion of the fees charged by the Deposit Bank in accordance with the Deposit Account Agreement; (iii) Third, to Lender to pay the Monthly Debt Service Payment Amount due on such Payment Date (plus, if applicable, interest at the Default Rate and all other amounts, other than those described under other clauses of this Section 3.10(a), then due to Lender under the Loan Documents); (iv) Fourth, to deposit into the Mezzanine Loan Subaccount, (A) the Monthly Mezzanine Debt Service Payment Amount and (B) any Net Liquidation Proceeds After Debt Service; and (v)  Lastly, provided no Event of Default shall exist under the Loan Documents, all amounts remaining in the Deposit Account after deposits for items (i) through (iv) for the current month and all prior months shall be disbursed (A) if Lender has received written notice from Mezzanine Lender that a Mezzanine Event of Default has occurred and is continuing, to the Mezzanine Loan Subaccount or such other account designated by Mezzanine Lender or (B) in all other instances, to Borrower.  Notwithstanding the foregoing, except during the existence of an Event of Default or a Mezzanine Event of Default, provided that in any given Interest Period, all amounts referred to in the foregoing clauses (i)-(iv) have been paid (if and as applicable), then at Borrower’s request, the payments to Borrower under the foregoing clause (v) shall be made on a weekly basis.

(b)           The failure of Borrower to make all of the payments required under clauses (i) through (iii) of Section 3.10(a) in full on each Payment Date shall constitute an Event of Default under this Agreement; provided, however, if adequate funds are available in the Deposit Account for such payments, the failure by the Deposit Bank to allocate such funds into the appropriate Subaccounts shall not constitute an Event of Default.

(c)           Notwithstanding anything to the contrary contained in this Section 3.10, after the occurrence of an Event of Default, Lender may apply all Rents deposited into the Deposit Account and other proceeds of repayment in such order and in such manner as Lender shall elect, provided that Lender may not apply Rents to the prepayment of principal unless the Loan has been accelerated.

(d)           All transfers of funds from the Deposit Account or other sources to or for the benefit of Mezzanine Lender or Mezzanine Borrower pursuant to this Agreement or any of the other Loan Documents, are intended by Borrower and Mezzanine Borrower to constitute and shall constitute distributions from Borrower to Mezzanine Borrower of such funds.

3.11        Initial Deposits into Reserves.  The initial deposits required to be made on the date hereof into the reserve accounts established under this Article 3 are funded from the proceeds of the Loan disbursed at closing.

3.12        Tenant Improvement Reserve Subaccount.  On the date hereof, Borrower shall deposit with Lender $0.00 (the “Tenant Improvement Funds”) and Lender shall transfer such amount into a Subaccount (the “Tenant Improvement Reserve Subaccount”).  The Tenant Improvement Funds shall be used to reimburse Borrower and/or to pay, in the allocated amounts and in accordance with the terms and conditions set forth in this Agreement, for the reasonable costs and expenses incurred by Borrower in completing the tenant improvements and/or paying the tenants under the applicable Leases allowances for tenant improvements and/or paying leasing commissions under the applicable Leases, in each case in the amounts allocated to, and as described for each applicable Lease (the “TI Leases”).  Provided that no Event of Default has occurred and is continuing, Lender shall disburse Tenant Improvement Funds held in the Tenant Improvement Reserve Subaccount and applicable to each TI Lease to Borrower, within fifteen (15) days after the delivery by Borrower to Lender of a request therefore (but not more often than once per month), in increments of at least $25,000 (or the remaining balance of the amount allocated to the applicable TI Lease, if less), provided: (i) Borrower shall have provided Lender with either (1) as to leasing commissions relating to the applicable TI Lease, reasonable evidence that such commissions have been paid, or are then due and will be paid with proceeds of the requested disbursement, or (2) as to leasehold improvement work or allowances therefor, reasonable evidence (which may, if required by Lender, include a tenant estoppel certificate from the tenant under the applicable TI Lease) indicating, as applicable, (A) that the tenant improvements or allowances therefor have been completed in accordance with the applicable TI Lease, (B) that the tenant under the applicable TI Lease is then owed and entitled to payment upon the applicable tenant allowance pursuant to the terms of such TI Lease, or (C) if the time period upon which the applicable tenant may draw upon the applicable TI Lease has elapsed, that such tenant is no longer entitled to obtain or require the payment of the applicable tenant allowance under the terms of the applicable TI Lease; and (ii) the request for disbursement is accompanied by (A) an Officer’s Certificate certifying that such funds will be used only to pay (or reimburse Borrower for) the relevant expenditures set forth above (or, in the event of a disbursement under clause (i)(C) above, that the condition set forth in such clause (i)(C) has been satisfied with respect to the applicable TI Lease), and that the same have not been the subject of a previous disbursement, and (B) reasonably detailed supporting documentation as to the amount, necessity and purpose therefor.  Any such disbursement of more than $50,000 to pay

(rather than reimburse) tenant improvements under this Section may, at Lender’s option, be made by joint check payable to Borrower and the payee of such tenant improvements.

3.13        Replacement Reserve Subaccount.

3.13.1     Replacement Reserve Fund.

Borrower shall deposit with Lender $0.00 for the replacements and repairs required to be made to the Property during the calendar year (collectively, the “Replacements”) and Lender shall transfer such amount into a Subaccount (the “Replacement Reserve Subaccount”).  Amounts so deposited shall hereinafter be referred to as Borrower’s “Replacement Reserve Fund”.  Lender may reassess its estimate of the amount necessary for the Replacement Reserve Fund from time to time, and, following such reassessment, may increase the monthly amounts required to be deposited into the Replacement Reserve Fund upon thirty (30) days notice to Borrower if Lender determines in its reasonable discretion that an increase is necessary to maintain the proper maintenance and operation of the Property.

3.13.2     Disbursements from Replacement Reserve Subaccount.

(a)           Lender shall make disbursements from the Replacement Reserve Subaccount to pay or reimburse Borrower only for the costs of the Replacements.  Lender shall not be obligated to make disbursements from the Replacement Reserve Subaccount to pay or reimburse Borrower for the costs of routine maintenance to the Property or for costs which are to be reimbursed from any other reserve fund established hereunder.

(b)           Lender shall, upon written request from Borrower and satisfaction of the requirements set forth in this Section 3.13.2, disburse to Borrower amounts from the Replacement Reserve Subaccount necessary to pay or reimburse Borrower for the actual approved costs and Replacements upon completion of such Replacements (or, upon partial completion in the case of Replacements made pursuant to Section 3.13.2(e)) as determined by Lender.  In no event shall Lender be obligated to disburse funds from the Replacement Reserve Subaccount if a Default or an Event of Default exists.

(c)           Each request for disbursement from the Replacement Reserve Subaccount shall be in a form specified or approved by Lender and shall specify (i) the specific Replacements for which the disbursement is requested, (ii) the quantity and price of each item purchased, if the Replacement includes the purchase or replacement of specific items, (iii) the price of all materials (grouped by type or category) used in any Replacement other than the purchase or replacement of specific items, and (iv) the cost of all contracted labor or other services applicable to each Replacement for which the disbursement is requested.  With each request Borrower shall certify that, to the best of Borrower’s knowledge, all Replacements have been made in accordance with all applicable Legal Requirements of any Governmental Authority having jurisdiction over the Property to which the Replacements are being provided.  Each request for disbursement shall include copies of invoices for all items or materials purchased or to be purchased and all contracted labor or services provided or to be provided and, each request shall include evidence satisfactory to Lender that all such amounts have been incurred by Borrower.  Except as provided in Section 3.13.2(e), each request for disbursement from the Replacement Reserve Subaccount shall be made only after completion of the Replacement for which disbursement is requested.  Borrower shall provide Lender evidence of completion satisfactory to Lender in its reasonable judgment.

(d)           In addition to compliance with all of the requirements of this Section 3.13, if a reimbursement is requested, Borrower shall pay all invoices in connection with the Replacements with respect to each request for disbursement prior to submitting such request for disbursement from the Replacement Reserve Subaccount, or if a payment is requested, Lender will disburse to Borrower the requested payment amount (provided that funds directly disbursed by Lender to Borrower shall not exceed $2,000,000 per disbursement).  In lieu of all or a portion of such reimbursement or direct disbursement, at the request of Borrower, Lender will issue joint checks (in a minimum amount of $50,000), payable to Borrower and the contractor, supplier, materialman, mechanic, subcontractor or other party to whom payment is due in connection with a Replacement.  In the case of payments made to Borrower or by joint check, Lender may require a waiver of lien from each Person receiving payment prior to Lender’s disbursement from the Replacement Reserve Subaccount.  In addition, as a condition to any disbursement, Lender may require Borrower to obtain lien waivers from each contractor, supplier, materialman, mechanic or subcontractor who receives payment in an amount equal to or greater than $25,000 for completion of its work or delivery of its materials, and evidence reasonably satisfactory to Lender that any prior disbursements have been applied to the payment of sums for which such disbursement was requested.  Any lien waiver delivered hereunder shall conform to the requirements of Applicable Law and shall cover all work performed and materials supplied (including equipment and fixtures) for the Property by that contractor, supplier, subcontractor, mechanic or materialman through the date covered by the current disbursement request (or, in the event that payment to such contractor, supplier, subcontractor, mechanic or materialman is to be made by joint check, the release of lien shall be effective through the date covered by the previous release of funds request).

(e)           If the contractor performing such Replacement requires periodic payments pursuant to terms of a written contract (and, if such contract is for work the cost of which exceeds $100,000.00, Lender has approved in writing in advance such contract), a request for disbursement from the Replacement Reserve Subaccount may be made after completion of a portion of the work under such contract, provided (A) such contract requires payment upon completion of such portion of the work, (B) the materials for which the request is made are on site at the Property and are properly secured or have been installed at the Property, (C) all other conditions in this Section 3.13 for disbursement have been satisfied, (D) [intentionally omitted], and (E) if required by Lender, each contractor or subcontractor receiving payments under such contract shall provide a waiver of lien with respect to amounts which have been paid to that contractor or subcontractor.

(f)            Borrower shall not make a request for disbursement from the Replacement Reserve Subaccount more frequently than once in any calendar month and (except in connection with the final disbursement) the total cost of all Replacements in any request shall not be less than $25,000.

3.13.3     Performance of Replacements.

(a)           Borrower shall make Replacements when required in order to keep the Property in condition and repair consistent with other first class, full service office centers in the same market segment in the area in which the Property is located, and to keep the Property or any portion thereof from deteriorating.  Borrower shall complete all Replacements in a good and workmanlike manner as soon as practicable following the commencement of making each such Replacement.

(b)           Lender reserves the right, at its option, to approve all contracts or work orders with materialmen, mechanics, suppliers, subcontractors, contractors or other parties providing labor or materials in connection with the Replacements costing, in the aggregate, in excess of $15,000.  Upon Lender’s request, Borrower shall assign any contract or subcontract to Lender.

(c)           In the event Lender determines in its reasonable discretion that any Replacement is not being performed in a workmanlike or timely manner or that any Replacement has not been completed in a workmanlike or timely manner, Lender shall have the option to withhold disbursement for such unsatisfactory Replacement and to proceed under existing contracts or to contract with third parties to complete such Replacement and to apply the Replacement Reserve Fund toward the labor and materials necessary to complete such Replacement, without providing any prior notice to Borrower and to exercise any and all other remedies available to Lender upon an Event of Default hereunder.

(d)           In order to facilitate Lender’s completion or making of the Replacements pursuant to Section 3.13.3(c) above, Borrower grants Lender the right to enter onto the Property and perform any and all work and labor necessary to complete or make the Replacements and/or employ watchmen to protect the Property from damage.  All sums so expended by Lender, to the extent not from the Replacement Reserve Fund, shall be deemed to have been advanced under the Loan to Borrower and secured by the Mortgage.  For this purpose, Borrower constitutes and appoints Lender its true and lawful attorney-in-fact with full power of substitution to complete or undertake the Replacements in the name of Borrower.  Such power of attorney shall be deemed to be a power coupled with an interest and cannot be revoked.  Borrower empowers said attorney-in-fact as follows:  (i) to use any funds in the Replacement Reserve Subaccount for the purpose of making or completing the Replacements; (ii) to make such additions, changes and corrections to the Replacements as shall be necessary or desirable to complete the Replacements; (iii) to employ such contractors, subcontractors, agents, architects and inspectors as shall be required for such purposes; (iv) to pay, settle or compromise all existing bills and claims which are or may become Liens against the Property, or as may be necessary or desirable for the completion of the Replacements, or for clearance of title; (v) to execute all applications and certificates in the name of Borrower which may be required by any of the contract documents; (vi) to prosecute and defend all actions or proceedings in connection with the Property or the rehabilitation and repair of the Property; and (vii) to do any and every act which Borrower might do in its own behalf to fulfill the terms of this Agreement.

(e)           Nothing in this Section 3.13.3 shall:  (i) make Lender responsible for making or completing the Replacements; (ii) require Lender to expend funds in addition to the Replacement Reserve Fund to make or complete any Replacement; (iii) obligate Lender to proceed with the Replacements; or (iv) obligate Lender to demand from Borrower additional sums to make or complete any Replacement.

(f)            Borrower shall permit Lender and Lender’s agents and representatives (including, without limitation, Lender’s engineer, architect, or inspector) or third parties making Replacements pursuant to this Section 3.13.3 to enter onto the Property during normal business hours (subject to the rights of tenants under their Leases) to inspect the progress of any Replacements and all materials being used in connection therewith, to examine all plans and shop drawings relating to such Replacements which are or may be kept at the Property, and to complete any Replacements made pursuant to this Section 3.13.3.  Borrower shall cause all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other persons described above in connection with inspections described in this Section 3.13.3 (f) or the completion of Replacements pursuant to this Section 3.13.3.

(g)           Lender may require an inspection of the Property at Borrower’s expense prior to making a monthly disbursement from the Replacement Reserve Subaccount in order to verify completion of the Replacements for which payment or reimbursement is sought.  Lender may require that such inspection be conducted by an appropriate independent qualified professional selected by Lender and/or may require a copy of a certificate of completion by an independent qualified professional acceptable to Lender prior to the disbursement of any amounts from the Replacement Reserve Subaccount.  Borrower shall pay the expense of the inspection as required hereunder, whether such inspection is conducted by Lender or by an independent qualified professional.

(h)           The Replacements and all materials, equipment, fixtures, or any other item comprising a part of any Replacement shall be constructed, installed or completed, as applicable, free and clear of all mechanic’s, materialmen’s or other Liens.

(i)            Before each disbursement from the Replacement Reserve Subaccount, Lender may require Borrower to provide Lender with a search of title to the Property effective to the date of the disbursement, which search shows that no mechanic’s or materialmen’s Liens or other Liens of any nature have been placed against the Property since the date of recordation of the Mortgage (other than Permitted Encumbrances) and that title to the Property is free and clear of all Liens (other than the Lien of the Mortgage and other Permitted Encumbrances).

(j)            All Replacements shall comply with all applicable Legal Requirements of all Governmental Authorities having jurisdiction over the Property and applicable insurance requirements including, without limitation, applicable building codes, special use permits, environmental regulations, and requirements of insurance underwriters.

(k)           In addition to any insurance required under the Loan Documents, Borrower shall provide or cause to be provided workmen’s compensation insurance, builder’s risk, and public liability insurance and other insurance to the extent required under Applicable Law in connection with a particular Replacement.  All such policies shall be in form and amount reasonably satisfactory to Lender and shall comply with the requirements of Section 7.1 hereof.  Certified copies of such policies shall be delivered to Lender.

3.13.4              Failure to Make Replacements.

(a)                                  It shall be an Event of Default under this Agreement if Borrower fails to comply with any provision of this Section 3.13 and such failure is not cured within thirty (30) days after notice from Lender; provided, however, that if such Event of Default is susceptible of cure but cannot reasonably be cured within such 30-day period, and Borrower shall have commenced to cure such default within such 30-day period and thereafter diligently and expeditiously proceeds to cure the same, such 30-day period shall be extended for an additional period of time as is reasonably necessary for Borrower in the exercise of due diligence to cure such default, such additional period not to exceed 60 days.  Upon the occurrence of an Event of Default, Lender may use the Replacement Reserve Fund (or any portion thereof) for any purpose, including but not limited to completion of the Replacements as provided in Sections 3.13.3(c) and 3.13.3(d), or for any other repair or replacement to the Property or toward payment of the Debt in such order, proportion and priority as Lender may determine in its sole discretion.  Lender’s right to withdraw and apply the Replacement Reserve Funds shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents.

(b)                                 Nothing in this Agreement shall obligate Lender to apply all or any portion of the Replacement Reserve Fund on account of an Event of Default to payment of the Debt or in any specific order or priority.

3.13.5              Balance in the Replacement Reserve Subaccount.

The insufficiency of any balance in the Replacement Reserve Subaccount shall not relieve Borrower from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents.

3.14                        Lender Waiver of Reserves.  In the event Lender waives the requirement for Borrower to maintain the Clearing Account and the Deposit Account, Lender hereby consents to the Mezzanine Borrower establishing and maintaining a Clearing Account and Deposit Account with Mezzanine Lender that would operate as provided in this Article 3.

3.15                        Lender Reliance.  Lender shall have no duty to confirm, inquire or determine whether a Mezzanine Event of Default has occurred.  Lender may rely on any notice it believes in good faith to be genuine and given by Mezzanine Lender.

4.                                      REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Lender as of the date hereof that, except to the extent (if any) disclosed on Schedule 3 with reference to a specific Section of this Article 4:

4.1                               Organization; Special Purpose.  Borrower has been duly organized and is validly existing and in good standing under the laws of the state of its formation, with requisite power and authority, and all rights, licenses, permits and authorizations, governmental or otherwise, necessary to own its properties and to transact the business in which it is now engaged.  Borrower is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, business and operations.  Borrower is a Special Purpose Bankruptcy Remote Entity.

4.2                               Proceedings; Enforceability.  Borrower has taken all necessary action to authorize the execution, delivery and performance of the Loan Documents.  The Loan Documents to which Borrower is a party have been duly executed and delivered by Borrower and constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and general principles of equity.  The Loan Documents to which Guarantor and/or Affiliates are a party have been duly executed and delivered by such Guarantor and/or Affiliates party thereto, and constitute legal, valid and binding obligations of such Guarantor and/or Affiliates party thereto, enforceable against such Guarantor and/or Affiliates party thereto in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and general principles of equity.  The Loan Documents are not subject to, and Borrower has not asserted, any right of rescission, set-off, counterclaim or defense, including the defense of usury.  No exercise of any of the terms of the Loan Documents, or any right thereunder, will render any Loan Document unenforceable.

4.3                               No Conflicts.  The execution, delivery and performance of the Loan Documents by Borrower and the transactions contemplated hereby will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien (other than pursuant to the Loan Documents) upon any of the property of Borrower pursuant to the terms of, any agreement or instrument to which Borrower is a party or by which its property is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower or the Property.  Borrower’s rights under the Licenses and the Management Agreement will not be adversely affected by the execution and delivery of the Loan Documents, Borrower’s performance thereunder, or the recordation of the Mortgage.  Any consent, approval, authorization, order, registration or qualification of or with any Governmental Authority required for the execution, delivery and performance by Borrower of the Loan Documents has been obtained and is in full force and effect.

4.4                               Litigation.  There are no actions, suits or other proceedings at law or in equity by or before any Governmental Authority now pending or threatened against or affecting Borrower, the Manager or the Property, which, if adversely determined, might materially adversely affect the condition (financial or otherwise) or business of Borrower, Manager or the condition or ownership of the Property.

4.5                               Agreements.  Borrower is not a party to any agreement or instrument or subject to any restriction which might adversely affect Borrower or the Property, or Borrower’s business, properties, operations or condition, financial or otherwise.  Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Permitted Encumbrance or any other agreement or instrument to which Borrower is a party or by which Borrower or the Property is bound.

4.6                               Title.  Borrower has good, marketable and indefeasible title in fee to the real property and good title to the balance of the Property, free and clear of all Liens except the Permitted Encumbrances.  All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements in connection with the transfer of the Property to Borrower have been paid.  The Mortgage when properly recorded in the appropriate records, together with any UCC Financing Statements required to be filed in connection therewith and the other Loan Documents, will create (i) a valid, perfected first priority lien on Borrower’s interest in that portion of the Property, the Leases (to the extent not subject to the Uniform Commercial Code) and the Rents constituting interest in real estate or real property interests (including fixtures) and (ii) to the extent that a security interest therein may be created under the Uniform Commercial Code, a valid security interest in that portion of the Property, the Leases  (to the extent subject to the Uniform Commercial Code) and Rents and other collateral for the Loan constituting personal property, which security interest constitutes a perfected first priority security interest (a) to the extent that a security interest therein may be perfected by the filing of a UCC Financing Statement and (b) with respect to the Cash Management Accounts by virtue of Lender’s control of such Cash Management Accounts, all in accordance with the terms of such Loan Documents, in each case subject only to any applicable Permitted Encumbrances.  All mortgage, recording, stamp, intangible or other similar taxes required to be paid by any Person under applicable Legal Requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents have been paid (or will, contemporaneously with such recordation or filing, be) paid by Borrower.  The Permitted Encumbrances do not materially adversely affect the value, operation or use of the Property, or Borrower’s ability to repay the Loan.  No Condemnation or other proceeding has been commenced or, to Borrower’s best knowledge, is contemplated with respect to all or part of the Property or for the relocation of roadways providing access to the Property.  There are no claims for payment for work, labor or materials affecting the Property which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents.  There are no outstanding options to purchase or rights of first refusal affecting all or any portion of the Property.  The survey for the Property delivered to Lender does not fail to reflect any material matter affecting the Property or the title thereto.  Except as shown on the survey, all of the Improvements included in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of the Property, and no improvement on an adjoining property encroaches upon the Property, and no easement or other encumbrance upon the Property encroaches upon any of the Improvements, except those insured against by the Title Insurance Policy.  Each parcel comprising the Property is a separate tax lot and is not a portion of any other tax lot that is not a part of the Property.  To the best of Borrower’s knowledge, there are no pending or proposed special or other assessments for public improvements or otherwise affecting the Property, or any contemplated improvements to the Property that may result in such special or other assessments.

4.7                               No Bankruptcy Filing.  Borrower is not contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency law or the liquidation of all or a major portion of its property (a “Bankruptcy Proceeding”), and Borrower has no knowledge of any Person contemplating the filing of any such petition against Borrower.  In addition, neither Borrower nor any principal nor Affiliate of Borrower has been a party to, or the subject of a Bankruptcy Proceeding for the past ten years.

4.8                               Full and Accurate Disclosure.  No statement of fact made by Borrower in any of the Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained therein not misleading.  There is no material fact presently known to Borrower that has not been disclosed to Lender which adversely affects, or, as far as Borrower can foresee, might adversely affect, the Property or the business, operations or condition (financial or otherwise) of Borrower.  All financial data, including the statements of cash flow and income and operating expense, that have been delivered to Lender in respect of Borrower and, to Borrower’s knowledge, the Property (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of Borrower and the Property as of the date of such reports, and (iii) to the extent prepared by an independent certified public accounting firm, have been prepared in accordance with GAAP consistently applied throughout the periods covered, except as disclosed therein.  Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments, unrealized or anticipated losses from any unfavorable commitments or any liabilities or obligations not expressly permitted by this Agreement.  Since the date of such financial statements, there has been no materially adverse change in the financial condition, operations or business of Borrower or the Property from that set forth in said financial statements.

4.9                               Tax Filings.  To the extent required, Borrower has filed (or has obtained effective extensions for filing) all federal, state and local tax returns required to be filed and have paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments payable by Borrower.  Borrower believes that its tax returns (if any) properly reflect the income and taxes of Borrower for the periods covered thereby, subject only to reasonable adjustments required by the Internal Revenue Service or other applicable tax authority upon audit.

4.10                        No Plan Assets.  As of the date hereof and throughout the Term (i) Borrower is not and will not be an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, (ii) none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101, (iii)  Borrower is not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA, and (iv) transactions by or with Borrower are not and will not be subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans.  As of the date hereof, neither Borrower, nor any member of a “controlled group of corporations” (within the meaning of Section 414 of the Code) maintains, sponsors or contributes to a “defined benefit plan” (within the meaning of Section 3(35) of ERISA) or a “multiemployer pension plan” (within the meaning of Section 3(37)(A) of ERISA).

4.11                        Compliance.  Each  Borrower and, to Borrower’s best knowledge, the Property and the use thereof comply in all material respects with all applicable Legal Requirements (including with respect to parking and applicable zoning and land use laws, regulations and ordinances).  Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority, the violation of which might materially adversely affect the condition (financial or otherwise) or business of Borrower.  The Property is used exclusively as an office building property and other appurtenant and related uses.  In the event that all or any part of the Improvements are destroyed or damaged, said Improvements can be legally reconstructed to their condition prior to such damage or destruction, and thereafter exist for the same use without violating any zoning or other ordinances applicable thereto and without the necessity of obtaining any variances or special permits.  No legal proceedings are pending or, to the knowledge of Borrower, threatened with respect to the zoning of the Property.  Neither the zoning nor any other right to construct, use or operate the Property is in any way dependent upon or related to any property other than the Property. All certifications, permits, licenses and approvals, including certificates of completion and occupancy permits required for the legal use, occupancy and operation of the Property (collectively, the “Licenses”), have been obtained and are in full force and effect.  The use being made of the Property is in conformity with the certificate of occupancy issued for the Property and all other restrictions, covenants and conditions affecting the Property.

4.12                        Contracts.  There are no service, maintenance or repair contracts affecting the Property that are not terminable on one month’s notice or less without cause and without penalty or premium.  All service, maintenance or repair contracts affecting the Property have been entered into at arms-length in the ordinary course of Borrower’s business (or that of its predecessor in interest) and provide for the payment of fees in amounts and upon terms comparable to existing market rates.

4.13                        Federal Reserve Regulations; Investment Company Act.  No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose that would be inconsistent with such Regulation U or any other regulation of such Board of Governors, or for any purpose prohibited by Legal Requirements or any Loan Document.  Borrower is not (i) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (ii) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (iii) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

4.14                        Easements; Utilities and Public Access.  All easements, cross easements, licenses, air rights and rights-of-way or other similar property interests (collectively, “Easements”), if any, necessary for the full utilization of the Improvements for their intended purposes have been obtained, are described in the Title Insurance Policy and are in full force and effect without default thereunder.  The Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service it for its intended uses.  All public utilities necessary or convenient to the full use and enjoyment of the Property are located in the public right-of-way abutting the Property, and all such utilities are connected so as to serve the Property without passing over other property absent a valid easement.  All roads necessary for the use of the Property for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities.

4.15                        Physical Condition.  To Borrower’s knowledge and except as set forth in the property condition assessment, prepared by AEI Consultants and delivered to Lender in connection with the Loan, the Property, including all Improvements, parking facilities, systems, Equipment and landscaping, are in good condition, order and repair in all material respects; to Borrower’s knowledge there exists no structural or other material defect or damages to the

Property, whether latent or otherwise.  Borrower has not received notice from any insurance company or bonding company of any defect or inadequacy in the Property, or any part thereof, which would adversely affect its insurability or cause the imposition of extraordinary premiums or charges thereon or any termination of any policy of insurance or bond.  No portion of the Property is located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards.  The Improvements have suffered no material casualty or damage which has not been fully repaired and the cost thereof fully paid.

4.16                        Leases.  The rent roll attached hereto as Schedule 8 (the “Rent Roll”) is true, complete and correct and the Property is not subject to any Leases other than the Leases described in the Rent Roll.  Except as set forth on the Rent Roll or tenant estoppel certificates delivered to Lender prior to the date hereof: (i) each Lease is in full force and effect; (ii) the tenants under the Leases have accepted possession of and are in occupancy of all of their respective demised premises, have commenced the payment of rent under the Leases, and there are no offsets, claims or defenses to the enforcement thereof; (iii) all rents due and payable under the Leases have been paid and no portion thereof has been paid for any period more than 30 days in advance; (iv) the rent payable under each Lease is the amount of fixed rent set forth in the Rent Roll, and there is no claim or basis for a claim by the tenant thereunder for an adjustment to the rent; (v) to Borrower’s best knowledge, no tenant has made any claim against the landlord under any Lease which remains outstanding, there are no defaults on the part of the landlord under any Lease, and no event has occurred which, with the giving of notice or passage of time, or both, would constitute such a default; (vi) to Borrower’s best knowledge, there is no present material default by the tenant under any Lease; (vii) all security deposits under Leases are as set forth on the Rent Roll and are held consistent with Section 3.7; (viii) Borrower is the sole owner of the entire lessor’s interest in each Lease; (ix) each Lease is the valid, binding and enforceable obligation of Borrower and the applicable tenant thereunder; (x) to Borrower’s best knowledge, no Person has any possessory interest in, or right to occupy, the Property except under the terms of the Lease; and (xi) each Lease is subordinate to the Loan Documents, either pursuant to its terms or pursuant to a subordination and attornment agreement.  None of the Leases contains any option to purchase or right of first refusal to purchase the Property or any part thereof.  Neither the Leases nor the Rents have been assigned or pledged except to Lender, and no other Person has any interest therein except the tenants thereunder.

4.17                        Fraudulent Transfer.  Borrower has not entered into the Loan or any Loan Document with the actual intent to hinder, delay, or defraud any creditor, and Borrower has received reasonably equivalent value in exchange for its obligations under the Loan Documents.  Giving effect to the transactions contemplated by the Loan Documents, the fair saleable value of Borrower’s assets exceeds and will, immediately following the execution and delivery of the Loan Documents, exceed Borrower’s total probable liabilities, including subordinated, unliquidated, disputed or contingent liabilities, including the maximum amount of its contingent liabilities or its debts as such debts become absolute and matured.  Borrower’s assets do not and, immediately following the execution and delivery of the Loan Documents will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted.  Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of obligations of Borrower).

4.18                        Ownership of Borrower.  The sole limited partner (99.9% limited partner) of Borrower is Behringer Harvard Santa Clara M, LLC.  The sole general partner (0.1% general partner) of Borrower is Borrower GP.  The only member of Behringer Harvard Santa Clara M, LLC is Behringer Harvard Opportunity OP I, LP.  The only partners of Behringer Harvard Opportunity OP I, LP are BHO, Inc. (less than 0.1% general partner), and BHO Business Trust (in excess of 99.9% limited partner).  The sole beneficiary of BHO Business Trust and sole shareholder of BHO, Inc. is Behringer Harvard Opportunity REIT.  The partnership interests in Borrower, the membership interest in Borrower GP, the membership interest in Behringer Harvard Santa Clara M, LLC, and the partnership interests in Behringer Harvard Opportunity OP I, LP are owned free and clear of all Liens, warrants, options and rights to purchase (other than those granted in connection with the making of the Mezzanine Loan).  Borrower has no obligation to any Person to purchase, repurchase or issue any ownership interest in it.  The organizational chart attached hereto as Schedule 4 is complete and accurate and illustrates all Persons who have a direct or indirect ownership interest in Borrower.

4.19                        Purchase Options.  Neither the Property nor any part thereof is subject to any purchase options or other similar rights in favor of third parties.

4.20                        Management Agreement.  The Management Agreement is in full force and effect.  There is no default, breach or violation existing thereunder, and no event has occurred (other than payments due but not yet delinquent) that, with the passage of time or the giving of notice, or both, would constitute a default, breach or violation thereunder, by either party thereto.  Pursuant to the Management Agreement, Borrower has appointed the Manager as its agent for (i) hiring, terminating (subject to the provisions thereof), overseeing and otherwise dealing with any sub-property manager for the Property, (ii) otherwise overseeing the operation and management of the Property, and (iii) making decisions and otherwise interacting and dealing with Lender with respect to the Loan, this Agreement, the other Loan Documents and the Property.  Additionally, subject to the provisions of Section 3.1 and the Clearing Account Agreement and the Deposit Account Agreement, the Manager has control of all operating and other bank accounts with respect to the Property.

4.21                        Hazardous Substances.  Except as disclosed in the environmental assessment reports delivered to Lender in connection with the Loan, (i) the Property is not in violation of any Legal Requirement pertaining to or imposing liability or standards of conduct concerning environmental regulation, contamination or clean-up, including the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Emergency Planning and Community Right-to-Know Act of 1986, the Hazardous Substances Transportation Act, the Solid Waste Disposal Act, the Clean Water Act, the Clean Air Act, the Toxic Substance Control Act, the Safe Drinking Water Act, the Occupational Safety and Health Act, any state super-lien and environmental clean-up statutes, any local law requiring related permits and licenses and all amendments to and regulations in respect of the foregoing laws (collectively, “Environmental Laws”); (ii) the Property is not subject to any private or governmental Lien or judicial or administrative notice or action or inquiry, investigation or claim relating to hazardous, toxic and/or dangerous substances, toxic mold or fungus of a type that may pose a risk to human health or the environment or would negatively impact the value of the Property (“Toxic Mold”) or any other substances or materials which are included under or regulated by Environmental Laws (collectively, “Hazardous

Substances”); (iii) to the best of Borrower’s knowledge, after due inquiry, no Hazardous Substances are or have been (including the period prior to Borrower’s acquisition of the Property), discharged, generated, treated, disposed of or stored on, incorporated in, or removed or transported from the Property other than in compliance with all Environmental Laws; (iv) to the best of Borrower’s knowledge, after due inquiry, no Hazardous Substances are present in, on or under any nearby real property which could migrate to or otherwise affect the Property; (v) to the best of Borrower’s knowledge, no Toxic Mold is on or about the Property which requires remediation; and (vi) no underground storage tanks exist on the Property and the Property has never been used as a landfill.  To the best of Borrower’s knowledge, there have been no environmental investigations, studies, audits, reviews or other analyses conducted by or on behalf of Borrower which have not been provided to Lender.

4.22                        Name; Principal Place of Business.  Borrower does not use and will not use any trade name or has done or will not do business under any name other than its actual name set forth herein and the trade name of the Property.  The principal place of business of Borrower is its primary address for notices as set forth in Section 6.1, and Borrower has no other place of business.

4.23                        Other Debt.  There is no indebtedness with respect to the Property or any excess cash flow or any residual interest therein, whether secured or unsecured, other than Permitted Encumbrances and Permitted Indebtedness.

5.                                      COVENANTS

Until the end of the Term, Borrower hereby covenants and agrees with Lender that:

5.1                               Existence.  Borrower shall (i) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, and franchises, (ii) continue to engage in the business presently conducted by it, (iii) obtain and maintain all Licenses, and (iv) qualify to do business and remain in good standing under the laws of each jurisdiction, in each case as and to the extent required for the ownership, maintenance, management and operation of the Property.

5.2                               Taxes and Other Charges.  Borrower shall pay all Taxes and Other Charges prior to delinquency, and deliver to Lender receipts for payment or other evidence satisfactory to Lender that the Taxes have been so paid at least thirty (30) days prior to the delinquency date (provided, however, that Borrower need not pay such Taxes nor furnish such receipts for payment of Taxes paid by Lender pursuant to Section 3.3) and that the Other Charges have been so paid prior to delinquency.  Borrower shall not suffer and shall promptly cause to be paid and discharged any Lien against the Property, and shall promptly pay for all utility services provided to the Property.  After prior notice to Lender, Borrower, at their own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application of any Taxes or Other Charges, provided that (i) no Event of Default has occurred and is continuing, (ii) such proceeding shall suspend the collection of the Taxes or such Other Charges, (iii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder, (iv) no part of or interest in the Property will be in imminent danger of being sold, forfeited, terminated, canceled or lost, (v) Borrower shall have furnished such security as may be required in the proceeding, or as may be requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon, which shall not be less than one hundred twenty-five percent (125%) of the Taxes and Other Charges being contested (less amounts then being retained in the Taxes and Insurance Subaccount to pay such Taxes so contested), and (vi) Borrower shall promptly upon final determination thereof pay the amount of such Taxes or Other Charges, together with all costs, interest and penalties and Borrower shall be permitted to use such security to make such payment.  Lender may, with the prior approval of Borrower (not to be unreasonably withheld), pay over any such security or part thereof held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established.  Provided no Default or Event of Default shall have occurred and is continuing, upon delivery of evidence reasonably satisfactory to Lender that such Taxes or Other Charges have been paid in full or are otherwise no longer due and payable, any unused portion of any security deposited with Lender pursuant to this Section 5.2 shall promptly be released to Borrower.

5.3                               Access to Property.  Borrower shall permit agents, representatives, consultants and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice subject to the rights of tenants of the Property under their respective Leases.

5.4                               Repairs; Maintenance and Compliance; Alterations.

5.4.1                     Repairs; Maintenance and Compliance.  Borrower shall at all times maintain, preserve and protect all franchises and trade names, and Borrower shall cause the Property to be maintained in a good and safe condition and repair and shall not remove, demolish or alter the Improvements or Equipment (except for alterations performed in accordance with Section 5.4.2 and normal replacement of Equipment with Equipment of equivalent value and functionality or removal of Equipment that is not material to the operation or value of the Property as an office building).  Borrower shall promptly comply with all Legal Requirements and immediately cure properly any violation of a Legal Requirement.  Borrower shall notify Lender in writing within three Business Days after Borrower first receives notice of any such non-compliance.  Borrower shall promptly repair, replace or rebuild any part of the Property that becomes damaged, worn or dilapidated and shall complete and pay for any Improvements at any time in the process of construction or repair.

5.4.2                     Alterations.  Borrower may, without Lender’s consent, perform alterations to the Improvements and Equipment which (i) do not constitute a Material Alteration, (ii) do not adversely affect Borrower’s financial condition or the value or Net Operating Income of the Property and (iii) are in the ordinary course of Borrower’s business.  Borrower shall not perform any Material Alteration without Lender’s prior written consent, which consent shall not be unreasonably withheld or delayed.  Lender may, as a condition to giving its consent to a Material Alteration, require that Borrower deliver to Lender security for payment of the cost of such Material Alteration in an amount equal to one hundred twenty-five percent (125%) of the cost of the Material Alteration as estimated by Lender and Borrower shall be permitted to use such security to make such payment of the cost of such Material Alteration by satisfying the same conditions for disbursement from the Replacement Reserve Subaccount set forth in Section 3.13 hereof as though a request for disbursement were made thereunder.  Upon substantial completion of the Material Alteration, Borrower shall provide evidence satisfactory to Lender that (i) the Material Alteration was constructed in accordance with applicable Legal Requirements and substantially in accordance with plans and specifications approved by Lender (which approval shall not be unreasonably withheld or delayed), (ii) all contractors, subcontractors, materialmen and professionals who provided work, materials or services in connection with the Material Alteration have been paid in full and have delivered unconditional releases of lien and (iii) all material Licenses necessary for the use, operation and occupancy of the Material Alteration (other than those which depend on the performance of tenant improvement work) have been issued.  Borrower shall reimburse Lender upon demand for all out-of-pocket costs and expenses (including the reasonable fees of any architect, engineer or other professional engaged by Lender) incurred by Lender in reviewing plans and specifications or in making any determinations necessary to implement the provisions of this Section 5.4.2.  Provided no Default or Event of Default shall have occurred and is continuing, upon delivery of evidence reasonably satisfactory to Lender that such Material Alterations have been fully completed in accordance with the terms of this Section 5.4.2, any unused portion of any security deposited with Lender pursuant to this Section 5.4.2 shall promptly be released to Borrower.

5.5                               Performance of Other Agreements.  Borrower shall observe and perform each and every term to be observed or performed by Borrower pursuant to the terms of any agreement or instrument affecting or pertaining to the Property, including the Loan Documents.

5.6                               Cooperate in Legal Proceedings.  Borrower shall cooperate fully with Lender with respect to, and permit Lender, at its option, to participate in, any proceedings before any Governmental Authority which may in any way affect the rights of Lender under any Loan Document.

5.7                               Further Assurances.  Borrower shall, at Borrower’s sole cost and expense, (i) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the Debt and/or for the better and more effective carrying out of the intents and purposes of the Loan Documents, as Lender may reasonably require from time to time; and (ii) upon Lender’s request therefor given from time to time after the occurrence of any Default or Event of Default pay for (a) reports of UCC, federal tax lien, state tax lien, judgment and pending litigation searches with respect to Borrower and (b) searches of title to the Property, each such search to be conducted by search firms reasonably designated by Lender in each of the locations reasonably designated by Lender.

5.8                               Environmental Matters.

5.8.1                     Hazardous Substances.  So long as Borrower owns or is in possession of the Property, Borrower shall (i) keep the Property free from Hazardous Substances and in compliance with all Environmental Laws, (ii) promptly notify Lender if Borrower shall become aware that (A) any Hazardous Substance is on or near the Property, (B) the Property is in violation of any Environmental Laws or (C) any condition on or near the Property shall pose a threat to the health, safety or welfare of humans and (iii) remove such Hazardous Substances and/or cure such violations and/or remove such threats, as applicable, as required by law (or as shall be required by Lender in the case of removal which is not required by law, but in response to the opinion of a licensed hydrogeologist, licensed environmental engineer or other qualified environmental consulting firm engaged by Lender (“Lender’s Consultant”)), promptly after Borrower becomes aware of same, at Borrower’s sole expense.  Nothing herein shall prevent Borrower from recovering such expenses from any other party that may be liable for such removal or cure.

5.8.2                     Environmental Monitoring.

(a)                                  Borrower shall give prompt written notice to Lender of (i) any proceeding or inquiry by any party (including any Governmental Authority) with respect to the presence of any Hazardous Substance on, under, from or about the Property, (ii) all claims made or threatened by any third party (including any Governmental Authority) against Borrower or the Property or any party occupying the Property relating to any loss or injury resulting from any Hazardous Substance, and (iii) Borrower’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of the Property that could cause the Property to be subject to any investigation or cleanup pursuant to any Environmental Law.  Upon becoming aware of the presence of mold or fungus at the Property, Borrower shall (i) undertake an investigation to identify the source(s) of such mold or fungus and shall develop and implement an appropriate remediation plan to eliminate the presence of any Toxic Mold, (ii) perform or cause to be performed all acts reasonably necessary for the remediation of any Toxic Mold (including taking any action necessary to clean and disinfect any portions of the Property affected by Toxic Mold, including providing any necessary moisture control systems at the Property), and (iii) provide evidence reasonably satisfactory to Lender of the foregoing.  Borrower shall permit Lender to join and participate in, as a party if it so elects, any legal or administrative proceedings or other actions initiated with respect to the Property in connection with any Environmental Law or Hazardous Substance, and Borrower shall pay all reasonable attorneys’ fees and disbursements incurred by Lender in connection therewith.

(b)                                 Upon Lender’s request, at any time and from time to time, Borrower shall provide an inspection or audit of the Property prepared by a licensed hydrogeologist, licensed environmental engineer or qualified environmental consulting firm approved by Lender assessing the presence or absence of Hazardous Substances on, in or near the Property, and if Lender in its good faith judgment determines that reasonable cause exists for the performance of such environmental inspection or audit, then the cost and expense of such audit or inspection shall be paid by Borrower. Such inspections and audit may include soil borings and ground water monitoring.  If Borrower fails to provide any such inspection or audit within 30 days after such request, Lender may order same, and Borrower hereby grants to Lender and its employees and agents access to the Property and a license to undertake such inspection or audit.

(c)                                  If any environmental site assessment report prepared in connection with such inspection or audit recommends that an operations and maintenance plan be implemented for any Hazardous Substance, whether such Hazardous Substance existed prior to the ownership of the Property by Borrower, or presently exists or is reasonably suspected of existing, Borrower shall cause such operations and maintenance plan to be prepared and implemented at its expense upon request of Lender, and with respect to any Toxic Mold, Borrower shall take all action necessary to clean and disinfect any portions of the

Improvements affected by Toxic Mold in or about the Improvements, including providing any necessary moisture control systems at the Property.  If any investigation, site monitoring, containment, cleanup, removal, restoration or other work of any kind is reasonably necessary under an applicable Environmental Law (“Remedial Work”), Borrower shall commence all such Remedial Work within 30 days after written demand by Lender and thereafter diligently prosecute to completion all such Remedial Work within such period of time as may be required under applicable law).  All Remedial Work shall be performed by licensed contractors approved in advance by Lender and under the supervision of a consulting engineer approved by Lender.  All costs of such Remedial Work shall be paid by Borrower, including Lender’s reasonable attorneys’ fees and disbursements incurred in connection with the monitoring or review of such Remedial Work.  If Borrower does not timely commence and diligently prosecute to completion the Remedial Work, Lender may (but shall not be obligated to) cause such Remedial Work to be performed at Borrower’s expense.  Notwithstanding the foregoing, Borrower shall not be required to commence such Remedial Work within the above specified time period: (x) if prevented from doing so by any Governmental Authority, (y) if commencing such Remedial Work within such time period would result in Borrower or such Remedial Work violating any Environmental Law, or (z) if Borrower, at its expense and after prior written notice to Lender, are contesting by appropriate legal, administrative or other proceedings, conducted in good faith and with due diligence, the need to perform Remedial Work.  Borrower shall have the right to contest the need to perform such Remedial Work, provided that, (1) Borrower is permitted by the applicable Environmental Laws to delay performance of the Remedial Work pending such proceedings, (2) neither the Property nor any part thereof or interest therein will be sold, forfeited or lost if Borrower fails to promptly perform the Remedial Work being contested, and if Borrower fails to prevail in contest Borrower would thereafter have the opportunity to perform such Remedial Work, (3) Lender would not, by virtue of such permitted contest, be exposed to any risk of any civil liability for which Borrower has not furnished additional security as provided in clause (4) below, or to any risk of criminal liability, and neither the Property nor any interest therein would be subject to the imposition of any Lien for which Borrower has not furnished additional security as provided in clause (4) below, as a result of the failure to perform such Remedial Work and (4) Borrower shall have furnished to Lender additional security in respect of the Remedial Work being contested and the loss or damage that may result from Borrower’s failure to prevail in such contest in such amount as may be reasonably requested by Lender but in no event less than one hundred twenty-five percent (125%) of the cost of such Remedial Work as estimated by Lender or Lender’s Consultant and any loss or damage that may result from Borrower’s failure to prevail in such contest, which amount shall periodically be disbursed to Borrower during the course of such Remedial Work, within ten (10) days after the delivery by Borrower to Lender of a request therefor (but not more often than once per month), in increments of at least $5,000, accompanied by the following items (which items shall be in form and substance satisfactory to Lender): (i) an Officer’s Certificate (A) certifying that the Remedial Work or any portion thereof which are the subject of the requested disbursement have been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, (B) identifying each Person that supplied materials or labor in connection with such Remedial Work or any portion thereof and (C) stating that each such Person has been or, upon receipt of the requested disbursement, will be paid in full with respect to the portion of the Remedial Work which is the subject of the requested disbursement; (ii) copies of appropriate Lien waivers or other evidence of payment satisfactory to Lender; (iii) with respect to any disbursement that exceeds $50,000, at Lender’s option, a title search for the Property indicating that it is free from all Liens not previously approved by Lender; (iv) a copy of each License required to be obtained with respect to the portion of the Remedial Work which is the subject of the requested disbursement; and (v) such other evidence as Lender shall reasonably request that the Remedial Work which is the subject of the requested disbursement have been completed and paid for.  Provided no Default or Event of Default shall have occurred and is continuing, upon completion of the Remedial Work, any unused portion of any security deposited with Lender pursuant to this Section 5.8.2 shall promptly be released to Borrower.  Any such disbursement of more than $10,000 to pay (rather than reimburse) any Remedial Work may, at Lender’s option, be made by joint check payable to Borrower and the Person that supplied materials or labor in connection with such Remedial Work.

(d)                                 Borrower shall not install or permit to be installed on the Property any underground storage tank.

5.9                               Title to the Property.  Borrower will warrant and defend the title to the Property, and the validity and priority of all Liens granted or otherwise given to Lender under the Loan Documents, subject only to Permitted Encumbrances, against the claims of all Persons.

5.10                        Leases.

5.10.1              Generally.  Upon request, Borrower shall furnish Lender with executed copies of all Leases then in effect (other than Leases that have previously been furnished to Lender).  All renewals of Leases and all proposed leases shall provide for rental rates and terms comparable to existing local market rates and shall be arm’s length transactions with bona fide, independent third-party tenants.

5.10.2              Leases.  Borrower shall not enter into a proposed Lease or a proposed renewal, extension (other than a renewal or extension that is being unilaterally exercised by a tenant pursuant to the terms of an existing Lease, with respect to which Lender shall not have any consent rights) or modification of an existing Lease without the prior written consent of Lender, which consent shall not, so long as no Event of Default is continuing, be unreasonably withheld or delayed.  Prior to seeking Lender’s consent to any Lease, Borrower shall deliver to Lender a copy of such proposed lease (a “Proposed Lease”) and, if such Proposed Lease is based on the standard form of Lease approved by Lender, blacklined to show changes from the standard form of Lease approved by Lender and then being used by Borrower.  Lender shall approve or disapprove each Proposed Lease or proposed renewal, extension or modification of an existing Lease for which Lender’s approval is required under this Agreement within 10 Business Days of the submission by Borrower to Lender of a written request for such approval, accompanied by a final copy of the Proposed Lease or proposed renewal, extension or modification of an existing Lease.  If requested by Borrower, Lender will grant conditional approvals of Proposed Leases or proposed renewals, extensions or modifications of existing Leases at any stage of the leasing process, from initial “term sheet” through negotiated lease drafts, provided that Lender shall retain the right to disapprove any such Proposed Lease or proposed renewal, extension or modification of an existing Lease, if subsequent to any preliminary approval material changes are made to the terms previously approved by Lender, or additional material terms are added that had not previously been considered and approved by Lender in connection with such Proposed Lease or proposed renewal, extension or modification of an existing Lease. Provided that no Event of Default is continuing, if Borrower provides Lender with a written request for approval (which written request shall be marked in bold lettering with the following: “LENDER’S RESPONSE IS REQUIRED WITHIN TEN (10) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF SECTION 5.10.2 OF A LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND LENDER” and the envelope containing the request must be marked “PRIORITY”, and explicitly state that failure by Lender to approve or disapprove within 10 Business Days will constitute a deemed approval) and Lender fails to reject the request in writing delivered to Borrower within 10 Business Days after receipt by Lender of the request, the Proposed Lease or proposed renewal, extension or modification of an existing Lease shall be deemed approved by Lender, and Borrower shall be entitled to enter into such Proposed Lease or proposed renewal, extension or modification of an existing Lease.  Notwithstanding anything to the contrary in this Section 5.10, unless expressly agreed to in writing by Lender or unless Lender’s approval of the Capital Expense budget described in Section 5.10.3 hereof is given, any approval or deemed approval by Lender of a proposed Lease or proposed renewal, extension or modification of an existing Lease pursuant to this Section 5.10 shall not be deemed to constitute (in and of itself) an approval or deemed approval by Lender of any Approved Leasing Expenses in connection therewith.

5.10.3              Capital Expense Budget for Tenant Improvements.  In the event that a Proposed Lease or a proposed renewal, extension or modification of an existing Lease requires the payment by Borrower of amounts for tenant improvements and/or the performance by Borrower of such tenant improvements, Borrower shall submit to Lender for its approval in connection with such Proposed Lease or proposed renewal, extension or modification of an existing Lease, a Capital Expense budget (together with all information and materials reasonably required by Lender to make a determination of whether to approve such Capital Expense budget) showing, on a month-by-month basis, in reasonable detail, each line item of anticipated Capital Expenses relating to the tenant improvements required under such Proposed Lease or existing Lease.  It shall be a condition of Lender’s approval of such Proposed Lease or proposed renewal, extension or modification of an existing Lease pursuant to this Section 5.10 that Lender approves such Capital Expense budget.

5.10.4              Additional Covenants with respect to Leases.  Borrower (i) shall observe and perform the material obligations imposed upon the lessor under the Leases, and shall not do or permit anything to impair the value of the Leases as security for the Debt;  (ii) shall promptly send copies to Lender of all notices of default that Borrower shall send or receive under any Lease; (iii) shall enforce, in accordance with commercially reasonable practices for properties similar to the Property, the terms, covenants and conditions in the Leases to be observed or performed by the lessees, short of termination thereof; (iv)  shall not collect any of the Rents more than one month in advance (other than security deposits); (v) shall not execute any other assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); (vi) shall not modify any Lease in a manner inconsistent with the Loan Documents; (vii) shall not convey or transfer or suffer or permit a conveyance or transfer of the Property so as to effect a merger of the estates and rights of, or a termination or diminution of the obligations of, lessees under Leases; (viii) shall not consent to any assignment of or subletting under any Lease unless required in accordance with its terms without the prior consent of Lender, which, with respect to a subletting, may not, so long as no Event of Default is continuing, be unreasonably withheld or delayed; (ix) shall not cancel or terminate any Lease or accept a surrender thereof without the prior consent of Lender, which consent shall not, so long as no Event of Default is continuing, be unreasonably withheld or delayed and (x) shall deliver to Lender within five (5) Business Days of receipt all notices from any Tenant of such Tenant’s intent to vacate the Property or terminate the Lease.  Upon request from Borrower, Lender shall enter into a subordination, attornment and non-disturbance agreement (an “SNDA”) with any tenant (other than an Affiliate of Borrower) entering into a Lease satisfying the requirements of this Section 5.10, within seven (7) Business Days after written request therefor by Borrower, provided that such request is accompanied by an Officer’s Certificate stating that such Lease complies in all material respects with this Section 5.10 and that Lender has received a copy of the proposed Lease.  All reasonable third-party costs and expenses actually incurred by Lender in connection with the negotiation, preparation, execution and delivery of any SNDA, including, without limitation, reasonable fees and disbursements of outside counsel, shall be paid by Borrower or the applicable tenant.  The SNDA shall be on Lender’s then current standard form with such commercially reasonable changes as may be requested by the applicable tenant as may be appropriate given the size, creditworthiness and bargaining power of the applicable tenant as well as the size of the space demised under the applicable Lease.

5.11                        Estoppel Statement.  After request by Lender, Borrower shall within ten days furnish Lender with a statement addressed to Lender, its successors and assigns, duly acknowledged and certified, setting forth (i) the unpaid Principal, (ii) the Interest Rate, (iii) the date installments of interest and/or Principal were last paid, (iv) any offsets or defenses to the payment of the Debt, and (v) that the Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification.

5.12                        Property Management.

5.12.1              Management Agreement.  Borrower shall (i) cause the Property to be managed pursuant to the Management Agreement; (ii) promptly perform and observe all of the covenants required to be performed and observed by it under the Management Agreement and do all things necessary to preserve and to keep unimpaired its rights thereunder; (iii) promptly notify Lender of any default under the Management Agreement of which it is aware; (iv) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditure plan, and property improvement plan and any other notice, report and estimate received by Borrower under the Management Agreement; and (v) promptly enforce the performance and observance of all of the covenants required to be performed and observed by Manager under the Management Agreement.  Without Lender’s prior written consent, Borrower shall not (a) surrender, terminate, cancel, extend or renew the Management Agreement (other than extensions or renewals pursuant to the express renewal/extension provisions set forth in the Management Agreement on the same terms and conditions set forth therein (as in effect on the date hereof, or as hereinafter amended or modified in accordance with the terms and conditions set forth in this Agreement)) or otherwise replace the Manager or enter into any other management agreement (except pursuant to Section 5.12.2); (b) reduce or consent to the reduction of the term of the Management Agreement; (c) increase or consent to the increase of the amount of any charges under the Management Agreement; (d) otherwise modify, change, supplement, alter or amend in any material respect, or waive or release any of its rights and remedies under, the Management Agreement; (e) suffer or permit the occurrence and continuance of a default beyond any applicable cure period under the Management Agreement (or any successor management agreement) if such default permits the Manager to terminate the Management Agreement (or such successor management agreement); or (f) suffer or permit the ownership, management or control of the Manager to be transferred to a Person other than an Affiliate of Behringer Harvard REIT.

5.12.2              Termination of Manager / Sub-Manager.

(a)                                  If (i) an Event of Default shall be continuing, or (ii) Manager is in material default under the Management Agreement, or (iii) upon the gross negligence, malfeasance or willful misconduct of the Manager or if Manager becomes insolvent or a debtor in a bankruptcy proceeding, Borrower shall, at the request of Lender, terminate the Management Agreement and replace Manager with a replacement manager acceptable to both Lender (in Lender’s discretion) and the applicable Rating Agencies, on terms and conditions satisfactory to both Lender and the applicable Rating Agencies.  Borrower’s failure to appoint an acceptable manager within thirty (30) days after Lender’s request of Borrower to terminate the Management Agreement shall constitute an immediate Event of Default.  Borrower may from time to time appoint a successor manager to manage the Property, which successor manager and Management Agreement shall be approved in writing by both Lender (in Lender’s discretion) and the applicable Rating Agencies.  Any successor manager shall execute and deliver to Lender a consent and subordination of manager in form and substance substantially similar to the Consent and Subordination delivered to Lender on the date hereof.

(b)                                 If (i) an Event of Default shall be continuing, or (ii) Sub-Manager is in default under the Sub-Management Agreement, or (iv) upon the gross negligence, malfeasance or willful misconduct of the Sub-Manager, Borrower shall, at the request of Lender, terminate the Sub-Management Agreement and, at Borrower’s option, replace Sub-Manager with a replacement manager acceptable to both Lender (in Lender’s discretion) and the applicable Rating Agencies, on terms and conditions satisfactory to both Lender and the applicable Rating Agencies; provided, however, in the event that Borrower elects to replace Sub-Manager with a Qualifying Sub-Manager, no approval of Lender or the applicable Rating Agencies shall be required.  Borrower’s failure to terminate the Sub-Management Agreement within thirty (30) days after Lender’s request of Borrower shall constitute an immediate Event of Default.  Borrower may from time to time appoint a successor sub-manager to sub-manage the Property, which successor sub-manager and Sub-Management Agreement shall be approved in writing by both Lender (in Lender’s discretion) and the applicable Rating Agencies; provided, however, in the event that Borrower elects to replace Sub-Manager with a Qualifying Sub-Manager, no approval of Lender or the applicable Rating Agencies shall be required for such replacement, however, Lender and the applicable Rating Agencies’ approval shall be required with respect to any new Sub-Management Agreement.  Any successor sub-manager shall execute and deliver to Lender a consent and acknowledgment in form and substance substantially similar to the Consent of Subcontractor delivered to Lender on the date hereof.

5.13                        Special Purpose Bankruptcy Remote Entity.  Borrower shall at all times be a Special Purpose Bankruptcy Remote Entity. Borrower shall not directly or indirectly make any change, amendment or modification to its organizational documents, or otherwise take any action which could result in Borrower not being a Special Purpose Bankruptcy Remote Entity.  A “Special Purpose Bankruptcy Remote Entity” shall have the meaning set forth on Schedule 5 hereto.

5.14                        Assumption in Non-Consolidation Opinion.  Borrower shall conduct its business so that the assumptions (with respect to each Person) made in that certain substantive non-consolidation opinion letter dated the date hereof delivered by Borrower’s counsel in connection with the Loan, shall be true and correct in all respects.

5.15                        Change In Business or Operation of Property.  Borrower shall not purchase or own any real property other than the Property and shall not enter into any line of business other than the ownership and operation of the Property, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business or otherwise cease to operate the Property as an office building, or terminate such business for any reason whatsoever (other than temporary cessation in connection with renovations to the Property).

5.16                        Debt Cancellation.  Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.

5.17                        Affiliate Transactions.  Other than the Management Agreement, Borrower shall not enter into, or be a party to, any transaction with an Affiliate of Borrower or any of the members of Borrower except in the ordinary course of business and on terms which are fully disclosed to Lender in advance and are no less favorable to Borrower or such Affiliate than would be obtained in a comparable arm’s-length transaction with an unrelated third party.  With respect to the foregoing, Lender hereby acknowledges that it has approved the Management Agreement.

5.18                        Zoning.  Borrower shall not initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior consent of Lender.

5.19                        No Joint Assessment.  Borrower shall not suffer, permit or initiate the joint assessment of the Property (i) with any other real property constituting a tax lot separate from the Property, and (ii) with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Property.

5.20                        Principal Place of Business.  Borrower shall not change its principal place of business or chief executive office without first giving Lender 30 days’ prior notice.

5.21                        Change of Name, Identity or Structure.  Borrower shall not change its name, identity (including its trade name or names) or Borrower’s organizational structure without notifying Lender of such change in writing at least thirty (30) days prior to the effective date of such change and, in the case of a change in Borrower’s structure, without first obtaining the prior written consent of Lender.  Borrower shall execute and deliver to Lender, prior to or contemporaneously with the effective date of any such change, any financing statement or financing statement change required by Lender to establish or maintain the validity, perfection and priority of the security interest granted herein.  At the request of Lender, Borrower shall execute a certificate in form satisfactory to Lender listing the trade names under which Borrower intends to operate the Property, and representing and warranting that Borrower does business under no other trade name with respect to the Property.

5.22                        Indebtedness.  Borrower shall not directly or indirectly create, incur or assume any indebtedness other than the Debt and unsecured trade payables incurred in the ordinary course of business relating to the ownership and operation of the Property which do not exceed, at any time, a maximum amount of three percent (3%) of the original amount of the Principal and are paid within sixty (60) days of the date incurred or invoiced (collectively, “Permitted Indebtedness”); provided, however, such three percent (3%) limitation shall not apply to (i) any asset management or property management fee payable pursuant to the terms of the Management Agreement, or (ii) any amounts that are payable out of the proceeds of Additional Advances or from any reserves established under this Agreement.  Notwithstanding the foregoing, with respect to the 60-day period set forth above, Borrower may, after prior notice to Lender, at its own expense, contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity of any such Permitted Indebtedness (during which time such 60-day period shall be tolled), provided that if Borrower desires to withhold payment of such Permitted Indebtedness during the pendency of the contest, (i) no Event of Default has occurred and is continuing, (ii) no part of or interest in the Property will be in danger of being sold, forfeited, terminated, canceled or lost, (iii) Borrower shall have furnished such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure the payment of any such Permitted Indebtedness, together with all interest and penalties thereon, which security shall not be less than one hundred twenty-five percent (125%) of the Permitted Indebtedness being contested, and (iv) Borrower shall promptly upon final determination thereof pay the amount of such Permitted Indebtedness, together with all costs, interest and penalties and Borrower shall be permitted to use such security to make such payment.

5.23                        Licenses.  Borrower shall not Transfer any License required for the operation of the Property (other than in connection with a Permitted Transfer).

5.24                        Compliance with Restrictive Covenants, Etc.  Borrower will not modify, waive in any material respect or release any Easements, restrictive covenants or other Permitted Encumbrances, or suffer, consent to or permit the foregoing, without Lender’s prior written consent, which consent may be granted or denied in Lender’s sole discretion.

5.25                        ERISA.

5.25.1              Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.

5.25.2              Borrower shall not maintain, sponsor, contribute to or become obligated to contribute to, or suffer or permit any ERISA Affiliate of Borrower to, maintain, sponsor, contribute to or become obligated to contribute to, any Plan or any Welfare Plan or permit the assets of Borrower to become “plan assets,” whether by operation of law or under regulations promulgated under ERISA.

5.25.3              Borrower shall deliver to Lender such certifications or other evidence from time to time throughout the Term, as requested by Lender in its sole discretion, that (A) Borrower is not and does not maintain an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(3) of ERISA; (B) Borrower is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (C) one or more of the following circumstances is true:

(1)                                  Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);
(2)                                  Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2); or
(3)                                  Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e).

5.26                        Transfers.

5.26.1              Generally.  Borrower shall not directly or indirectly make, suffer or permit the occurrence of any Transfer other than a Permitted Transfer.  No Transfer of a direct interest in Borrower shall be permitted except in connection with the making of the Mezzanine Loan.

5.26.2              Intentionally Omitted.

5.26.3              Intentionally Omitted.

5.27                        Liens.  Without Lender’s prior written consent, Borrower shall not create, incur, assume, permit or suffer to exist any Lien on all or any portion of the Property or any direct or indirect legal or beneficial ownership interest in Borrower, except Liens in favor of Lender and Permitted Encumbrances, unless such Lien is bonded or discharged within 30 days after Borrower first receives notice of such Lien (or such longer period as is permitted under this Agreement in the event and to the extent the Lien is of a nature which may be contested by Borrower under the provisions of this Agreement and Borrower is in fact contesting such Lien in accordance with the express provisions and conditions set forth in this Agreement).  Notwithstanding the foregoing, pledges of any direct or indirect legal or beneficial ownership interest in Behringer Harvard Operating Partnership shall not constitute Liens prohibited hereunder.

5.28                        Dissolution.  Borrower shall not (i) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (ii) engage in any business activity not related to the ownership and operation of the Property or (iii) transfer, lease or sell, in one transaction or any combination of transactions, all or substantially all of the property or assets of Borrower except to the extent expressly permitted by the Loan Documents.

5.29                        Expenses.  Subject to Sections 9.1 and 9.2 hereof, Borrower shall reimburse Lender upon receipt of notice for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with the Loan, including (i) the preparation, negotiation, execution and delivery of the Loan Documents and the consummation of the transactions contemplated thereby and all the costs of furnishing all opinions by counsel for Borrower; (ii) Borrower’s and Lender’s ongoing performance under and compliance with the Loan Documents, including confirming compliance with environmental and insurance requirements; (iii) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications of or under any Loan Document and any other documents or matters requested by Lender; (iv) filing and recording of any Loan Documents; (v) title insurance, surveys, inspections and appraisals; (vi) the creation, perfection or protection of Lender’s Liens in the Property and the Cash Management Accounts (including fees and expenses for title and lien searches, intangibles taxes, personal property taxes, mortgage recording taxes, due diligence expenses, travel expenses, accounting firm fees, costs of appraisals, environmental reports and Lender’s Consultant, surveys and engineering reports); (vii) enforcing or preserving any rights in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, the Loan Documents, the Property, or any other security given for the Loan; (viii) fees charged by Rating Agencies in connection with any modification of the Loan requested by Borrower; and (ix) enforcing any obligations of or collecting any payments due from Borrower under any Loan Document or with respect to the Property or in connection with any refinancing or restructuring of the Loan in the nature of a “work-out”, or any insolvency or bankruptcy proceedings.  Any costs and expenses due and payable by Borrower hereunder which are not paid by Borrower within ten days after demand may be paid from any amounts in the Deposit Account, with notice thereof to Borrower.  The obligations and liabilities of Borrower under this Section 5.29 shall survive the Term and the exercise by Lender of any of its rights or remedies under the Loan Documents, including the acquisition of the Property by foreclosure or a conveyance in lieu of foreclosure.

5.30                        Indemnity.  Borrower shall defend, indemnify and hold harmless Lender and each of its Affiliates and their respective successors and assigns, including the directors, officers, partners, members, shareholders, participants, employees, professionals and agents of any of the foregoing (including any Servicer) and each other Person, if any, who Controls Lender, its Affiliates or any of the foregoing (each, an “Indemnified Party”), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for an Indemnified Party in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Lender shall be designated a party thereto, court costs and costs of appeal at all appellate levels, investigation and laboratory fees, consultant fees and litigation expenses), that may be imposed on, incurred by, or asserted against any Indemnified Party (collectively, the “Indemnified Liabilities”) in any manner, relating to or arising out of or by reason of the Loan, including: (i) any breach by Borrower of its obligations under, or any misrepresentation by Borrower contained in, any Loan Document; (ii) the use or intended use of the proceeds of the Loan; (iii) any information provided by Borrower; (iv) ownership of the Mortgage, the Property or any interest therein, or receipt of any Rents; (v) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Property or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (vi) any use, nonuse or condition in, on or about the Property or on adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (vii) performance of any labor or services or the furnishing of any materials or other property in respect of the Property; (viii) the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release, or threatened release of any Hazardous Substance on, from or affecting the Property; (ix) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Substance; (x) any lawsuit brought or threatened, settlement reached, or government order relating to such Hazardous Substance; (xi) any violation of the Environmental Laws which is based upon or in any way related to such Hazardous Substance, including the costs and expenses of any Remedial Work; (xii) any failure of the Property to comply with any Legal Requirement; (xiii) any claim by brokers, finders or similar persons claiming to be entitled to a commission in connection with any Lease or other transaction involving the Property or any part thereof, or any liability asserted against Lender with respect thereto; and (xiv) the claims of any lessee of any portion of the Property or any Person acting through or under any lessee or otherwise arising under or as a consequence of any Lease; provided, however, that Borrower shall not have any obligation to any Indemnified Party hereunder to the extent that it is finally judicially determined that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of such Indemnified Party.  Any amounts payable to any Indemnified Party by reason of the application of this paragraph shall be payable within 10 days after demand and shall bear interest at the Default Rate from the date due until paid.  The obligations and liabilities of Borrower under this Section 5.30 shall survive the Term (with respect to any matter occurring or in existence prior to the end of the Term, and thereafter with respect to third party claims, suits and actions) and the exercise by Lender of any of its rights or remedies under the Loan Documents, including the acquisition of the Property by foreclosure or a conveyance in lieu of foreclosure.

5.31                        Intentionally Omitted.

5.32                        Intentionally Omitted.

5.33                        Patriot Act Compliance.  (a) Borrower will use their good faith and commercially reasonable efforts to comply with the Patriot Act (as defined below) and all applicable requirements of governmental authorities having jurisdiction over Borrower and the Property, including those relating to money laundering and terrorism.  Lender shall have the right to audit Borrower’s compliance with the Patriot Act and all applicable requirements of governmental authorities having jurisdiction over Borrower and the Property, including those relating to money laundering and terrorism.  In the event that Borrower fails to comply with the Patriot Act or any such requirements of governmental authorities, then Lender may, at its option, cause Borrower to comply therewith and any and all reasonable costs and expenses incurred by Lender in connection therewith shall be secured by the Mortgage and the other Loan Documents and shall be immediately due and payable.  For purposes hereof, the term “Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.

(b)                                 Neither Borrower nor any member of Borrower nor any partner of any such member nor any owner of a direct or indirect interest in Borrower (a) is listed on any Government Lists (as defined below), (b) is a person who has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13224 (Sept. 23, 2001) or any other similar prohibitions contained in the rules and regulations of OFAC (as defined below) or in any enabling legislation or other Presidential Executive Orders in respect thereof, (c) has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any Patriot Act Offense (as defined below), or (d) is currently under investigation by any governmental authority for alleged criminal activity.  For purposes hereof, the term “Patriot Act Offense” means any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (a) the criminal laws against terrorism; (b) the criminal laws against money laundering, (c) the Bank Secrecy Act, as amended, (d) the Money Laundering Control Act of 1986, as amended, or the (e) Patriot Act.  “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense.  For purposes hereof, the term “Government Lists” means (i) the Specially Designated Nationals and Blocked Persons Lists maintained by Office of Foreign Assets Control (“OFAC”), (ii) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC that Lender notified Borrower in writing is now included in “Governmental Lists”, or (iii) any similar lists maintained by the United States Department of State, the United States Department of Commerce or any other government authority or pursuant to any Executive Order of the President of the United States of America that Lender notified Borrower in writing is now included in “Governmental Lists”.

6.                                      NOTICES AND REPORTING

6.1                               Notices.  All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document (a “Notice”) shall be given in writing and shall be effective for all purposes if either hand delivered with receipt acknowledged, or by a nationally recognized overnight delivery service (such as Federal Express), or by certified or registered United States mail, return receipt requested, postage prepaid, or by facsimile and confirmed by facsimile answer back, in each case addressed as follows (or to such other address or Person as a party shall designate from time to time by notice to the other party):  If to Lender: Citigroup Global Markets Realty Corp., 388 Greenwich St., Floor 11, New York, NY 10013, Attention: Paul Schuler, Telecopier (212) 816-1299, with a copy to:  Thacher Proffitt & Wood LLP, Two World Financial Center, New York, New York 10281, Attention: Donald F. Simone, Telecopier: (212) 912-7751; if to Borrower:  c/o the Borrower’s Designee, 15601 Dallas Parkway, Suite 600, Addison, Texas  75001, to the attention of Borrower, Telecopier: (214) 655-1610.  A notice shall be deemed to have been given:  in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day;

or in the case of overnight delivery, upon the first attempted delivery on a Business Day; or in the case of facsimile, upon the confirmation of such facsimile transmission.

6.2                               Borrower Notices and Deliveries.  Borrower shall (a) give prompt written notice to Lender of: (i) any litigation, governmental proceedings or claims or investigations pending or threatened against Borrower which might materially adversely affect Borrower’s condition (financial or otherwise) or business or the Property; (ii) any material adverse change in Borrower’s condition, financial or otherwise, or of the occurrence of any Default or Event of Default of which Borrower has knowledge; and (b) furnish and provide to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, reasonably requested, from time to time, by Lender within the possession or reasonable control of Borrower.  In addition, after request by Lender (but no more frequently than twice in any year), (x) Borrower shall furnish to Lender within ten days, a certificate addressed to Lender, its successors and assigns reaffirming (to the best of their knowledge) all representations and warranties of Borrower set forth in the Loan Documents as of the date requested by Lender or, to the extent of any changes to any such representations and warranties, so stating such changes, and (y) Borrower shall use commercially reasonable efforts to furnish to Lender within 30 days, tenant estoppel certificates addressed to Lender, its successors and assigns from each tenant at each Property in form and substance reasonably satisfactory to Lender.

6.3                               Financial Reporting.

6.3.1                     Bookkeeping.  Borrower shall keep on a calendar year basis, in accordance with GAAP (or federal income tax basis of accounting, consistently applied), proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and all items of income and expense and any services, Equipment or furnishings provided in connection with the operation of the Property, whether such income or expense is realized by Borrower, Manager or any Affiliate of Borrower.  Lender shall have the right from time to time during normal business hours upon reasonable notice to examine such books, records and accounts relating to the Property at the office of Manager or other Person maintaining them, and to make such copies or extracts thereof as Lender shall desire.  After an Event of Default, Borrower shall pay any costs incurred by Lender to examine such books, records and accounts, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest.

6.3.2                     Annual Reports.  Borrower shall furnish to Lender annually, within 120 days after each calendar year, a complete copy of Borrower’s annual financial statements audited (if Lender requires for such statements for any year by notice delivered no later than October 31 of the calendar year in question; in the absence of such Lender requirement such statements need not be audited) by an Approved Accountant (accompanied by an unqualified opinion from such Approved Accountant), each in accordance with GAAP (or federal income tax basis of accounting, consistently applied) and containing balance sheets and statements of profit and loss for Borrower and the Property in such detail as Lender may request.  Each of such financial statements (x) shall be in form and substance satisfactory to Lender, (y) shall set forth the financial condition and the income and expenses for the Property for the immediately preceding calendar year, including statements of annual Net Operating Income as well as (1) a list of tenants, if any, occupying more than twenty percent (20%) of the rentable space of the Property,

(2) a breakdown showing (a) the year in which each Lease then in effect expires, (b) the percentage of rentable space covered by such Lease, (c) the percentage of base rent with respect to which Leases shall expire in each such year, expressed both on a per year and a cumulative basis and (z) shall be accompanied by an Officer’s Certificate certifying (1) that such statement is true, correct, complete and accurate and presents fairly the financial condition of the Property and has been prepared in accordance with GAAP(or federal income tax basis of accounting, consistently applied) and (2) whether there exists a Default or Event of Default, and if so, the nature thereof, the period of time it has existed and the action then being taken to remedy it.

6.3.3                     Monthly/Quarterly Reports.  Borrower shall furnish to Lender within 30 days after the end of each calendar month or calendar quarter (as indicated below) the following items: (i) monthly and year-to-date operating statements, noting Net Operating Income and other information necessary and sufficient under GAAP (or federal income tax basis of accounting, consistently applied) to fairly represent the financial position and results of operation of the Property during such calendar month, all in form satisfactory to Lender; (ii) a balance sheet for such calendar month; (iii) a comparison of the budgeted income and expenses and the actual income and expenses for each month and year-to-date for the Property, together with a detailed explanation of any variances of ten percent (10%) or more between budgeted and actual amounts for such period and year-to-date; (iv) a statement of the actual Capital Expenses made by Borrower during each calendar quarter as of the last day of such calendar quarter; (v) intentionally omitted; (vi) an aged receivables report and (vii) rent rolls identifying the leased premises, names of all tenants, units leased, monthly rental and all other charges payable under each Lease, date to which paid, term of Lease, date of occupancy, date of expiration, material special provisions, concessions or inducements granted to tenants, and a year-by-year schedule showing by percentage the rentable area of the Improvements and the total base rent attributable to Leases expiring each year) and a delinquency report for the Property.  Each such statement shall be accompanied by an Officer’s Certificate certifying that to the best of such officer’s knowledge, (1) that such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of Borrower and the Property in accordance with GAAP (or federal income tax basis of accounting, consistently applied) (subject to normal year-end adjustments) and (2) whether there exists a Default or Event of Default, and if so, the nature thereof, the period of time it has existed and the action then being taken to remedy it.

6.3.4                     Other Reports.  Subject to the provisions of Section 6.3.2, Borrower shall furnish to Lender, within ten Business Days after request, such further detailed information with respect to the operation of the Property and the financial affairs of Borrower or Manager as may be reasonably requested by Lender or any applicable Rating Agency.

6.3.5                     Annual Budget.  Borrower shall prepare and submit (or shall cause Manager to prepare and submit) to Lender by December 15th of each year during the Term for approval by Lender, which approval shall not be unreasonably withheld or delayed, a proposed pro forma budget for the Property for the succeeding calendar year (the “Annual Budget”, and each Annual Budget approved by Lender is referred to herein as the “Approved Annual Budget”), and, promptly after preparation thereof, any revisions to such Annual Budget.  The Annual Budget shall consist of an operating expense budget showing, on a month-by-month basis, in reasonable detail, each line item of Borrower’s anticipated operating income and operating expenses (on a cash and accrual basis), including amounts required to establish, maintain and/or increase any monthly payments required hereunder.  Until such time that any Annual Budget has been approved by Lender, the prior Approved Annual Budget shall apply for all purposes hereunder (with such adjustments as reasonably determined by Lender (including increases for any non-discretionary expenses)).  The Annual Budget for the 2007 calendar year delivered to Lender is approved as an Approved Annual Budget.

6.3.6                     Additional Reporting.

(a)                                  If requested by Lender, Borrower shall provide Lender, promptly upon request or within the time periods set forth in this subsection (a), with the following financial statements if, at the time a Disclosure Document is being prepared for a Securitization, it is expected that the principal amount of the Loan together with any Affiliated Loans at the time of Securitization may equal or exceed 20% of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the Securitization:

(1)                                  A balance sheet with respect to the Property for the two most recent fiscal years, meeting the requirements of Section 210.3-01 of Regulation S-X of the Securities Act and statements of income and statements of cash flows with respect to the Property for the three most recent fiscal years, meeting the requirements of Section 210.3-02 of Regulation S-X, and, for any interim period between the last audited balance sheet and the date of the most recent interim financial statements, interim financial statements of the Property meeting the requirements of Section 210.3-01 and 210.3-02 of Regulation S-X (all of such financial statements, collectively, the “Standard Statements”); provided, however, that with respect to a Property (other than properties that are hotels, nursing homes, or other properties that would be deemed to constitute a business and not real estate under Regulation S-X or other legal requirements) that has been acquired by Borrower from an unaffiliated third party (such Property, “Acquired Property”), as to which the other conditions set forth in Section 210.3-14 of Regulation S-X for provision of financial statements in accordance with such Section have been met, in lieu of the Standard Statements otherwise required by this section, Borrower shall instead provide the financial statements required by such Section 210.3-14 of Regulation S-X (“Acquired Property Statements”).
(2)                                  Not later than 30 days after the end of each fiscal quarter following the date hereof, a balance sheet of the Property as of the end of such fiscal quarter, meeting the requirements of Section 210.3-01 of Regulation S-X, and statements of income and statements of cash flows of the Property for the period commencing following the last day of the most recent fiscal year and ending on the date of such balance sheet and for the corresponding period of the most recent fiscal year, meeting the requirements of Section 210.3-02 of Regulation S-X (provided, that if for such corresponding period of the most recent fiscal year Acquired Property Statements were permitted to be provided hereunder pursuant to subsection (i) above, Borrower shall instead provide Acquired Property Statements for such corresponding period).
(3)                                  Not later than 75 days after the end of each fiscal year following the date hereof, a balance sheet of the Property as of the end of such fiscal year, meeting the requirements of Section 210.3-01 of Regulation S-X, and statements of income and statements of cash flows of the Property for such fiscal year, meeting the requirements of Section 210.3-02 of Regulation S-X.
(4)                                  Within ten business days after notice from the Lender in connection with the Securitization of this Loan, such additional financial statements, such that, as of the date (each an “Offering Document Date”) of each Disclosure Document, Borrower shall have provided Lender with all financial statements as described in this subsection (a)(1) above; provided that the fiscal year and interim periods for which such financial statements shall be provided shall be determined as of such Offering Document Date.

(b)                                 If requested by Lender, Borrower shall provide Lender, promptly upon request (but in no event later than the time periods set forth in Section 6.3.6(a) hereof), with “selected financial data” regarding the net operating income for Borrower and the Property for the most recent fiscal year and interim period (or such longer period as may be required by Regulation S-K if the Loan is not treated as a non-recourse loan under Instruction 3 for Item 1101(k) of Regulation AB) meeting the requirements and covering the time periods specified in Section 301 of Regulation S-K and Item 1112 of Regulation AB of the Securities Act if, at the time a Disclosure Document is being prepared for a Securitization, it is expected that the principal amount of the Loan and any Affiliated Loans at the time of Securitization may equal or exceed 10% (but is less than 20%) of the aggregate principal amount of all mortgage loans expected to be included in a Securitization.

(c)                                  All financial statements provided by Borrower hereunder pursuant to Section 6.3.6(a) and (b) hereof shall be prepared in accordance with GAAP, and shall meet the requirements of Regulation S-K or Regulation S-X, as applicable, Regulation AB and other applicable legal requirements.  All financial statements referred to in Subsections 6.3.6(a)(1) and (3) above shall be audited by independent Approved Accountants of Borrower acceptable to Lender in accordance with Regulation S-K or Regulation S-X, as applicable, Regulation AB and all other applicable legal requirements, shall be accompanied by the manually executed report of the independent Approved Accountant thereon, which report shall meet the requirements of Regulation S-K or of Regulation S-X, as applicable, Regulation AB and all other applicable legal requirements, and shall be further accompanied by a manually executed written consent of the independent Approved Accountants, in form and substance acceptable to Lender, to the inclusion of such financial statements in any Disclosure Document and any Exchange Act Filing and to the use of the name of such independent Approved Accountants and the reference to such independent Approved Accountants as “experts” in any Disclosure Document and Exchange Act Filing, all of which shall be provided at the same time as the related financial statements are required to be provided.  All financial statements (audited or unaudited) provided by Borrower under this Section 6.3.6 shall be certified by the chief financial officer or administrative member of Borrower, which certification shall state that such financial statements meet the requirements set forth in the first sentence of this Section 6.3.6(c).

(d)                                 If requested by Lender, Borrower shall provide Lender, promptly upon request, with any other or additional financial statements, or financial, statistical or operating information, as Lender shall determine to be required pursuant to Regulation S-K or Regulation S-X, as applicable, Regulation AB or any amendment, modification or replacement thereto or other legal requirements in connection with any Disclosure Document or any Exchange Act filing in connection with or relating to a Securitization or as shall otherwise be reasonably requested by the Lender.

(e)                                  In the event Lender determines, in connection with a Securitization, that the financial statements required in order to comply with Regulation S-K or Regulation S-X, as applicable, Regulation AB or other legal requirements are other than as provided herein, then notwithstanding the provisions of Sections 6.3.6(a), (b) and (c) hereof, Lender may request, and Borrower shall promptly provide, such combination of Acquired Property Statement and/or Standard Statements or such other financial statements as Lender determines to be necessary or appropriate for such compliance.

(f)                                    Intentionally Deleted.

(g)                                 If requested by Lender, Borrower shall provide Lender, promptly upon request, a list of tenants (including all affiliates of such tenants) that in the aggregate (1) occupy 10% or more (but less than 20%) of the total floor area of the improvements or represent 10% or more (but less than 20%) of aggregate base rent, and (2) occupy 20% or more of the total floor area of the improvements or represent 20% or more of aggregate base rent.

(h)                                 In addition, if requested by Lender, Borrower shall provide Lender, promptly upon request, with financial information regarding any of the tenants identified in the list prepared pursuant to the preceding sentence in form and substance sufficient to satisfy the requirements of Item 1112 of Regulation AB.

(i)                                     Notwithstanding any other provisions of this Section 6.3.6, Borrower’s obligations with respect to the delivery of information (i) with respect to periods predating Borrower’s acquisition of the Property, (ii) relating to tenants of the Property, or (iii) otherwise relating to Persons or property not owned by Borrower or within its reasonable control (or in the control of one or more of its Affiliates) shall be limited to using commercially reasonable efforts to (A) enforce Borrower’s contractual rights, if any, to the delivery of such information (e.g., by its seller, pursuant to the applicable purchase and sale agreement, or by a tenant pursuant to its Lease) or (B) otherwise obtain such information.  Lender shall notify Borrower in the event the Loan is intended to be included in a Securitization in which Borrower alone or Borrower and one or more of its Affiliates collectively, or the Property alone or the Property and other properties collectively, will be a “Significant Obligor” (as defined in Regulation AB) and, in such event, Lender shall credit Borrower $20,000 for expenses (other than legal fees and disbursements of Borrower’s counsel) incurred by Borrower in connection with its compliance with Regulation AB prior to the cut-off date for such Securitization.

7.                                      INSURANCE; CASUALTY; AND CONDEMNATION

7.1                               Insurance.

7.1.1                     Coverage.  Borrower, at its sole cost, for the mutual benefit of Borrower and Lender, shall obtain and maintain during the Term the following policies of insurance:

(a)                                  Property insurance insuring against loss or damage customarily included under so called “all risk” or “special form” policies including fire, lightning, vandalism, and malicious mischief, boiler and machinery and, if required by Lender in accordance with subsections (b) or (i) below, flood and/or earthquake coverage, and subject to subsection (j) below, coverage for damage or destruction caused by the acts of “Terrorists” (or such policies shall have no exclusion from coverage with respect thereto) and such other insurable hazards as, under good insurance practices, from time to time are insured against for other property and buildings similar to the premises in nature, use, location, height, and type of construction.  Such insurance policy shall also insure costs of demolition and increased cost of construction (which insurance for demolition and increased cost of construction may contain a sub-limit satisfactory to Lender).  Each such insurance policy shall (i) be in an amount equal to one hundred percent (100%) of the then replacement cost of the Improvements without deduction for physical depreciation and in any event in such amount as is necessary so that the insurer would not deem Borrower a co-insurer under such policies, (ii) have deductibles no greater than the lesser of $25,000 or five percent (5%) of the Net Operating Income per occurrence, (iii) be paid annually in advance and (iv) contain an agreed amount replacement cost endorsement with a waiver of depreciation, and shall cover, without limitation, all tenant improvements and betterments that Borrower is required to insure on a replacement cost basis.  Lender shall be named Loss Payee on a Standard Mortgagee Endorsement.

(b)                                 Flood insurance if any part of the Improvements or (whether or not constituting Improvements) the paved parking area or parking garage included in the Property is now or hereafter located in an area now or hereafter designated by the Federal Emergency Management Agency as a Zone “A” & “V” Special Hazard Area, or such other Special Hazard Area if Lender so requires in its sole discretion.  Such policy shall (i) be in an amount equal to (A) one hundred percent (100%) of the full replacement cost of the Improvements on the Property (without any deduction for depreciation) or (B) such other amount as is agreed by Lender and (ii) have a maximum permissible deductible of $3,000.

(c)                                  Public liability insurance, including (i) “Commercial General Liability Insurance”, (ii) “Owned”, “Hired” and “Non Owned Auto Liability”; and (iii) umbrella liability coverage for personal injury, bodily injury, death, accident and property damage, such insurance providing in combination no less than containing minimum limits per occurrence of $1,000,000 and $2,000,000 in the aggregate for any policy year; together with at least $10,000,000 excess and/or umbrella liability insurance for any and all claims with no deductible.  The policies described in this subsection shall also include coverage for elevators, escalators, independent contractors, “Contractual Liability” (covering, to the maximum extent permitted by law, Borrower’s obligation to indemnify Lender as required under this Agreement and the other Loan Documents), “Products” and “Completed Operations Liability” coverage.

(d)                                 Rental loss and/or business interruption insurance (i) with Lender being named as “Lender Loss Payee”, and (ii) in an amount equal to one hundred percent (100%) of the projected Rents from the Property for not less than a 24 month period commencing at the time of loss until repairs are completed with reasonable speed and diligence plus a post-repair completion extended period of indemnity such that the continued loss of income will be insured until the Property is restored and such income returns to the same level it was at prior to the loss, or the expiration of not less than such 24 month period from the time of loss, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period.  The amount of such insurance shall be increased from time to time during the Term as and when the estimated or actual Rents increase.

(e)                                  Comprehensive boiler and machinery insurance covering all mechanical and electrical equipment against physical damage, rent loss and improvements loss and covering, without limitation, all tenant improvements and betterments that Borrower is required to insure pursuant to the Leases on a replacement cost basis and in an amount equal to the greater of (i) $2,000,000 and (ii) one hundred percent (100%) of the full replacement cost of the Improvements on the Property (without any deduction for depreciation).

(f)                                    Worker’s compensation and disability insurance with respect to any employees of Borrower, as required by any Legal Requirement.

(g)                                 During any period of repair or restoration, builder’s “all-risk” insurance on the so-called completed value basis in an amount equal to not less than the full insurable value of the Property, against such risks (including fire and extended coverage and collapse of the Improvements to agreed limits) as Lender may request, in form and substance acceptable to Lender.

(h)                                 Coverage to compensate for the cost of demolition and the increased cost of construction in an amount satisfactory to Lender.

(i)                                     Such other insurance (including environmental liability insurance, earthquake (but only if a future seismic study indicates a PML in excess of twenty percent (20%) insurance, mine subsidence insurance and windstorm insurance) as may from time to time be reasonably required by Lender in order to protect its interests.

(j)                                     Notwithstanding anything in subsection (a) above to the contrary, Borrower shall be required to obtain and maintain coverage in its property insurance Policy (or by a separate Policy) against loss or damage by terrorist acts in an amount equal to one hundred percent (100%) of the “Full Replacement Cost” of the Property; provided that such coverage is available.  In the event that such coverage with respect to terrorist acts is not included as part of the “all risk” property policy required by subsection (a) above, Borrower shall, nevertheless be required to obtain coverage for terrorism (as stand alone coverage) in an amount equal to 100% of the “Full Replacement Cost” of the Property; provided that such coverage is available.  Notwithstanding the foregoing, with respect to any such stand-alone policy covering terrorist acts, Borrower shall not be required to pay any Insurance Premiums solely with respect to such terrorism coverage in excess of the Terrorism Premium Cap (hereinafter defined); provided that if the Insurance Premiums payable with respect to such terrorism coverage exceeds the Terrorism Premium Cap, Lender may, at its option (1) purchase such stand-alone terrorism Policy, with Borrower paying such portion of the Insurance Premiums with respect thereto equal to the Terrorism Premium Cap and the Lender paying such portion of the Insurance Premiums in excess of the Terrorism Premium Cap or (2) modify the deductible amounts, policy limits and other required policy terms to reduce the Insurance Premiums payable with respect to such stand-alone terrorism Policy to the Terrorism Premium Cap.  As used herein, (i) “Terrorism Premium Cap” means an amount equal to one hundred percent (100%) of the aggregate Insurance Premiums payable with respect to all the insurance coverage under Section 7.1.1(a)

for the last policy year in which coverage for terrorism was included as part of the “all risk” property policy required by subsection (a) above, adjusted annually by a percentage equal to the increase in the Consumer Price Index (hereinafter defined) and (ii) “Consumer Price Index” means the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics of the United States Department of Labor, New York Metropolitan Statistical Area, All Items (1982-84 = 100), or any successor index thereto, approximately adjusted, and in the event that the Consumer Price Index is converted to a different standard reference base or otherwise revised, the determination of adjustments provided for herein shall be made with the use of such conversion factor, formula or table for converting the Consumer Price Index as may be published by the Bureau of Labor Statistics or, if said Bureau shall not publish the same, then with the use of such conversion factor, formula or table as may be published by Prentice-Hall, Inc., or any other nationally recognized publisher of similar statistical information; and if the Consumer Price Index ceases to be published, and there is no successor thereto (i) such other index as Lender and Borrower shall agree upon in writing or (ii) if Lender and Borrower cannot agree on a substitute index, such other index, as reasonably selected by Lender.  Borrower shall obtain the coverage required under this subsection (j) from a carrier which otherwise satisfies the rating criteria specified in Section 7.1.2 (a “Qualified Carrier”) or in the event that such coverage is not available from a Qualified Carrier, Borrower shall obtain such coverage from the highest rated insurance company providing such coverage.

7.1.2                     Policies.  All policies of insurance (the “Policies”) required pursuant to Section 7.1.1 shall (i) be issued by companies approved by Lender and licensed to do business in the State, with a claims paying ability rating of “A” or better by S&P (and the equivalent by any other Rating Agency) and a rating of A:VIII or better in the current Best’s Insurance Reports; (ii) name Lender and its successors and/or assigns as their interest may appear as the mortgagee (in the case of property insurance), loss payee (in the case of business interruption/loss of rents coverage) and an additional insured (in the case of liability insurance); (iii) contain (in the case of property insurance) a Non-Contributory Standard Mortgagee Clause and a Lender’s Loss Payable Endorsement, or their equivalents, naming Lender as the person to which all payments made by such insurance company shall be paid; (iv) contain a waiver of subrogation against Lender; (v) be assigned and the originals thereof delivered to Lender, or in lieu of delivering originals of the Policies, Borrower may, on an annual basis, deliver Acord evidences of coverages or the equivalent, as adequate proof of coverage; provided, however, if at any time, Lender requests carrier certification of Policies, Borrower shall deliver such certification within ten (10) days of Lender’s request therefor; (vi) contain such provisions as Lender deems reasonably necessary or desirable to protect its interest, including (A) endorsements providing that neither Borrower, Lender nor any other party shall be a co-insurer under the Policies, (B) that Lender shall receive at least 30 days’ prior written notice of any modification, reduction or cancellation of any of the Policies, (C) an agreement whereby the insurer waives any right to claim any premiums and commissions against Lender, provided that the policy need not waive the requirement that the premium be paid in order for a claim to be paid to the insured and (D) providing that Lender is permitted to make payments to effect the continuation of such policy upon notice of cancellation due to non-payment of premiums; (vii) in the event any insurance policy (except for general public and other liability and workers compensation insurance) shall contain breach of warranty provisions, such policy shall provide that with respect to the interest of Lender, such insurance policy shall not be invalidated by and shall insure Lender regardless of (A) any act, failure to act or negligence of or violation of warranties, declarations or conditions contained in such policy by any named insured, (B) the occupancy or use of the premises for purposes more hazardous than permitted by the terms thereof, or (C) any foreclosure or other action or proceeding taken by Lender pursuant to any provision of the Loan Documents; and (viii) be satisfactory in form and substance to Lender and approved by Lender as to amounts, form, risk coverage, deductibles, loss payees and insureds.  Borrower shall pay the premiums for such Policies (the “Insurance Premiums”) as the same become due and payable and furnish to Lender evidence of the renewal of each of the Policies together with (unless such Insurance Premiums have been paid by Lender pursuant to Section 3.3) receipts for or other evidence of the payment of the Insurance Premiums reasonably satisfactory to Lender.  If Borrower does not furnish such evidence and receipts at least ten (10) Business Days prior to the expiration of any expiring Policy, then Lender may, but shall not be obligated to, procure such insurance and pay the Insurance Premiums therefor, and Borrower shall reimburse Lender for the cost of such Insurance Premiums promptly on demand, with interest accruing at the Default Rate.  Borrower shall deliver to Lender a certified copy of each Policy within 30 days after its effective date.  Within 30 days after request by Lender, Borrower shall obtain such increases in the amounts of coverage required hereunder as may be reasonably requested by Lender, taking into consideration changes in the value of money over time, changes in liability laws, changes in prudent customs and practices, and the like.  Borrower shall not obtain any umbrella or blanket liability or casualty Policy unless, in each case, such Policy is approved in advance in writing by Lender and Lender’s interest is included therein as provided in this Agreement and such Policy is issued by a Qualified Carrier.  In the event Borrower obtains an umbrella or a blanket Policy, Borrower shall notify Lender of the same and shall cause certified copies of each Policy to be delivered as required in this Section 7.1.  Any blanket insurance Policy shall specifically allocate to the Property the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only the Property in compliance with the provisions of this Section 7.1.

7.2                               Casualty.

7.2.1                     Notice; Restoration.  If the Property is damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice thereof to Lender.  Following the occurrence of a Casualty, Borrower, regardless of whether insurance proceeds are available (unless Lender has breached its obligation (if any) to make such insurance proceeds available pursuant to Section 7.4.1), shall promptly proceed to restore, repair, replace or rebuild the Property in accordance with Legal Requirements to be of at least equal value and of substantially the same character as prior to such damage or destruction.

7.2.2                     Settlement of Proceeds.  If a Casualty covered by any of the Policies (an “Insured Casualty”) occurs where the loss does not exceed $250,000, provided no Event of Default has occurred and is continuing, Borrower may settle and adjust any claim without the prior consent of Lender; provided such adjustment is carried out in a competent and timely manner, and Borrower is hereby authorized to collect and receipt for the insurance proceeds (the “Proceeds”).  In the event of an Insured Casualty where the loss exceeds $250,000 (a “Significant Casualty”), Borrower may settle and adjust any claim with the prior consent of Lender (which consent shall not be unreasonably withheld or delayed) unless either (i) an Event of Default has occurred and is continuing or (ii) the loss equals or exceeds $1,000,000, in which either such case Lender may, in its sole discretion, settle and adjust any claim without the consent of Borrower and agree with the insurer(s) on the amount to be paid on the loss, and the Proceeds shall be due and payable solely to Lender and held by Lender in the Casualty/Condemnation Subaccount and disbursed in accordance herewith.  If Borrower or any party other than Lender is a payee on any check representing Proceeds with respect to a Significant Casualty, Borrower shall immediately endorse, and cause all such third parties to endorse, such check payable to the order of Lender.  Borrower hereby irrevocably appoints Lender as its attorney-in-fact, coupled with an interest, to endorse such check payable to the order of Lender.  The expenses incurred by Lender in the settlement, adjustment and collection of the Proceeds shall become part of the Debt and shall be reimbursed by Borrower to Lender upon demand.  Notwithstanding anything to the contrary contained herein, if in connection with a Casualty any insurance carrier makes a payment under a property insurance Policy that Borrower proposes be treated as business or rental interruption insurance, then, notwithstanding any designation (or lack of designation) by the insurance carrier as to the purpose of such payment, as between Lender and Borrower, such payment shall not be treated as business or rental interruption insurance proceeds unless Borrower has demonstrated to Lender’s satisfaction that the remaining net Proceeds that will be received from the property insurance carriers are sufficient to pay one hundred percent (100%) of the cost of fully restoring the Improvements or, if such net Proceeds are to be applied to repay the Debt in accordance with the terms hereof, that such remaining net Proceeds will be sufficient to pay the Debt in full.

7.3                               Condemnation.

7.3.1                     Notice; Restoration.  Borrower shall promptly give Lender notice of the actual or threatened commencement of any condemnation or eminent domain proceeding affecting the Property (a “Condemnation”) and shall deliver to Lender copies of any and all papers served in connection with such Condemnation.  Following the occurrence of a Condemnation, Borrower, regardless of whether an Award is available (unless Lender has breached its obligation (if any) to make such Award available pursuant to Section 7.4.1), shall promptly proceed to restore, repair, replace or rebuild the Property in accordance with Legal Requirements to the extent practicable to be of at least equal value and of substantially the same character (and to have the same utility) as prior to such Condemnation.

7.3.2                     Collection of Award.  If a Condemnation occurs where the award or payment in respect thereof (an “Award”) does not exceed $250,000 or which results in the taking of five percent (5%) or less of the Property, provided no Event of Default has occurred and is continuing, Borrower may make any compromise, adjustment or settlement in connection with such Condemnation with the prior consent of Lender, not to be unreasonably withheld, provided such adjustment is carried out in a competent and timely manner, and Borrower is hereby authorized to collect and receipt for the Award.  In the event of a Condemnation where the Award is in excess of $250,000 or which results in the taking of more than five percent (5%) of the Property, Lender is hereby irrevocably appointed as Borrower’s attorney-in-fact, coupled with an interest, with exclusive power to collect, receive and retain such Award and to make any compromise, adjustment or settlement in connection with such Condemnation with the prior consent of Borrower (unless an Event of Default is continuing, in which case, Borrower’s prior consent shall not be required), not to be unreasonably withheld (which shall be deemed consented to if Borrower fails to respond to any request for consent therefor within 10 days’ of request).  Notwithstanding any Condemnation (or any transfer made in lieu of or in anticipation of such Condemnation), Borrower shall continue to pay the Debt at the time and in the manner provided for in the Loan Documents, and the Debt shall not be reduced unless and until any Award shall have been actually received and applied by Lender to expenses of collecting the Award and to discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided in the Note.  If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of such Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall be recoverable or shall have been sought, recovered or denied, to receive all or a portion of the Award sufficient to pay the Debt.  Borrower shall cause any Award that is payable to Borrower to be paid directly to Lender.  Lender shall hold such Award in the Casualty/Condemnation Subaccount and disburse such Award in accordance with the terms hereof.

7.4                               Application of Proceeds or Award.

7.4.1                     Application to Restoration.  If an Insured Casualty or Condemnation occurs where (i) the loss is in an aggregate amount less than twenty-five percent (25%) of the unpaid Principal, (ii) in the reasonable judgment of Lender, the Property can be restored within nine months after all applicable restoration permits have been obtained, and prior to six months before the Stated Maturity Date and prior to the expiration of the rental or business interruption insurance with respect thereto, to the Property’s pre-existing condition and utility as existed immediately prior to such Insured Casualty or Condemnation and to an economic unit not less valuable and not less useful than the same was immediately prior to the Insured Casualty or Condemnation, and after such restoration will adequately secure the Debt, (iii) less than (x) thirty percent (30%), in the case of an Insured Casualty or (y) fifteen percent (15%), in the case of a Condemnation, of the rentable area of the Improvements has been damaged, destroyed or rendered unusable as a result of such Insured Casualty or Condemnation; (iv) Leases demising in the aggregate at least sixty-five percent (65%) of the total rentable space in the Property and in effect as of the date of the occurrence of such Insured Casualty or Condemnation remain in full force and effect during and after the completion of the Restoration (hereinafter defined); and (v) no Event of Default shall have occurred and be then continuing, then the Proceeds or the Award, as the case may be (after reimbursement of any expenses incurred by Lender), shall be applied to pay for or reimburse Borrower for the cost of restoring, repairing, replacing or rebuilding the Property (the “Restoration”), in the manner set forth herein.  Borrower shall commence and diligently prosecute such Restoration.  Notwithstanding the foregoing, in no event shall Lender be obligated to apply the Proceeds or Award to reimburse Borrower for the cost of Restoration unless, in addition to satisfaction of the foregoing conditions, both (x) Borrower shall pay (and if required by Lender, Borrower shall deposit with Lender in advance) all costs of such Restoration in excess of the net amount of the Proceeds or the Award made available pursuant to the terms hereof; and (y) Lender shall have received evidence reasonably satisfactory to it that during the period of the Restoration, the Rents will be at least equal to the sum of the operating expenses and Debt Service, as reasonably determined by Lender.

7.4.2                     Application to Debt.  Except as provided in Section 7.4.1, any Proceeds and/or Award may, at the option of Lender in its discretion, be applied to the payment of (i) accrued but unpaid interest on the Note, (ii) the unpaid Principal and (iii) other charges due under the Note and/or any of the other Loan Documents, or applied to reimburse Borrower for the cost of any Restoration, in the manner set forth in Section 7.4.3.  Any such prepayment of the Loan shall be without any Spread Maintenance Premium, unless an Event of Default has occurred and is continuing at the time the Proceeds are received from the insurance company or the Award is received from the condemning authority, as the case may be, in which event Borrower shall pay to Lender an additional amount equal to the Spread Maintenance Premium, if any, that may be required with respect to the amount of the Proceeds or Award applied to the unpaid Principal.  Notwithstanding anything to the contrary contained herein, if any Proceeds or Award are not required to be made available for a Restoration and are retained and applied by Lender toward the payment of the Debt, Borrower may prepay the entire outstanding Principal without payment of any Spread Maintenance Premium provided that (x) such prepayment is made within 90 days after Lender applies such Proceeds or Award to the Debt and (y) together with such prepayment, Borrower pay to Lender all accrued and unpaid interest and all other sums payable under the Loan Documents.

7.4.3                     Procedure for Application to Restoration.  If Borrower is entitled to reimbursement out of the Proceeds or an Award held by Lender, such Proceeds or Award shall be disbursed from time to time from the Casualty/Condemnation Subaccount upon Lender being furnished with (i) evidence satisfactory to Lender of the estimated cost of completion of the Restoration, (ii) a fixed price or guaranteed maximum cost construction contract for Restoration satisfactory to Lender, (iii) prior to the commencement of Restoration, all immediately available funds in addition to the Proceeds or Award that in Lender’s judgment are required to complete the proposed Restoration (or such additional funds are irrevocably committed to the satisfaction of Lender by or on behalf of Borrower for that purpose), (iv) such architect’s certificates, waivers of lien, contractor’s sworn statements, title insurance endorsements, bonds, plats of survey, permits, approvals, licenses and such other documents and items as Lender may reasonably require and approve in Lender’s discretion, and (v) all plans and specifications for such Restoration, such plans and specifications to be approved by Lender prior to commencement of any work.  Lender may, at Borrower’s expense, retain a consultant to review and approve all requests for disbursements, which approval shall also be a condition precedent to any disbursement.  No payment made prior to the final completion of the Restoration shall exceed ninety percent (90%) of the value of the work performed from time to time; funds other than the Proceeds or Award shall be disbursed prior to disbursement of such Proceeds or Award; and at all times, the undisbursed balance of such Proceeds or Award remaining in the hands of Lender, together with funds deposited for that purpose or irrevocably committed to the satisfaction of Lender by or on behalf of Borrower for that purpose, shall be at least sufficient in the reasonable judgment of Lender to pay for the cost of completion of the Restoration, free and clear of all Liens or claims for Lien.  Provided no Default or Event of Default then exists, any surplus that remains out of the Proceeds held by Lender after payment of such costs of Restoration shall be paid to Borrower.  Any surplus that remains out of the Award received by Lender after payment of such costs of Restoration shall, in the discretion of Lender, be retained by Lender and applied to payment of the Debt or returned to Borrower.

8.                                      DEFAULTS

8.1                               Events of Default.  An “Event of Default” shall exist with respect to the Loan if any of the following shall occur:

(a)                                  any portion of the Debt is not paid when due or any other amount under Section 3.10(a)(i) through (iii) is not paid in full on each Payment Date (provided, however, if adequate funds are available in the Deposit Account for such payments, the failure by the Deposit Bank to allocate such funds into the appropriate Subaccounts shall not constitute an Event of Default);

(b)                                 any of the Taxes are not paid when due (unless Lender is paying such Taxes pursuant to Section 3.3), subject to Borrower’s right to contest Taxes in accordance with Section 5.2;

(c)                                  the Policies are not kept in full force and effect, or are not delivered to Lender pursuant to Section 7.1.2(v) within 10 days after request;

(d)                                 a Transfer other than a Permitted Transfer occurs;

(e)                                  any representation or warranty made by Borrower or Guarantor or in any Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished by Borrower or Guarantor in connection with any Loan Document, shall be false or misleading in any material respect as of the date the representation or warranty was made;

(f)                                    Borrower or Guarantor shall (i) make an assignment for the benefit of creditors, or (ii) shall generally not be paying its debts as they become due;

(g)                                 a receiver, liquidator or trustee shall be appointed for Borrower or Guarantor; or Borrower or Guarantor shall be adjudicated a bankrupt or insolvent; or any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower or Guarantor, as the case may be; or any proceeding for the dissolution or liquidation of Borrower or Guarantor shall be instituted; provided however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower or Guarantor, as the case may be, only upon the same not being discharged, stayed or dismissed within 60 days;

(h)                                 Borrower breaches any covenant contained in Sections 5.12.1(a)-(f), 5.13, 5.15, 5.22 (other than failure to pay trade payables within 60 days if due to lack of available funds), 5.25 or 5.28;

(i)                                     except as expressly permitted hereunder, the alteration, improvement, demolition or removal of all or any of portion of the Improvements without the prior written consent of Lender (if such consent is required pursuant to the terms of this Agreement);

(j)                                     an Event of Default as defined or described elsewhere in this Agreement or in any other Loan Document occurs;

(k)                                  a default occurs under any term, covenant or provision set forth herein or in any other Loan Document which specifically contains a notice requirement or grace period and such notice has been given and such grace period has expired;

(l)                                     any of the assumptions contained in any substantive non-consolidation opinion, delivered to Lender by Borrower’s counsel in connection with the Loan or otherwise hereunder, were not true and correct as of the date of such opinion or thereafter became untrue or incorrect;

(m)                               if Key Principal fails to Control (as defined in clause (ii) of the defined term “Control” in Section 1.1) the Manager and the day to day management and operations of the Property (unless the Manager is replaced with a successor manager in accordance with and subject to satisfaction of the terms and conditions set forth in Section 5.12.2);

(n)                                 [intentionally omitted]; or

(o)                                 a default shall be continuing under any of the other terms, covenants or conditions of this Agreement or any other Loan Document, not otherwise specified in this Section 8.1, for ten days after notice to Borrower (and Guarantor, if applicable) from Lender, in the case of any default which can be cured by the payment of a sum of money, or for 30 days after notice from Lender in the case of any other default; provided, however, that if such non-monetary default is susceptible of cure but cannot reasonably be cured within such 30-day period, and Borrower (or Guarantor, if applicable) shall have commenced to cure such default within such 30-day period and thereafter diligently and expeditiously proceeds to cure the same, such 30-day period shall be extended for an additional period of time as is reasonably necessary for Borrower (or Guarantor, if applicable) in the exercise of due diligence to cure such default, such additional period not to exceed 60 days.

8.2                               Remedies.

8.2.1                     Acceleration.  Upon the occurrence and during the continuance of an Event of Default (other than an Event of Default described in paragraph (f) or (g) of Section 8.1) and at any time and from time to time thereafter during the continuance of such Event of Default, in addition to any other rights or remedies available to it pursuant to the Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to the Property; including declaring the Debt to be immediately due and payable (including unpaid interest), Default Rate interest, Late Payment Charges, Spread Maintenance Premium and any other amounts owing by Borrower), without notice or demand; and upon any Event of Default described in paragraph (f) or (g) of Section 8.1, the Debt (including unpaid interest, Default Rate interest, Late Payment Charges, Spread Maintenance Premium and any other amounts owing by Borrower) shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained in any Loan Document to the contrary notwithstanding.

8.2.2                     Remedies Cumulative.  Upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under the Loan Documents or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared, or be automatically, due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents.  Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth in the Loan Documents.  Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing, (i) to the extent permitted by applicable law, Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all Liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property, the Mortgage has been foreclosed, the Property has been sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.  To the extent permitted by applicable law, nothing contained in any Loan Document shall be construed as requiring Lender to resort to any particular Property or any portion of the Property for the satisfaction of any of the Debt in preference or priority to any other portion, and Lender may seek satisfaction out of the entire Property or any part thereof, in its discretion.

8.2.3                     Severance.  During the continuance of an Event of Default Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents in such denominations and priorities of payment and liens as Lender shall determine in its discretion for purposes of evidencing and enforcing its rights and remedies.  Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender.  Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect such severance, Borrower ratifying all that such attorney shall do by virtue thereof.

8.2.4                     Delay.  No delay or omission to exercise any remedy, right or power accruing upon an Event of Default, or the granting of any indulgence or compromise by Lender shall impair any such remedy, right or power hereunder or be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient.  A waiver of one Default or Event of Default shall not be construed to be a waiver of any subsequent Default or Event of Default or to impair any remedy, right or power consequent thereon.  Notwithstanding any other provision of this Agreement, Lender reserves the right to seek a deficiency judgment or preserve a deficiency claim in connection with the foreclosure of the Mortgage to the extent necessary to foreclose on all or any portion of the Property, the Rents, the Cash Management Accounts or any other collateral.

8.2.5                     Lender’s Right to Perform.  If Borrower fails to perform any covenant or obligation contained herein and such failure shall continue for a period of five Business Days after Borrower’s receipt of written notice thereof from Lender, without in any way limiting Lender’s right to exercise any of its rights, powers or remedies as provided hereunder, or under any of the other Loan Documents, Lender may, but shall have no obligation to, perform, or cause performance of, such covenant or obligation, and all costs, expenses, liabilities, penalties and fines of Lender incurred or paid in connection therewith shall be payable by Borrower to Lender upon demand and if not paid shall be added to the Debt (and to the extent permitted under applicable laws, secured by the Mortgage and other Loan Documents) and shall bear interest thereafter at the Default Rate.  Notwithstanding the foregoing, Lender shall have no obligation to send notice to Borrower of any such failure.  Additionally, during the continuance of an Event of Default, Lender shall have the right, but not the obligation, to make any Protective Advance (hereinafter defined) (provided, however, that Lender will only make such Protective Advance from its own funds if there are insufficient funds in the Cash Management Accounts), and the same shall be added to the Debt (and to the extent permitted under applicable laws, secured by the Mortgage and other Loan Documents) and shall bear interest thereafter at the Default Rate.  As used herein, “Protective Advance” means all sums advanced for the purpose of payment of real estate taxes (including special payments in lieu of real estate taxes), maintenance costs, insurance premiums, operating expenses, trade payables or other items with respect to the Property (including capital items) reasonably necessary to protect the Property or any other security given for the Loan or to preserve any of Lender’s rights or remedies under the Loan Documents.

9.                                      SPECIAL PROVISIONS

9.1                               Sale of Notes and Securitization.

Lender may, at any time, sell, transfer or assign the Note, this Agreement, the Mortgage and the other Loan Documents or any portion thereof, and any or all servicing rights with respect thereto, or grant participations therein or issue mortgage pass-through certificates or other securities (the “Securities”) evidencing a beneficial interest in a rated or unrated public offering or private placement (a “Securitization”).  At the request of the holder of the Note and, to the extent not already required to be provided by Borrower under this Agreement, Borrower shall satisfy the market standards to which the holder of the Note customarily adheres or which may be reasonably required in the marketplace or by the Rating Agencies in connection with a Securitization or the sale of the Note or the participations or Securities, including, without limitation, to:

(a)                                  (i) provide such financial and other information with respect to the Property, Borrower, Guarantor and the Manager, (ii) provide budgets relating to the Property and (iii) perform or permit or cause to be performed or permitted such site inspection, appraisals, market studies, environmental reviews and reports (Phase I’s and, if appropriate, Phase II’s), engineering reports and other due diligence investigations of the Property, as may be reasonably requested by the holder of the Note or the Rating Agencies or as may be necessary or appropriate in connection with the Securitization (the “Provided Information”), together, if customary, with appropriate verification and/or consents of the Provided Information through letters of auditors or opinions of counsel of independent attorneys acceptable to Lender and the Rating Agencies;

(b)                                 if required by the Rating Agencies, deliver (i) a revised Insolvency Opinion, (ii) revised opinions of counsel as to due execution and enforceability with respect to Borrower, Guarantor and their respective Affiliates and the Loan Documents, and (iii) revised organizational documents for Borrower, Guarantor and their respective Affiliates (including, without limitation, such revisions as are necessary to comply with the provisions of Section 5.13 hereof), which counsel, opinions and organizational documents shall be satisfactory to Lender and the Rating Agencies;

(c)                                  if required by the Rating Agencies, use commercially reasonable efforts to deliver such additional tenant estoppel letters, subordination agreements or other agreements from parties to agreements that affect the Property, which estoppel letters, subordination agreements or other agreements shall be satisfactory to Lender and the Rating Agencies.

(d)                                 execute such amendments to the Loan Documents and organizational documents as may be requested by the holder of the Note or the Rating Agencies or otherwise to effect the Securitization; provided, however, that Borrower shall not be required to modify or amend any Loan Document if such modification or amendment would (except for modifications and amendments required to be made pursuant to Section (e) and (f) below), (i) change the interest rate, the stated maturity or the amortization of principal set forth in the Note, or (ii) modify or amend any other material economic term of the Loan.

(e)                                  if Lender elects, in its sole discretion, prior to or upon a Securitization, to split the Loan into two or more parts, or the Note into multiple component notes or tranches which may have different interest rates, amortization payments, principal amounts (including, without limitation, the amounts and obligations to make Additional Advances thereunder), payment priorities and maturities, Borrower agrees to cooperate with Lender in connection with the foregoing and to execute the required modifications and amendments to the Note, this Agreement and the Loan Documents and to provide opinions necessary to effectuate the same.  Such Notes or components may be assigned different interest rates, so long as the weighted average of the interest rate spreads for such Notes or components after such modification shall not exceed the weighted average of the interest rate spreads for such Notes or components immediately prior to such modification (without giving effect to any deviation attributable to the imposition of any rate of interest at the Default Rate, default prepayments pursuant to Section 2.3.1 hereof or mandatory prepayments pursuant to Section 2.3.2 hereof), it being understood and agreed that such weighted average of the interest rate spreads after such modification shall not exceed LIBOR plus 1.75% (without giving effect to any deviation attributable to the imposition of any rate of interest at the Default Rate, default prepayments pursuant to Section 2.3.1 hereof or mandatory prepayments pursuant to Section 2.3.2 hereof);

(f)                                    execute modifications to the Loan Documents changing the interest rate and/or the amortization payments for the Loan and the Mezzanine Loan (including, without limitation, the amounts and obligations to make Additional Advances thereunder), provided that the weighted average of the interest rate spreads for the Loan and the Mezzanine Loan after such modification shall not exceed the weighted average of the interest rate spreads for the Loan and the Mezzanine Loan immediately prior to such modification (without giving effect to any deviation attributable to the imposition of any rate of interest at the Default Rate, default prepayments pursuant to Section 2.3.1 hereof or mandatory prepayments pursuant to Section 2.3.2 hereof), it being understood and agreed that such weighted average of the interest rate spreads after such modification shall not exceed LIBOR plus 1.75% (without giving effect to any deviation attributable to the imposition of any rate of interest at the Default Rate, default prepayments pursuant to Section 2.3.1 hereof or mandatory prepayments pursuant to Section 2.3.2 hereof).  Borrower shall also provide opinions and title insurance reasonably necessary to effectuate the same;

(g)                                 make such representations and warranties as of the closing date of the Securitization with respect to the Property, Borrower, and the Loan Documents as are customarily provided in securitization transactions and as may be reasonably requested by the holder of the Note or the Rating Agencies and consistent with the facts covered by such representations and warranties as they exist on the date thereof, including the representations and warranties made in the Loan Documents; and

(h)                                 supply to Lender such documentation, financial statements and reports in form and substance required for Lender to comply with Regulation S-X and/or AB of the federal securities law, if applicable, in accordance with Section 6.3.6 hereof.

All reasonable third party costs and expenses incurred by Lender or Borrower in connection with Borrower’s complying with requests made under this Section 9.1 (other than legal fees and disbursements of Borrower’s counsel) shall be paid by Lender but Borrower shall pay all legal fees and disbursements of Borrower’s counsel.  The foregoing shall not limit Borrower’s obligation under Section 9.2 hereof.

9.2                               Securitization Indemnification.

(a)                                  Borrower understands that certain of the Provided Information may be included in disclosure documents in connection with the Securitization, including, without limitation, a prospectus supplement, private placement memorandum, offering circular or other offering document (each a “Disclosure Document”) and may also be included in filings (an “Exchange Act Filing”) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or provided or made available to Investors or prospective Investors in the Securities, the Rating Agencies, and service providers relating to the Securitization.  In the event that the Disclosure Document is required to be revised prior to the sale of all Securities, Borrower will cooperate with the holder of the Note in updating the Disclosure Document by providing all current information necessary to keep the Disclosure Document accurate and complete in all material respects.

(b)                                 Borrower agrees to provide in connection with each of (i) a preliminary and a final private placement memorandum or (ii) a preliminary and final prospectus or prospectus supplement, as applicable, or (iii) collateral and structured term sheets or similar materials, an indemnification certificate (A) certifying that Borrower has carefully examined such memorandum or prospectus or term sheets, as applicable, solely with respect to the factual contents thereof related to the Loan, the Mezzanine Loan, Borrower, Mezzanine Borrower, Guarantor, Manager, the Property, the collateral for the Mezzanine Loan and the Provided Information, including, without limitation, the sections entitled “Special Considerations,” “Description of the Mortgages,” “Description of the Mortgage Loans and Mortgaged Property,” “The Manager,” “The Borrower” and “Certain Legal Aspects of the Mortgage Loan,” and such sections (and any other sections reasonably requested) do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (B) indemnifying Lender (and for purposes of this Section 9.2, Lender hereunder shall include its officers and directors), the Affiliate of Lender (“Citigroup”) that has filed the registration statement relating to the Securitization (the “Registration Statement”), each of its directors, each of its officers who have signed the Registration Statement and each Person who controls the Affiliate within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Citigroup Group”), and Citigroup, each of its directors and each Person who controls Citigroup within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act (collectively, the “Underwriter Group”) for any losses, claims, damages or liabilities (collectively, the “Liabilities”) to which Lender, the Citigroup Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such sections described in clause (A) above (but solely with respect to the factual contents thereof relating to the Loan, the Mezzanine Loan, Borrower, Mezzanine Borrower, Guarantor, Manager, the Property, the collateral for the Mezzanine Loan and the Provided Information), or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated in such sections (as they relate to such matters) or necessary in order to make the statements in such sections or in light of the circumstances under which they were made, not misleading and (C) agreeing to reimburse Lender, the Citigroup Group and the Underwriter Group for any legal or other expenses reasonably incurred by Lender the Citigroup Group and the Underwriter Group in connection with investigating or defending the Liabilities; provided, however, that Borrower will be liable in any such case under clauses (B) or (C) above only to the extent that any such Liability arises out of or is based upon any such untrue statement or omission made therein in reliance upon and in conformity with information furnished to Lender by or on behalf of Borrower in connection with the preparation of the memorandum or prospectus or in connection with the underwriting of the debt, including, without limitation, financial statements of Borrower, operating statements, rent rolls, environmental site assessment reports and property condition reports with respect to the Property.  This indemnification will be in addition to any liability which Borrower may otherwise have.  Moreover, the indemnification provided for in clauses (B) and (C) above shall be effective whether or not an indemnification certificate described in (A) above is provided and shall be applicable based on information previously provided by Borrower or its Affiliates if Borrower does not provide the indemnification certificate.

(c)                                  In connection with filings under the Exchange Act, Borrower agrees to indemnify (i) Lender, the Citigroup Group and the Underwriter Group for Liabilities to which Lender, the Citigroup Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon the omission or alleged omission to state in the Provided Information a material fact required to be stated in the Provided Information in order to make the statements in the Provided Information, in light of the circumstances under which they were made not misleading and (ii) reimburse Lender, the Citigroup Group or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Citigroup Group or the Underwriter Group in connection with defending or investigating the Liabilities.

(d)                                 Promptly after receipt by an indemnified party under this Section 9.2 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 9.2, notify the indemnifying party in writing of the commencement thereof, but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to the indemnifying party.  In the event that any action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel satisfactory to such indemnified party.  After notice from the indemnifying party to such indemnified party under this Section 9.2 the indemnifying party shall not be responsible for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party to parties.  The indemnifying party shall not be liable for the expenses of more than one such separate counsel unless an indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another indemnified party.

(e)                                  In order to provide for just and equitable contribution in circumstances in which the indemnifications provided for in Section 9.2(b) or (c) is or are for any reason held to be unenforceable by an indemnified party in respect of any Liabilities (or action in respect thereof) referred to therein which would otherwise be indemnifiable under Section 9.2(b) or (c), the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Liabilities (or action in respect thereof); provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.  In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (i) Citigroup’s and Borrower’s relative knowledge and access to information concerning the matter with respect to which claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; and (iii) any other equitable considerations appropriate in the circumstances.  Lender and Borrower hereby agree that it would not be equitable if the amount of such contribution were determined solely by pro rata or per capita allocation.

(f)                                    Notwithstanding anything to the contrary contained in this Section 9.2, nothing contained in this Section 9.2 shall impose liability upon Borrower for any losses, claims, damages or liability arising out of or based upon an untrue statement of any material fact contained in any statement, report or document provided to Lender on behalf of Borrower by a party who is not an Affiliate of Borrower (a “Third Party Report”), unless Borrower had actual knowledge at the time Borrower provided such statement, report or document to Lender that such Third Party Report contains such untrue statement.

(g)                                 The liabilities and obligations of both Borrower and Lender under this Section 9.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

9.3                               Reallocation of Loan Amounts.

(a)                                  Lender, without in any way limiting its other rights hereunder, in its sole and absolute discretion, shall have the right, at any time prior to a Securitization, to reallocate the amount of the Loan and the Mezzanine Loan (including, without limitation, the amounts and obligations to make Additional Advances thereunder) and/or adjust the interest rate rates thereon provided that (i) the aggregate principal amount of the Loan and the Mezzanine Loan immediately following such reallocation shall equal the outstanding principal balance of the Loan and the Mezzanine Loan immediately prior to such reallocation, and (ii) the weighted average of the interest rate spreads for the Loan and the Mezzanine Loan after such reallocation shall not exceed the weighted average of the interest rate spreads for the Loan and the Mezzanine Loan immediately prior to such reallocation (without giving effect to any deviation attributable to the imposition of any rate of interest at the Default Rate, default prepayments pursuant to Section 2.3.1 hereof or mandatory prepayments pursuant to Section 2.3.2 hereof), it being understood and agreed that such weighted average of the interest rate spreads after such reallocation shall not exceed LIBOR plus 1.75% (without giving effect to any deviation attributable to the imposition of any rate of interest at the Default Rate, default prepayments pursuant to Section 2.3.1 hereof or mandatory prepayments pursuant to Section 2.3.2 hereof).  Borrower shall cooperate with all reasonable requests of Lender in order to reallocate the amount of the Loan and the Mezzanine Loan and shall execute and deliver such documents as shall reasonably be required by Lender in connection therewith, including, without limitation, amendments to the Loan Documents and the Mezzanine Loan Documents, and endorsements to the Title Insurance Policy and the UCC title insurance policy, all in form and substance reasonably satisfactory to Lender.

(b)                                 All reasonable third party costs and expenses incurred by Lender or Borrower in connection with Borrower’s complying with requests made under this Section 9.3 (other than legal fees and disbursements of Borrower’s counsel) shall be paid by Lender but Borrower shall pay all legal fees and disbursements of Borrower’s counsel.  The foregoing shall not limit Borrower’s obligation under Section 9.2 hereof.

9.4                               Intercreditor Agreement.  Lender and Mezzanine Lender are or will be parties to a certain intercreditor agreement (the “Intercreditor Agreement”) memorializing their relative rights and obligations with respect to the Loan, the Mezzanine Loan, Borrower, Mezzanine Borrower, the Collateral and the Property.  Borrower hereby acknowledges and agrees that (i) such Intercreditor Agreement is intended solely for the benefit of Lender and Mezzanine Lender and (ii) Borrower and Mezzanine Borrower are not intended third-party beneficiaries of any of the provisions therein and shall not be entitled to rely on any of the provisions contained therein.  Lender and Mezzanine Lender shall have no obligation to disclose to Borrower the contents of the Intercreditor Agreement.  Borrower’s obligations hereunder are independent of such Intercreditor Agreement and remain unmodified by the terms and provisions thereof.

10.                               MISCELLANEOUS

10.1        Exculpation.  (a)  Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest and rights under the Loan Documents, or in the Property, the Rents or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property, in the Rents and in any other collateral given to Lender, and Lender shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under or by reason of or under or in connection with any Loan Document.  The provisions of this Section shall not, however, (i) constitute a waiver, release or impairment of any obligation evidenced or secured by any Loan Document; (ii) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Mortgage; (iii) affect the validity or enforceability of any of the Loan Documents or any guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (iv) impair the right of Lender to obtain the appointment of a receiver; (v) impair the enforcement of the Assignment of Leases; (vi) constitute a prohibition against Lender to commence any other appropriate action or proceeding in order for Lender to fully realize the security granted by the Mortgage or to exercise its remedies against the Property; or (vii) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation incurred by Lender (including attorneys’ fees and costs reasonably incurred) (collectively, “Lender’s Losses”) arising out of or in connection with any of the following (all such liability and obligation of Borrower for any or all of the following being referred to herein as “Borrower’s Recourse Liabilities”): (a) fraud or intentional misrepresentation by Borrower, or Guarantor in connection with obtaining the Loan; (b) physical waste of the Property or any portion thereof (other than acts committed by a third party non-affiliated property manager), or after an Event of Default the removal or disposal of any portion of the Property (other than acts committed by a third party non-affiliated property manager); (c) any Proceeds paid by reason of any Insured Casualty or any Award received in connection with a Condemnation or other sums or payments attributable to the Property not applied in accordance with the provisions of the Loan Documents (other than acts committed by a third party non-affiliated property manager) (except to the extent that Borrower did not have the legal right, because of a bankruptcy, receivership or similar judicial proceeding, to direct disbursement of such sums or payments); (d) all Rents of the Property received or collected by or on behalf of Borrower after an Event of Default and not applied to payment of Principal and interest due under the Note, and to the payment of actual and reasonable operating expenses of the Property, as they become due or payable (other than acts committed by a third party non-affiliated property manager) (except to the extent that such application of such funds is prevented by bankruptcy, receivership, or similar judicial proceeding in which Borrower is legally prevented from directing the disbursement of such sums); (e) misappropriation (including failure to turn over to Lender on demand following an Event of Default) of tenant security deposits and rents collected in advance, or of funds held by Borrower for the benefit of another party (other than acts committed by a third party non-affiliated property manager); (f) the failure to pay Taxes, provided that Borrower shall not be liable (A) to the extent funds to pay such amounts are available in the Tax and Insurance Subaccount and Lender failed to pay same or has elected not to pay the same pursuant to Section 3.3 or (B) Rents are insufficient to yield sufficient funds to pay such amounts; (g) the breach of any representation, warranty, covenant or indemnification in any Loan Document concerning Environmental Laws or Hazardous Substances, including Sections 4.21 and 5.8, and clauses (viii) through (xi) of Section 5.30; (h) any representation or warranty made by Borrower in Section 4.1 shall be false or misleading in any material respect as of the date made, or the breach of the covenants set forth in Section 5.13 (other than a breach of any of the covenants described in clauses (x) and (xxi) (with respect to unsecured trade payables) set forth in the definition of “Special Purpose Bankruptcy Remote Entity” on Schedule 5, if the same occurs as a result of the economic performance of the Property); (i) Borrower or Guarantor or any of their direct or indirect Affiliates taking any action or making any omission intended or reasonably likely to hinder, delay, impair or prevent Lender in or from enforcing any and all of its rights and remedies under or pursuant to the Loan Documents or at law or in equity (unless the same is brought in good faith and is determined in favor of Borrower or Guarantor pursuant to a final, non-appealable judgment of a court of competent jurisdiction); (j) the termination of the Management Agreement or the removal of the then-current Manager as property manager thereunder without Lender’s consent; or (k) Borrower’s misappropriation or failure to pay to the appropriate parties the amounts due and owing to such parties for which a disbursement request was made pursuant to Section 3.13 where such disbursement was made directly to Borrower (provided, however, there shall be no liability with respect to a particular disbursement in the event that evidence reasonably satisfactory to Lender has been delivered which shows that such disbursement has been applied to the payment of sums for which such disbursement was requested).

(b)           Notwithstanding anything to the contrary in this Agreement or any of the Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the U.S. Bankruptcy Code to file a claim for the full amount of the Debt or to require that all collateral shall continue to secure all of the Debt in accordance with the Loan Documents, and (B) Lender’s agreement not to pursue personal liability of Borrower as set forth above SHALL BECOME NULL AND VOID and shall be of no further force and effect, and the Debt shall be fully recourse to the Borrower in an amount equal to the greater of (x) Lender’s Losses arising out of or in connection with the following matters or (y) an amount equal to the unpaid balance of the Debt, in the event that one or more of the following occurs (each, a “Springing Recourse Event”): (i) an Event of Default described in Section 8.1(d) shall have occurred, (ii) the occurrence of any condition or event described in either Section 8.1(f)(i) (with respect to Borrower only) or Section 8.1(g) (with respect to Borrower only) (each, an “Insolvency Action”) and, with respect to such Insolvency Action described in Section 8.1(g), either Borrower, Guarantor or any Person owning an interest (directly or indirectly) in Borrower or Guarantor consents to, aids, solicits, supports, or otherwise cooperates or colludes to cause such Insolvency Action or fails to contest such Insolvency Action, except in the event that any such party has a fiduciary or legal duty to take such action, (iii) any involuntary bankruptcy proceeding is brought by Borrower or Guarantor or any of their respective Affiliates against any of them; (iv) if subsequent to the commencement of any voluntary bankruptcy proceeding with respect to Borrower, any involuntary bankruptcy proceeding is brought by Lender against Borrower, and Borrower or Guarantor files any motion contesting the same; or (v) Borrower, Guarantor or any of their respective Affiliates brings or joins in any action or proceeding for the partition of the Property or any portion thereof or interest therein.

10.2        Brokers and Financial Advisors.  Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the Loan, other than Northmarq Capital, Inc., whose fee shall be paid by Borrower or an affiliate of Borrower (to the extent such affiliate is liable for the payment of the same).  Borrower shall indemnify and hold Lender harmless from and against any and all claims, liabilities, costs and expenses (including attorneys’ fees, whether incurred in connection with enforcing this indemnity or defending claims of third parties) of any kind in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower in connection with the transactions contemplated herein.  The provisions of this Section 10.2 shall survive the expiration and termination of this Agreement and the repayment of the Debt.

10.3        Retention of Servicer.  Lender reserves the right to retain the Servicer to act as its agent hereunder with such powers as are specifically delegated to the Servicer by Lender, whether pursuant to the terms of this Agreement, any pooling and servicing agreement or similar agreement entered into as a result of a Secondary Market Transaction, the Deposit Account Agreement or otherwise, together with such other powers as are reasonably incidental thereto.  Borrower shall pay any reasonable fees and expenses of the Servicer in connection with a release of the Property, assumption or modification of the Loan, enforcement of the Loan Documents or any other action taken by Servicer hereunder on behalf of Lender, to the extent such actions are permitted to be taken pursuant to the terms of the Loan Documents, but only to the extent that Borrower is expressly required to pay such expenses pursuant to the terms of this Agreement.  Notwithstanding anything to the contrary contained herein, to the extent any matter described in this Agreement requires the consent or approval of the special servicer under the pooling and servicing agreement (or other similar agreement) entered into in connection with a Securitization, such special servicer shall be afforded a consent period for such matter equal to the greater of (i) the period of time given to Lender hereunder within which to consent or approve such matter, or (ii) 15 Business Days (to the extent such 15 Business Day period is required under the terms of such pooling and servicing agreement).

10.4        Survival.  This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as any of the Debt is unpaid or such longer period if expressly set forth in this Agreement.  All Borrower’s covenants and agreements in this Agreement shall inure to the benefit of the respective legal representatives, successors and assigns of Lender.

10.5        Lender’s Discretion.  Whenever pursuant to this Agreement or any other Loan Document, Lender exercises any right given to it to approve or disapprove, or consent or withhold consent, or any arrangement or term is to be satisfactory to Lender or is to be in Lender’s discretion, the decision of Lender to approve or disapprove, to consent or withhold consent, or to decide whether arrangements or terms are satisfactory or not satisfactory, or acceptable or unacceptable or in Lender’s discretion shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive.

10.6        Governing Law.

(a)           THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK AND THE PROCEEDS OF THE NOTE DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIENS CREATED PURSUANT TO THE LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE VALIDITY AND THE ENFORCEABILITY OF ALL LOAN DOCUMENTS AND THE DEBT.  TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE NOTE, AND THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO § 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b)           ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN NEW YORK COUNTY, NEW YORK  AND BORROWER WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING.  BORROWER DOES HEREBY DESIGNATE AND APPOINT CT CORPORATION SYSTEM, 111 EIGHTH AVENUE, NEW YORK, NEW YORK 10011 AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE OF BORROWER MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER (UNLESS LOCAL LAW REQUIRES ANOTHER METHOD OF SERVICE), IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK.  BORROWER (i) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (ii) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW

YORK, NEW YORK (WHICH OFFICE SHALL BE DESIGNATED AS THE ADDRESS FOR SERVICE OF PROCESS), AND (iii) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

10.7        Modification, Waiver in Writing.  No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given.  Except as otherwise expressly provided herein, no notice to or demand on Borrower shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.  Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under any other Loan Document, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege.  In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under any Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under the Loan Documents, or to declare an Event of Default for failure to effect prompt payment of any such other amount.

10.8        Trial by Jury.  BORROWER AND LENDER HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH.  THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE.  EITHER PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY THE OTHER.

10.9        Headings/Exhibits.  The Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.  The Exhibits attached hereto, are hereby incorporated  by reference as a part of the Agreement with the same force and effect as if set forth in the body hereof.

10.10      Severability.  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

10.11      Preferences.  Upon the occurrence and continuance of an Event of Default, Lender shall have the continuing and exclusive right to apply any and all payments by Borrower to any portion of the Debt.  To the extent Borrower makes a payment to Lender, or Lender receives proceeds of any collateral, which is in whole or in part subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Debt or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.  This provision shall survive the expiration or termination of this Agreement and the repayment of the Debt.

10.12      Waiver of Notice.  Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or any other Loan Document specifically and expressly requires the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice.  Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which no Loan Document specifically and expressly requires the giving of notice by Lender to Borrower.

10.13      Remedies of Borrower.  If a claim or adjudication is made that Lender or any of its agents, including Servicer, has acted unreasonably or unreasonably delayed acting in any case where by law or under any Loan Document, Lender or any such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents, including Servicer, shall be liable for any monetary damages, and Borrower’s sole remedy shall be to commence an action seeking injunctive relief or declaratory judgment.  Any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.  Borrower specifically waives any claim against Lender and its agents, including Servicer, with respect to actions taken by Lender or its agents on Borrower’s behalf.

10.14      Prior Agreements.  This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements, understandings and negotiations among or between such parties, whether oral or written, are superseded by the terms of this Agreement and the other Loan Documents.

10.15      Offsets, Counterclaims and Defenses.  Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against Borrower by Lender or its agents, including Servicer, or otherwise offset any obligations to make payments required under the Loan Documents.  Any assignee of Lender’s interest in and to the Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which Borrower may otherwise have (including with respect to any future funding obligation, if any, or any default or dispute relating thereto) against any assignor of such documents, and no such offset, counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents, and any such right to interpose or assert any such offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

10.16      Publicity.  All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public, which refers to the Loan Documents, the Loan, Lender or any member of the Citigroup Group, a Loan purchaser, the Servicer or the trustee in a Secondary Market Transaction, shall be subject to the prior written approval of Lender; provided however, that Lender’s consent shall not be required by Borrower, Borrower’s Affiliates, or any broker dealer or investor representative related to the marketing or sale of any investment fund or investment trust managed by Borrower’s Affiliates which disclosure is required under the Securities Act of 1933 or 1934 or to any potential purchaser of an interest in the Property.  Lender shall have the right to issue any of the foregoing without Borrower’s approval.

10.17      No Usury.  Borrower and Lender intend at all times to comply with applicable state law or applicable United States federal law (to the extent that it permits Lender to contract for, charge, take, reserve or receive a greater amount of interest than under state law) and that this Section 10.17 shall control every other agreement in the Loan Documents.  If the applicable law (state or federal) is ever judicially interpreted so as to render usurious any amount called for under the Note or any other Loan Document, or contracted for, charged, taken, reserved or received with respect to the Debt, or if Lender’s exercise of the option to accelerate the maturity of the Loan or any prepayment by Borrower results in Borrower having paid any interest in excess of that permitted by applicable law, then it is Borrower’s and Lender’s express intent that all excess amounts theretofore collected by Lender shall be credited against the unpaid Principal and all other Debt (or, if the Debt has been or would thereby be paid in full, refunded to Borrower), and the provisions of the Loan Documents immediately be deemed reformed and the amounts thereafter collectible thereunder reduced, without the necessity of the execution of any new document, so as to comply with applicable law, but so as to permit the recovery of the fullest amount otherwise called for thereunder.  All sums paid or agreed to be paid to Lender for the use, forbearance or detention of the Loan shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Debt does not exceed the maximum lawful rate from time to time in effect and applicable to the Debt for so long as the Debt is outstanding.  Notwithstanding anything to the contrary contained in any Loan Document, it is not the intention of Lender to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

10.18      Conflict; Construction of Documents.  In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control.  The parties hereto acknowledge that each is represented by separate counsel in connection with the negotiation and drafting of the Loan Documents and that the Loan Documents shall not be subject to the principle of construing their meaning against the party that drafted them.

10.19      No Third Party Beneficiaries.  The Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in any Loan Document shall be deemed to confer upon anyone other than the Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained therein.

10.20      Spread Maintenance Premium.  Borrower acknowledges that (a) Lender is making the Loan in consideration of the receipt by Lender of all interest and other benefits intended to be conferred by the Loan Documents and (b) if payments of Principal are made to Lender prior to June 14, 2008, for any reason whatsoever, whether voluntary, as a result of Lender’s acceleration of the Loan after an Event of Default, by operation of law or otherwise, Lender will not receive all such interest and other benefits and may, in addition, incur costs.  For these reasons, and to induce Lender to make the Loan, Borrower agrees that, except as expressly provided in Section 2.2.5, Section 2.3.2, Section 2.3.4 and Section 7.4.2 of this Agreement, all prepayments, if any, whether voluntary or involuntary, will be accompanied by the Spread Maintenance Premium.  Such Spread Maintenance Premium shall be required whether payment is made by Borrower, by a Person on behalf of Borrower, or by the purchaser at any foreclosure sale, and may be included in any bid by Lender at such sale.  Borrower further acknowledges that (A) it is a knowledgeable real estate developer and/or investor; (B) it fully understands the effect of the provisions of this Section 10.20, as well as the other provisions of the Loan Documents; (C) the making of the Loan by Lender at the Interest Rate and other terms set forth in the Loan Documents are sufficient consideration for Borrower’s obligation to pay a Spread Maintenance Premium (if required); and (D) Lender would not make the Loan on the terms set forth herein without the inclusion of such provisions.  Borrower also acknowledges that the provisions of this Agreement limiting the right of prepayment and providing for the payment of the Spread Maintenance Premium and other charges specified herein were independently negotiated and bargained for, and constitute a specific material part of the consideration given by Borrower to Lender for the making of the Loan except as expressly permitted hereunder.

10.21      Assignment.  The Loan, the Note, the Loan Documents and/or Lender’s rights, title, obligations and interests therein may be assigned by Lender and any of its successors and assigns to any Person at any time in its discretion, in whole or in part, whether by operation of law (pursuant to a merger or other successor in interest) or otherwise.  Upon such assignment, all references to Lender in this Agreement and in any Loan Document shall be deemed to refer to such assignee or successor in interest and such assignee or successor in interest shall thereafter stand in the place of Lender.  Borrower may not assign its rights, title, interests or obligations under this Agreement or under any of the Loan Documents.

10.22      Borrower’s Designee.  Borrower hereby authorizes, designates and directs Borrower’s Designee to give Lender directions of any kind, to take the actions or make such deliveries specified herein to be taken or delivered by Borrower’s Designee (including under Sections 5.11, 6.3 and 9.1, and including with respect to any requisitions from any reserve accounts under Article 3) and to give and receive notices of any kind on behalf of Borrower under this Agreement or any of the other Loan Documents.  Any notice given by Lender to Borrower’s Designee shall be deemed to have been given to each and every Borrower.

10.23      Intentionally Omitted.

10.24      Set-Off.  In addition to any rights and remedies of Lender provided by this Agreement and by law, Lender shall have the right, without prior notice to Borrower, any such notice being expressly waived by Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Lender or any Affiliate thereof to or for the credit or the account of Borrower.  Lender agrees promptly to notify Borrower after any such set-off and application made by Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

10.25      Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

BEHRINGER HARVARD SANTA CLARA LP,
a Delaware limited partnership

By:	BEHRINGER HARVARD SANTA CLARA GP, LLC, a Delaware limited liability company

By:
Name:
Title:

LENDER:

CITIGROUP GLOBAL MARKETS REALTY CORP., a New York corporation

By:
Name:
Title:

Schedule 1

1-1

Schedule 2

Required Repairs

Schedule 3

Exceptions to Representations and Warranties

1.             Title and rights of use / access representations and warranties with respect to the Property expressly except any rights of use of the portion of the Property described in that certain unrecorded Groundwater Monitoring Well Sale and Access Agreement Language, dated as of January 11, 2006, between Sobrato Development Companies (predecessor-in-interest to Borrower) and Pharmacia Corporation, if any, as Pharmacia may have under such unrecorded instrument.

3-1

Schedule 4

Organization of Borrower

4-1

Schedule 5

Definition of Special Purpose Bankruptcy Remote Entity

A “Special Purpose Bankruptcy Remote Entity” means (x) a limited liability company that is a Single Member Bankruptcy Remote LLC, or (y) a corporation, limited partnership or limited liability company which at all times since its formation and at all times thereafter (i) was and will be organized solely for the purpose of (A) owning or leasing the Property or (B) acting as a general partner of the limited partnership that owns or leases the Property or member of the limited liability company that owns or leases the Property; (ii) has not engaged and will not engage in any business unrelated to (A) the ownership or leasing of the Property, (B) acting as general partner of the limited partnership that owns or leases the Property or (C) acting as a member of the limited liability company that owns or leases the Property, as applicable; (iii) has not had and will not have any assets other than those related to the Property or its partnership or member interest in the limited partnership or limited liability company that owns or leases the Property, as applicable; (iv) has not engaged, sought or consented to and will not engage in, seek or consent to any (A) dissolution, winding up, liquidation, consolidation, merger, asset sale (except as expressly permitted by this Agreement), transfer of partnership or membership interests or the like, or (B) amendment of its limited partnership agreement, articles of incorporation, articles of organization, certificate of formation or operating agreement (as applicable); (v) if such entity is a limited partnership, has and will have, as its only general partners, Special Purpose Bankruptcy Remote Entities that are corporations or that are Single Member Bankruptcy Remote LLC’s; (vi) if such entity is a corporation or a Single Member Bankruptcy Remote LLC, has and will have at least one Independent Director, and has not caused or allowed and will not cause or allow the board of directors or board of managers, as applicable, of such entity to take any action requiring the unanimous affirmative vote of one hundred percent (100%) of the members of its board of directors or board of managers, as applicable, unless all of the directors or managers, as applicable, and all Independent Directors shall have participated in such vote; (vii) if such entity is a limited liability company, has and will have at least one member that has been and will be a Special Purpose Bankruptcy Remote Entity that has been and will be a corporation or a Single Member Bankruptcy Remote LLC and such corporation or such Single Member Bankruptcy Remote LLC is the managing member of such limited liability company; (viii) if such entity is a limited liability company with more than one member, has and will have articles of organization, a certificate of formation and/or an operating agreement, as applicable, providing that (A) such entity will dissolve only upon the bankruptcy of the managing member, (B) the vote of a majority-in-interest of the remaining members is sufficient to continue the life of the limited liability company in the event of such bankruptcy of the managing member and (C) if the vote of a majority-in-interest of the remaining members to continue the life of the limited liability company following the bankruptcy of the managing member is not obtained, the limited liability company may not liquidate the Property without the consent of the applicable Rating Agencies for as long as the Loan is outstanding; (ix) has not, and without the unanimous consent of all of its partners, directors or members (including all Independent Directors), as applicable, will not, with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial ownership interest (A) file a bankruptcy, insolvency or reorganization petition or otherwise institute insolvency proceedings or otherwise seek any relief under any laws relating to the relief from

5-1

debts or the protection of debtors generally, (B) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for such entity or for all or any portion of such entity’s properties, (C) make any assignment for the benefit of such entity’s creditors or (D) take any action that might cause such entity to become insolvent; (x) has remained and will remain solvent and has maintained and will maintain adequate capital in light of its contemplated business operations; (xi) has not failed and will not fail to correct any known misunderstanding regarding the separate identity of such entity; (xii) has maintained and will maintain its accounts, books and records separate from any other Person; provided, however, that the financial statements of such Person may be included in the consolidated financial statements of another Person in accordance with GAAP, provided that in each case, such financial statements identify such Person as a separate member of such consolidated group and include an express statement to the effect that the assets of such Person are not available to satisfy the claims of creditors of such other Person, and will file its own tax returns; provided, however, that if such entity is a so-called “disregarded entity” under applicable law for tax purposes, and such entity is required or permitted to be included in a consolidated return of another entity, then such entity may be included in the consolidated return of such other entity; (xiii) has maintained and will maintain its books, records, resolutions and agreements as official records; (xiv) has not commingled and will not commingle its funds or assets with those of any other Person; (xv) has held and will hold its assets in its own name; (xvi) has conducted and will conduct its business in its name or under the trade name of the Property, (xvii) subject to the proviso in clause (xii) above, has maintained and will maintain its financial statements, accounting records and other entity documents separate from any other Person; (xviii) has paid and will pay its own liabilities, including the salaries of its own employees, out of its own funds and assets; (xix) has observed and will observe all partnership, corporate or limited liability company formalities, as applicable; (xx) subject to sub clause (xxx) below, has maintained and will maintain an arm’s-length relationship with its Affiliates; (xxi) (a) if such entity owns the Property, has and will have no indebtedness other than the Loan and Permitted Indebtedness (subject to the provisions of Section 5.22 of this Agreement), or (b) if such entity acts as the general partner of a limited partnership which owns the Property, has and will have no indebtedness (in addition to such liability as it has by virtue of its status as general partner) other than unsecured trade payables in the ordinary course of business relating to acting as general partner of the limited partnership which owns the Property which (1) do not exceed, at any time, $10,000 and (2) are paid within thirty (30) days of the date incurred, or (c) if such entity acts as a managing member of a limited liability company which owns the Property, has and will have no indebtedness other than unsecured trade payables in the ordinary course of business relating to acting as a member of the limited liability company which owns the Property which (1) do not exceed, at any time, $10,000 and (2) are paid within thirty (30) days of the date incurred; (xxii) except, if applicable, by virtue of its status as a general partner, has not and will not assume or guarantee or become obligated for the debts of any other Person or hold out its credit as being available to satisfy the obligations of any other Person except for the Loan; (xxiii) has not and will not acquire obligations or securities of its partners, members or shareholders; (xxiv) has allocated and will allocate fairly and reasonably shared expenses, including shared office space, and uses separate stationery, invoices and checks; (xxv) except in connection with the Loan, has not pledged and will not pledge its assets for the benefit of any other Person; (xxvi) has held itself out and identified itself and will hold itself out and identify itself as a separate and distinct entity under its own name and not as a division or part of any other Person; (xxvii) has maintained and will maintain its assets

5-2

in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person; (xxviii) has not made and will not make loans to any Person; (xxix) has not identified and will not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it; (xxx) except for the Management Agreement, has not entered into or been a party to, and will not enter into or be a party to, any transaction with its partners, members, shareholders or Affiliates except in the ordinary course of its business and on terms which are intrinsically fair and are no less favorable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party; (xxxi) has and will have no obligation to indemnify its partners, officers, directors, members or Special Members, as the case may be, or has such an obligation that is fully subordinated to the Debt and will not constitute a claim against it if cash flow in excess of the amount required to pay the Debt is insufficient to pay such obligation; and (xxxii) to the fullest extent permitted under applicable law, will consider the interests of its creditors in connection with all corporate, partnership or limited liability actions, as applicable.

“Independent Director” means (x) in the case of a Single Member Bankruptcy Remote LLC:  a natural person selected by Borrower and reasonably satisfactory to Lender who shall not have been at the time of such individual’s appointment as an Independent Director of the Single Member Bankruptcy Remote LLC, does not thereafter become while serving as an Independent Director (except pursuant to an express provision in the Single Member Bankruptcy Remote LLC’s limited liability company agreement providing for the Independent Director to become a Special Member (defined below) upon the sole member of such Single Member Bankruptcy Remote LLC ceasing to be a member in such Single Member Bankruptcy Remote LLC) and shall not have been at any time during the preceding five years (i) a shareholder/partner/member of, or an officer or employee of, Borrower or any of its shareholders, subsidiaries or Affiliates, (ii) a director of any shareholder, subsidiary or Affiliate of Borrower, (iii) a customer of, or supplier to, Borrower or any of its shareholders, subsidiaries or Affiliates, (iv) a Person who Controls any such shareholder, supplier or customer, or (v) a member of the immediate family of any such shareholder/ director/partner/member, officer, employee, supplier or customer or of any director of Borrower (other than as an Independent Director); and (y) in the case of a corporation, an individual selected by Borrower and reasonably satisfactory to Lender who shall not have been at the time of such individual’s appointment as a director, does not thereafter become while serving as an Independent Director and shall not have been at any time during the preceding five years (i) a shareholder/partner/member of, or an officer, employee, consultant, agent or advisor of, Borrower or any of its shareholders, subsidiaries, members or Affiliates, (ii) a director of any shareholder, subsidiary, member, or Affiliate of Borrower other than Borrower’s general partner or managing member, (iii) a customer of, or supplier to, Borrower or any of its shareholders, subsidiaries or Affiliates that derives more than ten percent (10%) of its purchases or income from its activities with Borrower or any Affiliate of Borrower, (iv) a Person who Controls any such shareholder, supplier or customer, or (v) a member of the immediate family (including a grandchild or sibling) of any such shareholder/director/partner/member, officer, employee, supplier or customer or of any other director of Borrower’s general partner or managing member.  A natural person who otherwise satisfies the foregoing definition of Independent Director except for being the independent director, manager or special member of a “special purpose entity” affiliated with the Borrower that does not own a direct or indirect equity interest in the Borrower shall not be disqualified from serving as an Independent Director if such individual is at the time of initial appointment, or at any time while serving as an Independent

5-3

Director, an Independent Director of a “special purpose entity” affiliated with the Borrower (other than any entity that owns a direct or indirect equity interest in the Borrower).

“Single Member Bankruptcy Remote LLC” means a limited liability company organized under the laws of the State of Delaware which at all times since its formation and at all times thereafter (i) complies with the following clauses of the definition of Special Purpose Bankruptcy Remote Entity above:  (i), (ii), (iii), (iv), (ix), (x), (xi) and (xiii) through (xxxii); (ii) has maintained and will maintain its accounts, books and records separate from any other person; (iii) has and will have an operating agreement which provides that the business and affairs of such Single Member Bankruptcy Remote LLC shall be managed by its sole member (the “Sole Member”), and at all times there shall be at least one duly appointed Independent Director, and the Sole Member will not, without the written consent of its Independent Director (1) take any action affecting its status as a “Special Purpose Bankruptcy Remote Entity” (as set forth in this Schedule 5) or (2) take any other “Material Action” (which for purposes hereof means any action to consolidate or merge such Single Member Bankruptcy Remote LLC with or into any Person, or sell all or substantially all of the assets of such Single Member Bankruptcy Remote LLC other than in connection with a payment in full of the Loan in accordance with the terms of the Loan Documents, or to institute proceedings to have such Single Member Bankruptcy Remote LLC be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against such Single Member Bankruptcy Remote LLC or file a petition seeking, or consent to, reorganization or relief with respect to such Single Member Bankruptcy Remote LLC under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of such Single Member Bankruptcy Remote LLC or a substantial part of its property, or make any assignment for the benefit of creditors of such Single Member Bankruptcy Remote LLC, or admit in writing such Single Member Bankruptcy Remote LLC’s inability to pay its debts generally as they become due, or take action in furtherance of any such action, or, to the fullest extent permitted by law,  dissolve or liquidate such Single Member Bankruptcy Remote LLC); (iv)  has and will have an operating agreement which provides that, as long as any portion of the Debt remains outstanding, (A) upon the occurrence of any event that causes Sole Member to cease to be a member of such Single Member Bankruptcy Remote LLC (other than (x) upon an assignment by Sole Member of all of its limited liability company interest in such Single Member Bankruptcy Remote LLC and the admission of the transferee, if permitted pursuant to the organizational documents of such Single Member Bankruptcy Remote LLC and the Loan Documents, or (y) the resignation of Sole Member and the admission of an additional member of such Single Member Bankruptcy Remote LLC, if permitted pursuant to the organizational documents of such Single Member Bankruptcy Remote LLC and the Loan Documents), the person acting as an Independent Director of such Single Member Bankruptcy Remote LLC shall, without any action of any Person and simultaneously with Sole Member ceasing to be a member of such Single Member Bankruptcy Remote LLC, automatically be admitted as the sole member of such Single Member Bankruptcy Remote LLC (the “Special Member”) and shall preserve and continue the existence of such Single Member Bankruptcy Remote LLC without dissolution, (B) no Special Member may resign or transfer its rights as Special Member unless (x) a successor Special Member has been admitted to such Single Member Bankruptcy Remote LLC as a Special Member, and (y) such successor Special Member has also accepted its appointment as an Independent Director and (C) except as expressly permitted pursuant to the terms of this Agreement, Sole Member may not resign and no additional member shall be admitted to such Single Member Bankruptcy Remote

5-4

LLC; (v) has and will have an operating agreement which provides that, as long as any portion of the Debt remains outstanding, (A) such Single Member Bankruptcy Remote LLC shall be dissolved, and its affairs shall be would up only upon the first to occur of the following: (x) the termination of the legal existence of the last remaining member of such Single Member Bankruptcy Remote LLC or the occurrence of any other event which terminates the continued membership of the last remaining member of such Single Member Bankruptcy Remote LLC in such Single Member Bankruptcy Remote LLC unless the business of such Single Member Bankruptcy Remote LLC is continued in a manner permitted by its operating agreement or the Delaware Limited Liability Company Act (the “Act”) or (y) the entry of a decree of judicial dissolution under Section 18-802 of the Act; (B) upon the occurrence of any event that causes the last remaining member of such Single Member Bankruptcy Remote LLC to cease to be a member of such Single Member Bankruptcy Remote LLC or that causes Sole Member to cease to be a member of such Single Member Bankruptcy Remote LLC (other than (x) upon an assignment by Sole Member of all of its limited liability company interest in such Single Member Bankruptcy Remote LLC and the admission of the transferee, if permitted pursuant to the organizational documents of such Single Member Bankruptcy Remote LLC and the Loan Documents, or (y) the resignation of Sole Member and the admission of an additional member of such Single Member Bankruptcy Remote LLC, if permitted pursuant to the organizational documents of such Single Member Bankruptcy Remote LLC and the Loan Documents), to the fullest extent permitted by law, the personal representative of such member shall be authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such member in such Single Member Bankruptcy Remote LLC, agree in writing to continue the existence of such Single Member Bankruptcy Remote LLC and to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of such Single Member Bankruptcy Remote LLC, effective as of the occurrence of the event that terminated the continued membership of such member in such Single Member Bankruptcy Remote LLC; (C) the bankruptcy of Sole Member or a Special Member shall not cause such member or Special Member, respectively, to cease to be a member of such Single Member Bankruptcy Remote LLC and upon the occurrence of such an event, the business of such Single Member Bankruptcy Remote LLC shall continue without dissolution; (D) in the event of dissolution of such Single Member Bankruptcy Remote LLC, such Single Member Bankruptcy Remote LLC shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of such Single Member Bankruptcy Remote LLC in an orderly manner), and the assets of such Single Member Bankruptcy Remote LLC shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act; and (E) to the fullest extent permitted by law, each of Sole Member and the Special Member shall irrevocably waive any right or power that they might have to cause such Single Member Bankruptcy Remote LLC or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of such Single Member Bankruptcy Remote LLC, to compel any sale of all or any portion of the assets of such Single Member Bankruptcy Remote LLC pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of such Single Member Bankruptcy Remote LLC.

5-5

Schedule 8

Rent Roll

(See Attached)

8-1

Exhibit A

Out-Parcel

(See Attached)

8-1